                                                                  EXHIBIT 10.4.2


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                              Amended and Restated
                                Credit Agreement


                                      among


                                   VANS, INC.


                                       and


                              BANK OF AMERICA, N.A.
                                    as Agent,
                                       and
                         Letter of Credit Issuing Lender


                                       and


                               The Other Financial
                           Institutions Listed Herein


                           Dated as of April 12, 2000


                         Banc of America Securities LLC,
                                       as
                    Sole Lead Arranger and Sole Book Manager




                             [BANK OF AMERICA LOGO]



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                                TABLE OF CONTENTS

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
ARTICLE I     DEFINITIONS....................................................................1

     1.01     Certain Defined Terms..........................................................1

     1.02     Other Interpretive Provisions.................................................23

     1.03     Accounting Principles.........................................................24

ARTICLE II    THE CREDITS...................................................................24

     2.01     Amounts and Terms of Commitments..............................................24

     2.02     Register; Notes...............................................................28

     2.03     Procedure for Borrowing.......................................................30

     2.04     Conversion and Continuation Elections.........................................31

     2.05     Voluntary Termination or Reduction of Commitments.............................32

     2.06     Optional Prepayments..........................................................32

     2.07     Repayment.....................................................................33

     2.08     Interest......................................................................33

     2.09     Fees..........................................................................34

     2.10     Computation of Fees and Interest..............................................36

     2.11     Payments by the Company.......................................................36

     2.12     Payments by the Lenders to the Agent..........................................37

     2.13     Sharing of Payments, Etc......................................................37

     2.14     Subsidiary Guaranty...........................................................38

ARTICLE III   THE LETTERS OF CREDIT.........................................................38

     3.01     The Letter of Credit Subfacility..............................................38

     3.02     Issuance, Amendment and Renewal of Letters of Credit..........................40

     3.03     Risk Participations, Drawings and Reimbursements..............................41

     3.04     Repayment of Participations...................................................43

     3.05     Role of the Issuing Lender....................................................43

     3.06     Obligations Absolute..........................................................44

     3.07     Cash Collateral Pledge........................................................45

     3.08     Letter of Credit Fees.........................................................45

     3.09     Uniform Customs and Practice..................................................46

     3.10     Mandatory Prepayments of L/C Obligations......................................46
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
ARTICLE IV    TAXES, YIELD PROTECTION AND ILLEGALITY........................................46

     4.01     Taxes.........................................................................46

     4.02     Illegality....................................................................47

     4.03     Increased Costs and Reduction of Return.......................................48

     4.04     Funding Losses................................................................49

     4.05     Inability to Determine Rates..................................................49

     4.06     Certificates of Lenders.......................................................50

     4.07     Substitution of Lenders.......................................................50

     4.08     Survival......................................................................50

ARTICLE V     CONDITIONS PRECEDENT..........................................................50

     5.01     Conditions of Initial Credit Extensions.......................................50

     5.02     Conditions to All Credit Extensions...........................................52

     5.03     Conditions to Effective Date..................................................53

ARTICLE VI    REPRESENTATIONS AND WARRANTIES................................................53

     6.01     Corporate Existence and Power.................................................53

     6.02     Corporate Authorization; No Contravention.....................................54

     6.03     Governmental Authorization....................................................54

     6.04     Binding Effect................................................................54

     6.05     Litigation....................................................................54

     6.06     No Default....................................................................55

     6.07     ERISA Compliance..............................................................55

     6.08     Use of Proceeds; Margin Regulations...........................................55

     6.09     Title to Properties...........................................................56

     6.10     Taxes.........................................................................56

     6.11     Financial Condition...........................................................56

     6.12     Environmental Matters.........................................................56

     6.13     Regulated Entities............................................................57

     6.14     No Burdensome Restrictions....................................................57

     6.15     Copyrights, Patents, Trademarks and Licenses, etc.............................58

     6.16     Subsidiaries..................................................................58

     6.17     Insurance.....................................................................58

     6.18     Solvency......................................................................58

     6.19     Full Disclosure...............................................................58

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
     6.20     Year 2000 Compliance..........................................................59

     6.21     Certain Obligations...........................................................59

ARTICLE VII   AFFIRMATIVE COVENANTS.........................................................59

     7.01     Financial Statements..........................................................59

     7.02     Certificates; Other Information...............................................60

     7.03     Notices.......................................................................61

     7.04     Preservation of Corporate Existence, Etc......................................62

     7.05     Maintenance of Non-Inventory Property.........................................63

     7.06     Insurance.....................................................................63

     7.07     Payment of Obligations........................................................63

     7.08     Compliance with Laws..........................................................63

     7.09     Compliance with ERISA.........................................................64

     7.10     Inspection of Property and Books and Records..................................64

     7.11     Environmental Laws............................................................64

     7.12     Use of Proceeds...............................................................64

     7.13     Further Assurances............................................................65

     7.14     Additional Subsidiary Guarantors..............................................65

ARTICLE VIII  NEGATIVE COVENANTS............................................................65

     8.01     Liens and Related Matters.....................................................66

     8.02     Disposition of Assets.........................................................67

     8.03     Consolidations and Mergers....................................................68

     8.04     Loans, Investments and Acquisitions...........................................69

     8.05     Limitation on Indebtedness....................................................69

     8.06     Transactions with Affiliates..................................................70

     8.07     Use of Proceeds...............................................................70

     8.08     Contingent Obligations........................................................71

     8.09     Sale and Leaseback Transactions...............................................72

     8.10     No Restrictions on Subsidiary Distributions...................................72

     8.11     Restricted Payments...........................................................72

     8.12     Financial Covenants...........................................................73

     8.13     ERISA.........................................................................75

     8.14     Change in Business............................................................75

     8.15     Accounting Changes............................................................75
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
ARTICLE IX    EVENTS OF DEFAULT.............................................................75

     9.01     Event of Default..............................................................75

     9.02     Remedies......................................................................78

     9.03     Rights Not Exclusive..........................................................78

ARTICLE X     THE AGENT.....................................................................79

    10.01     Appointment and Authorization; "Agent"........................................79

    10.02     Delegation of Duties..........................................................79

    10.03     Liability of Agent............................................................79

    10.04     Reliance by Agent.............................................................80

    10.05     Notice of Default.............................................................80

    10.06     Credit Decision...............................................................81

    10.07     Indemnification of Agent......................................................81

    10.08     Agent in Individual Capacity..................................................81

    10.09     Successor Agent...............................................................82

    10.10     Withholding Tax...............................................................82

    10.11     Lead Arrangers; Book Managers.................................................83

ARTICLE XI    MISCELLANEOUS.................................................................84

    11.01     Amendments and Waivers........................................................84

    11.02     Notices.......................................................................85

    11.03     No Waiver; Cumulative Remedies................................................85

    11.04     Costs and Expenses............................................................86

    11.05     Company Indemnification.......................................................86

    11.06     Payments Set Aside............................................................87

    11.07     Successors and Assigns........................................................88

    11.08     Assignments, Participations, etc..............................................88

    11.09     Confidentiality...............................................................90

    11.10     Set-off.......................................................................90

    11.11     Automatic Debits of Fees......................................................91

    11.12     Notification of Addresses, Lending Offices, Etc...............................91

    11.13     Counterparts..................................................................91

    11.14     Severability..................................................................91

    11.15     No Third Parties Benefited....................................................91

    11.16     Governing Law and Jurisdiction................................................91

    11.17     Waiver of Jury Trial..........................................................92

    11.18     Entire Agreement..............................................................92

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                          SCHEDULES

Schedule I           Lenders

Schedule 1.01        Determination of Applicable Margin and Commitment Fee Rate

Schedule 2.01        Commitments and Pro Rata Shares

Schedule 6.05        Litigation

Schedule 6.16        Subsidiaries and Minority Interests

Schedule 8.01        Permitted Liens

Schedule 8.05        Permitted Indebtedness

Schedule 8.08        Contingent Obligations

Schedule 11.02       Lending Offices; Addresses for Notices


                          EXHIBITS

Exhibit A            Form of Notice of Borrowing

Exhibit B            Form of Notice of Conversion/Continuation

Exhibit C            Form of Compliance Certificate

Exhibit D            Form of Term Note

Exhibit E            Form of Swing Line Note

Exhibit F            Form of Revolving Note

Exhibit G            Form of Subsidiary Guaranty

Exhibit H            Form of Assignment and Acceptance

Exhibit I            Form of Legal Opinion of General Counsel

Exhibit J            Form of Delayed Draw Certificate

Exhibit K            Company Investment Policy



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

                              AMENDED AND RESTATED
                                CREDIT AGREEMENT

     This AMENDED AND RESTATED CREDIT AGREEMENT is entered into as of April 12, 2000, among Vans, Inc., a Delaware corporation (the "Company"), the several financial institutions listed on Schedule I attached hereto (collectively, the "Lenders"; individually, a "Lender"), and Bank of America, N.A., as a letter of credit issuing lender, swing line lender and as agent for the Lenders.

     WHEREAS, pursuant to the Credit Agreement dated as of July 13, 1999 among the Company, the financial institutions party thereto, and Bank of America, N.A. (formerly known as Bank of America National Trust and Savings Association), as letter of credit issuing lender, swing line lender and as agent for such financial institutions (the "Original Credit Agreement"), the Lenders agreed to make available to the Company term loans and a revolving credit facility with letter of credit subfacility upon the terms and conditions set forth in Original Credit Agreement;

     WHEREAS, each party to the Original Credit Agreement and California Federal Bank, A Federal Savings Bank (the "New Lender"), have entered into that certain Amendment Agreement to Original Credit Agreement dated as of April 12, 2000 (the "Amendment Agreement"), pursuant to which the Original Credit Agreement has been amended and restated in its entirety as set forth herein;

     NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties agree as follows:

                                   ARTICLE I

                                   DEFINITIONS

     1.01 Certain Defined Terms. The following terms have the following meanings:

          "Acquisition" means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition of in excess of 50% of the capital stock, partnership interests, membership interests or equity of any Person, or otherwise causing any Person to become a Subsidiary, or (c) a merger or consolidation or any other combination with another Person (other than a Person that is a Subsidiary) provided that the Company or a Wholly-Owned Subsidiary that is a Subsidiary Guarantor is the surviving entity.

          "Affiliate" means, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the other Person, whether through the ownership of voting securities, membership interests, by contract, or otherwise.

          "Agent" means Bank of America in its capacity as agent for the Lenders hereunder, and any successor Agent arising under Section 10.09.

          "Agent-Related Persons" means Bank of America and any successor agent arising under Section 10.09 and any successor to Bank of America in its capacity as a letter of credit issuing lender hereunder, together with their respective Affiliates (including, in the case of Bank of America, the Arranger), and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

          "Agent's Payment Office" means the address for payments set forth on
     Schedule 11.02 or such other address as the Agent may from time to time specify.

          "Agreement" means this Amended and Restated Credit Agreement, as it may be amended, supplemented or otherwise modified from time to time.

          "Amendment Agreement" shall have the meaning assigned to that term in the Recitals.

          "Arranger" means Banc of America Securities LLC, in its capacity as sole lead arranger and sole book manager.

          "Assignee" has the meaning specified in subsection 11.08(a).

          "Assignment and Acceptance" has the meaning specified in subsection 11.08(a).

          "Attorney Costs" means and includes all reasonable fees and disbursements of any law firm or other external counsel, and the allocated cost of internal legal services and all disbursements of internal counsel, without duplication.

          "Bank of America" means Bank of America, N.A., a national banking association.

          "Bankruptcy Code" means the Federal Bankruptcy Reform Act of 1978 (11 U.S.C.ss.101, et seq.).

          "Base Rate" means, for any day, the higher of: (a) 0.50% per annum above the latest Federal Funds Rate; and (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its "reference rate." (The "reference rate" is a rate set by Bank of America based upon various factors including Bank of America's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.) Any change in the reference rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

          "Base Rate Loan" means a Loan that bears interest based on the Base Rate.




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          "Base Rate Margin" means the applicable rate per annum determined in accordance with Schedule 1.01 attached hereto.

          "Batavia Property" has the meaning specified in subsection 5.01(h).

          "Borrowing" means a borrowing hereunder consisting of Loans of the same Type made to the Company on the same day by the Lenders under Article II, and, other than in the case of Base Rate Loans, having the same Interest Period.

          "Borrowing Date" means any date on which a Borrowing occurs under
     Section 2.03.

          "BNP" means Banque Nationale de Paris.

          "Business Day" means any day other than a Saturday, Sunday or other day on which commercial banks in New York or California are authorized or required by law to close and, if the applicable Business Day relates to any LIBOR Rate Loan, means such a day on which dealings are carried on in the applicable offshore dollar interbank market.

          "Capital Adequacy Regulation" means any guideline, request or directive of any central bank or other Governmental Authority, or any other law, rule or regulation, whether or not having the force of law, in each case, regarding capital adequacy of any bank or of any corporation controlling a bank.

          "Cash Collateralize" means to pledge and deposit with or deliver to the Agent, for the benefit of the Agent, the Issuing Lenders and the Lenders, as collateral for the L/C Obligations, cash or deposit account balances pursuant to documentation in form and substance reasonably satisfactory to the Agent and the Issuing Lenders (which documents are hereby consented to by the Lenders). Derivatives of such term shall have corresponding meaning. The Company hereby grants the Agent, for the benefit of the Agent, the Issuing Lenders and the Lenders, a security interest in all such cash and deposit account balances. Cash collateral shall be maintained in blocked, non-interest bearing deposit accounts at Bank of America.

          "Change of Control" means any of (a) the acquisition by any "person" or "group" (as such terms are used in sections 13(d) and 14(d) of the Exchange Act) at any time of beneficial ownership of thirty percent (30%) or more of the outstanding capital stock of the Company on a fully-diluted basis, or (b) the failure of individuals who are members of the board of directors of the Company on the Closing Date (together with any new or replacement directors whose initial nomination for election was approved by a majority of the directors who were either directors on the Closing Date or previously so approved) to constitute a majority of the board of directors of the Company.

          "Closing" means the time at which all conditions precedent set forth in Section 5.01 are satisfied or waived (or, in the case of subsection 5.01(e), waived by the Person entitled to receive such payment).

          "Closing Date" means July 13, 1999.


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

          "Closing Date Term Loans" means the Term Loans made on the Closing Date pursuant to subsection 2.01(a).

          "Code" means the Internal Revenue Code of 1986, and regulations promulgated thereunder.

          "Commercial Letter of Credit" means any letter of credit issued for the account of the Company for the purpose of providing the primary payment mechanism through the presentation of documents for the purchase of materials, goods or services by the Company or its Subsidiaries.

          "Commitment," as to each Lender, means such Lender's Revolving Loan Commitment and/or Term Loan Commitment, and "Commitments" means such commitments of all Lenders in the aggregate.

          "Commitment Fee Rate" means (a) during the period from the Closing Date through the date the Compliance Certificate with respect to the Company's financial statements for the fiscal quarter ending on or about February 28, 2000 is delivered to the Agent pursuant to subsection 7.02(b), the greater of 0.25% per annum and the rate per annum determined in accordance with Schedule 1.01 attached hereto, and (b) thereafter the rate per annum determined in accordance with Schedule 1.01 attached hereto.

          "Compliance Certificate" means a certificate substantially in the form of Exhibit C.

          "Consolidated Adjusted Cash Flow" means, for any period, without duplication (a) Consolidated EBITDA for such period, minus (b) capital expenditures made during such period (other than capital leases and net of net proceeds of purchase money financings and net of net proceeds of Delayed Draw Term Loans made to finance capital expenditures made during such period), minus (c) income taxes paid in cash in respect of such period, minus (d) to the extent that the aggregate amount of distributions and dividends made by Van Pac, LLC and VASH, LLC to their respective members (other than the Company) pursuant to Section 8.11(e) hereof during such period exceeds $1,500,000 in the aggregate, the amount of such excess (not to be less than zero); all for the Company and its Subsidiaries on a consolidated basis determined in accordance with GAAP.

          "Consolidated Adjusted EBITDA" means, for any period, (a) EBITDA for such period for the Company and its Subsidiaries on a consolidated basis determined in accordance with GAAP, plus (b) in the case of Targets acquired by the Company and its Subsidiaries, the EBITDA of such Targets for the applicable period prior to their acquisition by the Company or a Subsidiary; provided that if the acquisition of a Target is material to the Company's business, taken as a whole, the EBITDA of such Target shall be included only if the financial statements of such Target for such applicable period prior to its acquisition by the Company or a Subsidiary have been audited by a "Big Five" accounting firm or another independent accounting firm reasonably satisfactory to the Majority Lenders; provided further that, if the acquisition of a Target is not material to


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

     the Company's business taken as a whole, the EBITDA of such Target shall be included only if the financial statements of such Target for such application period prior to its acquisition by the Company or a Subsidiary have been reviewed by a "Big Five" accounting firm or another independent accounting firm reasonably satisfactory to the Majority Lenders.

          "Consolidated EBITDA" means, for any period, EBITDA of the Company and its Subsidiaries on a consolidated basis determined in accordance with GAAP.

          "Consolidated Fixed Charges" means, for any period, (without duplication) the sum of (a) gross interest expense payable in cash during such period, and (b) scheduled principal payments during such period on Indebtedness described in clauses (a), (b), (c), (d), (e), (f) and (g) of the definition of Indebtedness, all for the Company and its Subsidiaries on a consolidated basis determined in accordance with GAAP.

          "Consolidated Funded Debt" means (without duplication) the outstanding principal amount of, and all due and payable interest on, all Indebtedness, including without limitation all outstanding Revolving Loans and Swing Line Loans, plus all obligations under standby letters of credit, including, without limitation all L/C Obligations with respect to Standby Letters of Credit (other than the Standby Letter of Credit issued on the Closing Date to back up existing commercial letters of credit issued by the Bank of the
     West) plus the value of payments that the Company or a Subsidiary is obligated to make in the future under any covenant not to compete, consulting agreements (other than consulting agreements with Persons that are not Affiliates of the seller or the Company), "earn-up" or "earn-out" agreements and other deferred payment obligations incurred in connection with any Acquisition (excluding those payments which are non-cash payments which the Company or a Subsidiary does not have the option to pay in cash) accrued in accordance with GAAP, all for the Company and its Subsidiaries, determined on a consolidated basis in accordance with GAAP.

          "Consolidated Funded Debt to Consolidated Adjusted EBITDA Ratio" means, as at the end of each fiscal quarter, the ratio of Consolidated Funded Debt as of such date to Consolidated Adjusted EBITDA for the four fiscal quarters ending on such date, for the Company and its Subsidiaries on a consolidated basis determined in accordance with GAAP.

          "Contingent Obligation" means, as to any Person, any direct or indirect liability of that Person, whether or not contingent, with or without recourse, (a) with respect to any Indebtedness, lease, dividend, letter of credit or other obligation (the "primary obligations") of another Person (the "primary obligor"), including any obligation of that Person (i) to purchase, repurchase or otherwise acquire such primary obligations or any security therefor, (ii) to advance or provide funds for the payment or discharge of any such primary obligation, or to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary


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

     obligation, or (iv) otherwise to assure or hold harmless the holder of any such primary obligation against loss in respect thereof (each, a "Guaranty Obligation"); (b) with respect to any Surety Instrument issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings or payments; (c) to purchase any materials, supplies or other property from, or to obtain the services of, another Person if the relevant contract or other related document or obligation requires that payment for such materials, supplies or other property, or for such services, shall be made regardless of whether delivery of such materials, supplies or other property is ever made or tendered, or such services are ever performed or tendered, or (d) in respect of any Swap Contract. The amount of any Contingent Obligation shall, in the case of Guaranty Obligations, be deemed equal to the stated or determinable amount of the primary obligation in respect of which such Guaranty Obligation is made or, if not stated or if indeterminable, the maximum reasonably anticipated liability in respect thereof, and in the case of other Contingent Obligations other than in respect of Swap Contracts, shall be equal to the maximum reasonably anticipated liability in respect thereof and, in the case of Contingent Obligations in respect of Swap Contracts, shall be equal to the Swap Termination Value.

          "Contractual Obligation" means, as to any Person, any provision of any security issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument, document or agreement to which such Person is a party or by which it or any of its property is bound.

          "Conversion/Continuation Date" means any date on which, under Section 2.04, the Company (a) converts Loans of one Type to another Type, or (b) continues as Loans of the same Type, but with a new Interest Period, Loans having Interest Periods expiring on such date.

          "Credit Extension" means and includes (a) the making of any Loans hereunder, and (b) the Issuance of any Letters of Credit hereunder.

          "Default" means any event or circumstance which, with the giving of notice, the lapse of time, or both, would (if not cured or otherwise remedied during such time) constitute an Event of Default.

          "Delayed Draw Term Loans" means the Term Loans made subsequent to the Closing Date and on or before the Draw Period Termination Date pursuant to subsection 2.01(b).

          "Delayed Draw Certificate" is a certificate in the form attached hereto as Exhibit J.

          "Disposition" means (a) the sale, lease, conveyance or other disposition of property, other than sales or other dispositions expressly permitted under subsection 8.02(a), and (b) the sale or transfer by the Company or any Subsidiary of the Company of any equity securities issued by such Subsidiary to any Person other than a Wholly-Owned Subsidiary of the Company.


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

          "Dollars," "dollars" and "$" each mean lawful money of the United States.

          "Domestic Subsidiary" means those Subsidiaries of the Company which are incorporated under the laws of any State of the United States, other than Subsidiaries which are Subsidiaries of Foreign Subsidiaries.

          "Draw Period Termination Date" means January 31, 2001.

          "EBITDA" means, (without duplication) with respect to any Person and with respect to any period, net income for such period, plus income tax expense for such period, plus gross interest expense for such period, plus depreciation and non-cash amortization expense for such period, plus losses on sales of fixed assets during such period, minus gains on sales of fixed assets during such period, minus any extraordinary income or gain for such period plus any non-cash extraordinary losses for such period, all determined in accordance with GAAP. For purposes of this definition, non-cash extraordinary losses means non-cash extraordinary losses attributable to the write-down in the book value of any fixed asset and all other non-cash extraordinary losses that the Majority Lenders determine do not and will not have an adverse effect on Consolidated Adjusted Cash Flow for any period occurring on or after the Closing Date.

          "Effective Amount" means (i) with respect to any Revolving Loans, Term Loans or Swing Line Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any Borrowings and prepayments or repayments of Revolving Loans, Term Loans or Swing Line Loans occurring on such date; and (ii) with respect to any outstanding L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any Issuances of Letters of Credit occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letters of Credit or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date.

          "Effective Date" means the date on or before April 14, 2000 on which this Agreement becomes effective pursuant to the terms of the Amendment Agreement.

          "Eligible Assignee" means (a) a commercial bank organized under the laws of the United States, or any state thereof, and having a combined capital and surplus of at least $100,000,000; (b) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development (the "OECD"), or a political subdivision of any such country, and having a combined capital and surplus of at least $100,000,000, provided that such bank is acting through a branch or agency located in the country in which it is organized or another country which is also a member of the OECD; (c) any other entity which is an "accredited investor" (as defined in Regulation D under the Securities Act) which extends credit or buys loans as one of its businesses, including but not limited to, insurance companies, mutual funds and lease financing companies, in each case acceptable to Bank of America and BNP, each in its capacity as an Issuing Lender; or (d) a Person that is primarily engaged in the business of commercial banking and that is (i) a Subsidiary of a Lender, (ii) a Subsidiary of a Person of which a Lender is a Subsidiary, or (iii) a Person of which a Lender is a Subsidiary; provided that no Affiliate of the Company shall be an Eligible Assignee.

          "Environmental Claims" means all claims, however asserted, by any Governmental Authority or other Person alleging potential liability or responsibility for violation of any Environmental Law, or for release or injury to the environment or threat to public health, personal injury (including sickness, disease or death), property damage, natural resources damage, or otherwise alleging liability or responsibility for damages (punitive or otherwise), cleanup, removal, remedial or response costs, restitution, civil or criminal penalties, injunctive relief, or other type of relief, resulting from or based upon the presence, placement, discharge, emission or release (including intentional and unintentional, negligent and non-negligent, sudden or non-sudden, accidental or non-accidental, placement, spills, leaks, discharges, emissions or releases) of any Hazardous Material at, in, or from property, whether or not owned by the Company.

          "Environmental Laws" means all federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authorities, in each case relating to environmental, health, safety and land use matters; including the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"), the Clean Air Act, the Federal Water Pollution Control Act of 1972, the Solid Waste Disposal Act, the Federal Resource Conservation and Recovery Act, the Toxic Substances Control Act, the Emergency Planning and Community Right-to-Know Act, the California Hazardous Waste Control Law, the California Solid Waste Management, Resource, Recovery and Recycling Act, the California Water Code and the California Health and Safety Code, and similar laws in other states.

          "ERISA" means the Employee Retirement Income Security Act of 1974, and regulations promulgated thereunder.

          "ERISA Affiliate" means any trade or business (whether or not incorporated) under common control with the Company within the meaning of
     Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

          "ERISA Event" means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Company or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations which is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Company or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which might reasonably be expected to constitute grounds under
     Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Company or any ERISA Affiliate.

          "Eurodollar Reserve Percentage" means for any day for any Interest Period the maximum reserve percentage (expressed as a decimal, rounded upward to the next 1/100th of 1%) in effect on such day (whether or not applicable to any Lender) under regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as "Eurocurrency liabilities").

          "Event of Default" means any of the events or circumstances specified in Section 9.01.

          "Exchange Act" means the Securities Exchange Act of 1934, and regulations promulgated thereunder.

          "Existing Credit Agreement" means that certain Amended and Restated Loan and Security Agreement dated as of October 31, 1997 by and between the Company and Bank of the West, as amended from time to time prior to the Closing Date.

          "Existing Letters of Credit" means the letters of credit described in
     Schedule 8.08.

          "FDIC" means the Federal Deposit Insurance Corporation, and any Governmental Authority succeeding to any of its principal functions.

          "Federal Funds Rate" means, for any day, the rate set forth in the weekly statistical release designated as H.15(519), or any successor publication, published by the Federal Reserve Bank of New York (including any such successor, "H.15(519)") on the preceding Business Day opposite the caption "Federal Funds (Effective)"; or, if for any relevant day such rate is not so published on any such preceding Business Day, the rate for such day will be the arithmetic mean as determined by the Agent of the rates for the last transaction in overnight Federal funds arranged prior to 9:00 a.m. (New York City time) on that day by each of three leading brokers of Federal funds transactions in New York City selected by the Agent.

          "Fee Letter" has the meaning specified in subsection 2.09(a).

          "Foreign Subsidiaries" means Subsidiaries of the Company which are not Domestic Subsidiaries.

          "FRB" means the Board of Governors of the Federal Reserve System, and any Governmental Authority succeeding to any of its principal functions.

          "Further Taxes" means any and all present or future taxes, levies, assessments, imposts, duties, deductions, fees, withholdings or similar charges (including, without limitation, net income taxes and franchise taxes), and all liabilities with respect thereto, imposed by any jurisdiction on account of amounts payable or paid pursuant to Section 4.01.

          "GAAP" means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination.

          "Governmental Authority" means any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

          "Guarantor" means each Subsidiary Guarantor.

          "Guaranty Obligation" has the meaning specified in the definition of "Contingent Obligation."

          "Hazardous Materials" means all those substances that are regulated by, or which may form the basis of liability under, any Environmental Law, including any substance identified under any Environmental Law as a pollutant, contaminant, hazardous waste, hazardous constituent, special waste, hazardous substance, hazardous material, or toxic substance, or petroleum or petroleum derived substance or waste.

          "Honor Date" has the meaning specified in subsection 3.03(b).

          "Hostile Acquisition" means the acquisition of the capital stock or other equity interests of a Person through a tender offer or similar solicitation of the owners of such capital stock or other equity interests which has not been approved (prior to such acquisition and which approval remains in effect) by resolutions of the Board of Directors of such Person or by similar action if such Person is not a corporation.

          "Indebtedness" of any Person means, without duplication, (a) all indebtedness for borrowed money; (b) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (other than trade payables entered into in the ordinary course of business on ordinary terms); (c) all non-contingent reimbursement or payment obligations with respect to Surety Instruments; (d) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses; (e) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to property acquired by the Person (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property); (f) all obligations with respect to capital leases; (g) all indebtedness referred to in clauses (a) through (f) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including accounts and contracts rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness; and (h) all Guaranty Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (a) through (g) above.

          "Indemnified Liabilities" has the meaning specified in Section 11.05.

          "Indemnified Person" has the meaning specified in Section 11.05.

          "Independent Auditor" has the meaning specified in subsection 7.01(a).

          "Insolvency Proceeding" means, with respect to any Person, (a) any case, action or proceeding with respect to such Person before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshalling of assets for creditors, or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors; undertaken under U.S. Federal, state or foreign law, including the Bankruptcy Code.

          "Interest Payment Date" means, as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and each date such Loan is converted into another Type of Loan and, as to any Base Rate Loan, the last Business Day of each calendar month; provided, however, that if any Interest Period for a LIBOR Rate Loan exceeds three months, the date that falls three months after the beginning of such Interest Period and after each Interest Payment Date thereafter is also an Interest Payment Date.

          "Interest Period" means, as to any LIBOR Rate Loan, the period commencing on the Borrowing Date of such Loan or on the Conversion/Continuation Date on which the Loan is converted into or continued as a LIBOR Rate Loan, and ending on the date one, two, three or six months thereafter as selected by the Company in its Notice of Borrowing or Notice of Conversion/Continuation;

          provided that:

               (i) if any Interest Period would otherwise end on a day that is not a Business Day, that Interest Period shall be extended to the following Business Day unless, in the case of a LIBOR Rate Loan, the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the preceding Business Day;

               (ii) any Interest Period pertaining to a LIBOR Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period;

               (iii) no Interest Period for any Term Loan shall extend beyond May 31, 2004 and no Interest Period for any Revolving Loan shall extend beyond the then-applicable Revolving Termination Date; and

               (iv) no Interest Period with respect to any portion of the Term Loans shall extend beyond a date on which Company is required to make a scheduled payment of principal of the Term Loans, unless the sum of (a) the aggregate principal amount of Term Loans that are Base Rate Loans plus (b) the aggregate principal amount of Term Loans that are LIBOR Rate Loans with Interest Periods expiring on or before such date equals or exceeds the principal amount required to be paid on the Term Loans on such date.

          "IRS" means the Internal Revenue Service, and any Governmental Authority succeeding to any of its principal functions under the Code.

          "Issuance Date" has the meaning specified in subsection 3.01(a).

          "Issue" means, with respect to any Letter of Credit, to issue or to extend the expiry of, or to renew or increase the amount of, such Letter of Credit; and the terms "Issued," "Issuing" and "Issuance" have corresponding meanings.

          "Issuing Lender" means (i) Bank of America or BNP in its capacity as issuer of one or more Commercial Letters of Credit hereunder, and (ii) Bank of America in its capacity as issuer of one or more Standby Letters of Credit hereunder, in each case together with any replacement letter of credit issuer arising under subsection 10.01(b) or Section 10.09.

          "Joint Venture" means a single-purpose corporation, partnership, limited liability company, joint venture or other similar legal arrangement (whether created by contract or conducted through a separate legal entity) now or hereafter formed by the Company or any of its Subsidiaries with another Person in order to conduct a common venture or enterprise with such Person.

          "L/C Advance" means each Lender's participation in any L/C Borrowing in accordance with its Pro Rata Share.

          "L/C Amendment Application" means an application form for amendment of outstanding standby or commercial documentary letters of credit as shall at any time be in use at the applicable Issuing Lender, as the applicable Issuing Lender shall request.

          "L/C Application" means an application form for issuances of Standby Letters of Credit or Commercial Letters of Credit as shall at any time be in use at the applicable Issuing Lender, as the applicable Issuing Lender shall request.

          "L/C Borrowing" means an extension of credit resulting from a drawing under any Letter of Credit which shall not have been reimbursed on the date when made nor converted into a Borrowing of Revolving Loans under subsection 3.03(b).

          "L/C Commitment" means the commitment of the Issuing Lenders to Issue, and the commitment of the Lenders severally to participate in, Letters of Credit from time to time Issued or outstanding under Article III, in an aggregate amount not to exceed on any date the amount of $35,000,000, as the same shall be reduced as a result of a reduction in the L/C Commitment pursuant to Section 2.05; provided that the L/C Commitment is a part of the Revolving Loan Commitments, rather than a separate, independent commitment.

          "L/C Obligations" means at any time the sum of (a) the aggregate undrawn amount of all Letters of Credit then outstanding, plus (b) the amount of all unreimbursed drawings under all Letters of Credit, including all outstanding L/C Borrowings.

          "L/C-Related Documents" means the Letters of Credit, the L/C Applications, the L/C Amendment Applications and any other document relating to any Letter of Credit, including any of the applicable Issuing Lender's standard form documents for letter of credit issuances.

          "Lender" means each of the institutions specified on Schedule I attached hereto, together with their assignees. Unless the context otherwise clearly requires, "Lender" includes any such institution in its capacity as Swing Line Lender or Issuing Lender.

          "Lending Office" means, as to any Lender, the office or offices of such Lender specified as its "Lending Office" or "Domestic Lending Office" or "Offshore Rate Lending Office," as the case may be, on Schedule 11.02, or such other office or offices as the Lender may from time to time notify the Company and the Agent.

          "Letters of Credit" means any Commercial Letters of Credit or Standby Letters of Credit Issued by the Issuing Lenders pursuant to Article III.

          "LIBOR Rate" means, for any Interest Period, with respect to LIBOR Rate Loans comprising part of the same Borrowing, the rate of interest per annum (rounded upward to the next 1/16th of 1%) determined by the Agent as follows:

                                               LIBOR
                                 ------------------------------------
                  LIBOR Rate =   1.00 - Eurodollar Reserve Percentage

                  Where,

          "LIBOR" means, for any Interest Period, the rate of interest per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Telerate Page 3750 (or any successor page) as the London interbank offered rate for deposits in Dollars at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period. If for any reason such rate is not available, the term "LIBOR" shall mean, for any LIBOR Rate Loan for any Interest Period therefor, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Reuters Screen LIBO Page as the London interbank offered rate for deposits in Dollars at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period; provided, however, if more than one rate is specified on Reuters Screen LIBO page, the applicable rate shall be the arithmetic mean of all such rates (rounded upwards, if necessary, to the nearest 1/100 of 1%).

          The LIBOR Rate shall be adjusted automatically as to all LIBOR Rate Loans then outstanding as of the effective date of any change in the Eurodollar Reserve Percentage.

          "LIBOR Rate Loan" means a Loan that bears interest based on the LIBOR Rate.

          "LIBOR Rate Margin" means (a) during the period from the Closing Date through the date the Compliance Certificate with respect to the Borrowers' financial statements for the fiscal quarter ending on or about February 28, 2000 is delivered to the Lenders pursuant to subsection 7.02(b), the greater of (A)(1) in the case of Revolving Loans, 1.625% per annum and (2) in the case of Term Loans, 1.750% per annum and (B) the applicable rate per annum determined in accordance with Schedule 1.01 attached hereto, and (b) thereafter the applicable rate per annum determined in accordance with
     Schedule 1.01 attached hereto.

          "Lien" means any security interest, mortgage, deed of trust, pledge, hypothecation, assignment, charge or deposit arrangement, encumbrance, lien (statutory or other) or preferential arrangement of any kind or nature whatsoever in respect of any property (including those created by, arising under or evidenced by any conditional sale or other title retention agreement, the interest of a lessor under a capital lease, any financing lease having substantially the same economic effect as any of the foregoing, or the filing of any financing statement naming the owner of the asset to which such lien relates as debtor, under the Uniform Commercial Code or any comparable law) and any contingent or other agreement to provide any of the foregoing, but not including the interest of a lessor under an operating lease

          "Loan" means an extension of credit by a Lender to the Company under
     Article II or Article III, and may be a Base Rate Loan or a LIBOR Rate Loan (each, a "Type" of Loan), and includes any Swing Line Loan, Revolving Loan or Term Loan.

          "Loan Documents" means this Agreement, any Notes, the Subsidiary Guaranty the Fee Letter, the L/C-Related Documents, and all other documents delivered to the Agent or any Lender in connection with the transactions contemplated by this Agent.

          "Loan Exposure" means the Term Loan Exposure or the Revolving Loan Exposure.

          "Loan Party" means each of the Company and any of its Subsidiaries from time to time executing a Loan Document, and "Loan Parties'" means all such Persons collectively.

          "Majority Lenders" means at any time at least two Lenders then holding in excess of 50% of the aggregate amount of Term Loan Exposure and Revolving Loan Exposure.

          "Margin Stock" means "margin stock" as such term is defined in Regulation T, U or X of the FRB.

          "Material Domestic Subsidiary" means any Domestic Subsidiary of Company that (i) owns at any time 7.5% or more of the total assets of the Company and its Subsidiaries measured on a consolidated basis, or (ii) accounts for any fiscal quarter for 7.5% or more of the total revenues of the Company and its Subsidiaries measured on a consolidated basis.

          "Material Adverse Effect" means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, condition (financial or otherwise) or prospects of the Company or the Company and its Subsidiaries taken as a whole, (b) a material impairment of the ability of the Company or any Subsidiary Guarantor to perform under any Loan Document and to avoid any Event of Default; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against the Company or any Subsidiary Guarantor of any Loan Document.

          "Multiemployer Plan" means a "multiemployer plan", within the meaning of Section 4001(a)(3) of ERISA, to which the Company or any ERISA Affiliate makes, is making, or is obligated to make contributions or, during the preceding three calendar years, has made, or been obligated to make, contributions.

          "Non-Financed Capital Expenditures" means, for any period, capital expenditures made by the Company and its Subsidiaries during such period (other than capital leases and net of net proceeds of purchase money financings and net of net proceeds of Delayed Draw Term Loans made to finance capital expenditures made during such period) determined in accordance with GAAP.

          "Note" means a Revolving Note, a Term Note or a Swing Line Note, and "Notes" means all such notes collectively.

          "Notice of Borrowing" means a notice in substantially the form of Exhibit A.

          "Notice of Conversion/Continuation" means a notice in substantially the form of Exhibit B.

          "Obligations" means all advances, debts, liabilities, obligations, covenants and duties arising under any Loan Document owing by the Company or any other Loan Party to any Lender, the Agent, or any Indemnified Person, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising.

          "Organization Documents" means, for any corporation, the certificate or articles of incorporation, the bylaws, any certificate of determination or instrument relating to the rights of preferred shareholders of such corporation, any shareholder rights agreement, and all applicable resolutions of the board of directors (or any committee thereof) of such corporation.

          "Original Credit Agreement" shall have the meaning assigned to that term in the Recitals.

          "Other Taxes" means any present or future stamp, court or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, this Agreement or any other Loan Documents.

          "Participant" has the meaning specified in subsection 11.08(d).

          "PBGC" means the Pension Benefit Guaranty Corporation, or any Governmental Authority succeeding to any of its principal functions under ERISA.

          "Pension Plan" means a pension plan (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA which the Company sponsors, maintains, or to which it makes, is making, or is obligated to make contributions, or in the case of a multiple employer plan (as described in Section 4064(a) of ERISA) has made contributions at any time during the immediately preceding five (5) plan years.

          "Permitted Acquisition" means an Acquisition with respect to which all of the following conditions shall have been satisfied (or the Majority Lenders shall have otherwise approved the Acquisition):

          (a) the Person, division or business being acquired (the "Target") shall be in a business which is substantially the same business as, or substantially complementary to, the business that the Company and its Subsidiaries are engaged in as of the Closing Date;

          (b) the Acquisition shall not be a Hostile Acquisition;

          (c) after giving effect to the Acquisition, the sum of (i) the aggregate amount of the Total Consideration paid for all Acquisitions during the fiscal year plus (ii) the aggregate amount of Permitted Equity Investments during the fiscal year shall not exceed $8,000,000 (it being understood that unused amounts in one fiscal year will not be eligible to be carried forward to any future periods);

          (d) before and after giving effect to the Acquisition, (i) the Company shall have cash and cash equivalents plus availability under the Revolving Loan Commitment for Borrowings thereunder of at least $5,000,000 and (ii) no Default or Event of Default shall exist, including with respect to the covenants contained in section 8.12, based on the financial statements most recently delivered to the Agent pursuant to subsections 7.01(a) or (b) as adjusted on a pro forma basis including the Target; and

          (e) (i) at least ten Business Days prior to the closing of the Acquisition, the Company shall have delivered to the Agent and each Lender all available financial statements of the Target and, if requested by the Agent or the Majority Lenders, such other documents and agreements relating to the Acquisition as the Agent or the Majority Lenders may reasonably request; provided that neither the Agent nor any Lender shall have the right to approve or disapprove such documents and agreements and (ii) at least ten Business Days prior to the closing date of the Acquisition, the Company shall have delivered to the Agent and each Lender an executed officer's certificate in form and substance reasonably satisfactory to Agent and the Majority Lenders certifying that the Acquisition satisfies all of the conditions set forth in this definition and attaching thereto a Compliance Certificate.

          "Permitted Equity Investment" means an equity Investment (other than Acquisitions and other than investments satisfying the investment objectives and investment criteria set forth in the Company's Investment Policy attached hereto as Exhibit K) made by the Company from and after the Closing Date in (i) any of the Company's Subsidiaries in existence as of the Closing Date or (ii) any other Person substantially all of the business of which is in substantially the same business as, or substantially complementary to, the business that the Company and its Subsidiaries are engaged in as of the Closing Date, in each case with respect to which all of the following conditions shall have been satisfied (or the Majority Lenders shall have otherwise approved the Investment):

          (a) after giving effect to the Permitted Equity Investment, the sum of
     (i) the aggregate amount of Permitted Equity Investment during the fiscal year plus (ii) the aggregate amount of the Total Consideration paid for all Acquisitions during the fiscal year shall not exceed $8,000,000 (it being understood that unused amounts in one fiscal year will not be eligible to be carried forward to any future periods);

          (b) after giving effect to the Permitted Equity Investment, (i) the Company shall have cash and cash equivalents plus availability under the Revolving Loan Commitment for Borrowings thereunder of at least $5,000,000, and (ii) no Default or Event of Default shall exist, including with respect to the covenants contained in Section 8.12, based on the financial statements most recently delivered to the Agent pursuant to subsections 7.01(a) or (b) as adjusted on a pro forma basis including the Investment; and

          (c) (i) if requested by the Agent or the Majority Lenders, at least ten Business Days prior to the closing of the Investment, the Company shall have delivered to the Agent and each Lender such documents and agreements relating to the Investment as the Agent or the Majority Lenders may reasonably request; provided that neither the Agent nor any Lender shall have the right to approve or disapprove such documents and agreements, and
     (ii) at least ten Business Days prior to the closing date of the Investment, the Company shall have delivered to the Agent and each Lender an executed officer's certificate in form and substance reasonably satisfactory to Agent and the Majority Lenders certifying that the Investment satisfies all of the conditions set forth in this definition and attaching thereto a Compliance Certificate.

          "Permitted Liens" has the meaning specified in Section 8.01.

          "Permitted Swap Obligations" means all obligations (contingent or otherwise) of the Company or any Subsidiary existing or arising under Swap Contracts, provided that each of the following criteria is satisfied: (a) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments or assets held by such Person, or changes in the value of securities issued by such Person in conjunction with a securities repurchase program not otherwise prohibited hereunder, and not for purposes of speculation or taking a "market view;" and (b) such Swap Contracts do not contain (i) any provision ("walk-away" provision) exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party, or (ii) any provision creating or permitting the declaration of an event of default, termination event or similar event upon the occurrence of an Event of Default hereunder (other than an Event of Default under subsection 9.01(a)).

          "Person" means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or Governmental Authority.

          "Plan" means an employee benefit plan (as defined in Section 3(3) of ERISA) which the Company sponsors or maintains or to which the Company makes, is making, or is obligated to make contributions and includes any Pension Plan.

          "Pro Rata Share" means (i) with respect to all payments, computations and other matters relating to the Term Loan Commitment or the Term Loan of any Lender, the percentage obtained by dividing (x) the Term Loan Exposure of that Lender by (y) the aggregate Term Loan Exposure of all Lenders, (ii) with respect to all payments, computations and other matters relating to the Revolving Loan Commitment or the participations in any Swing Line Loans purchased by any Lender or the Revolving Loans and L/C Obligations of any Lender, the percentage obtained by dividing (x) the Revolving Loan Exposure of that Lender by (y) the aggregate Revolving Loan Exposure of all Lenders, and (iii) for all other purposes with respect to each Lender, the percentage obtained by dividing (x) the sum of the Term Loan Exposure of that Lender plus the Revolving Loan Exposure of that Lender by (y) the sum of the aggregate Term Loan Exposure of all Lenders plus the aggregate Revolving Loan Exposure of all Lenders, in any such case as the applicable percentage may be adjusted by assignments permitted pursuant to Section
     11.08. The initial Pro Rata Share of each Lender as of the Closing Date for purposes of each of clauses (i), (ii) and (iii) of the preceding sentence is set forth opposite the name of that Lender in Schedule 2.01(a) annexed hereto and the initial Pro Rata Share of each Lender as of the Effective Date for purposes of each of clauses (i), (ii) and (iii) of the preceding sentence is set forth opposite the name of that Lender in Schedule 2.01(b) annexed hereto.

          "Quick Ratio" means, as of any date of determination, the ratio of (i) current assets of the Company and its Subsidiaries consisting of cash, marketable debt securities with maturities of less than one year and accounts receivable, to (ii) the sum of current liabilities of the Company and its Subsidiaries plus, without duplication, the aggregate amount of Revolving Loans and Swing Line Loans outstanding as of such date of determination, in each case determined on a consolidated basis in accordance with GAAP.

          "Reference Lender" means Bank of America and any successor Agent arising under Section 10.09.

          "Refunded Swing Line Loans" has the meaning specified in subsection 2.01(d)(iii).

          "Register" has the meaning specified in subsection 2.02(a)(i).

          "Replacement Lender" has the meaning specified in Section 4.08.

          "Reportable Event" means, any of the events set forth in Section 4043(c) of ERISA or the regulations thereunder, other than any such event for which the 30-day notice requirement under ERISA has been waived in regulations issued by the PBGC.

          "Required Revolving Lenders" means Lenders having in excess of 50% of the Revolving Loan Exposure.

          "Requirement of Law" means, as to any Person, any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or of a Governmental Authority, in each case applicable to or binding upon the Person or any of its property or to which the Person or any of its property is subject.

          "Responsible Officer" means the chief executive officer or the president of the Company, the general counsel, the chief financial officer, or any other officer having substantially the same authority and responsibility; or, with respect to compliance with financial covenants, the chief financial officer, the treasurer or controller of the Company, or any other officer having substantially the same authority and responsibility.

          "Revolving Loan" means a Loan made by a Lender to the Company pursuant to subsection 2.01(c).

          "Revolving Loan Commitment," as to each Lender, has the meaning specified in Section 2.01, and "Revolving Loan Commitments" means such commitments of all Lenders in the aggregate.

          "Revolving Loan Exposure" means, with respect to any Lender as of any date of determination (i) prior to the termination of the Revolving Loan Commitments, that Lender's Revolving Loan Commitment and (ii) after the termination of the Revolving Loan Commitments, the sum of (a) the aggregate outstanding principal amount of the Revolving Loans of that Lender plus (b) the amount of such Lender's pro rata share of the L/C Obligations plus (c) in the case of the Swing Line Lender, the aggregate outstanding principal amount of all Swing Line Loans (net of any participations therein purchased by other Lenders), plus (d) the aggregate amount of all participations purchased by that Lender in any outstanding Swing Line Loans.

          "Revolving Notes" means (i) the promissory notes of the Company issued pursuant to subsection 2.02(b) on the Closing Date and (ii) any promissory notes issued by the Company pursuant to subsection 11.08(c) in connection with assignments of the Revolving Loan Commitments and Revolving Loans of any Lenders, in each case substantially in the form of Exhibit F annexed hereto, as they may be amended, supplemented or otherwise modified from time to time.

          "Revolving Termination Date" means the earlier to occur of:

          (d) April 30, 2003; and

          (e) the date on which the Commitments terminate in accordance with the provisions of this Agreement.

          "SEC" means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

          "Securities Act" means the Securities Act of 1933, as amended, and regulations promulgated thereunder.

          "Solvent" means, as to any Person at any time, that (a) the fair value of the property of such Person is greater than the amount of such Person's liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated for purposes of
     Section 101(31) of the Bankruptcy Code and, in the alternative, for purposes of the California Uniform Fraudulent Transfer Act; (b) the present fair saleable value of the property of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured; (c) such Person is able to realize upon its property and pay its debts and other liabilities (including a reasonable estimate of disputed, contingent and unliquidated liabilities) as they mature in the normal course of business; (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay as such debts and liabilities mature; and (e) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person's property would constitute unreasonably small capital.

          "Standby L/C Fee Rate" means, at any time, the LIBOR Rate Margin in effect that is applicable to Revolving Loans at such time.

          "Standby Letter of Credit" means a Letter of Credit other than a Commercial Letter of Credit.

          "Statutory Liens" has the meaning specified in Section 8.01(b).

          "Subsidiary" of a Person means any corporation, association, partnership, limited liability company, joint venture or other business entity of which more than 50% of the voting stock, membership interests or other equity interests (in the case of Persons other than corporations), is owned or controlled directly or indirectly by the Person, or one or more of the Subsidiaries of the Person, or a combination thereof. Unless the context otherwise clearly requires, references herein to a "Subsidiary" refer to a Subsidiary of the Company.

          "Subsidiary Guarantor" means each Material Domestic Subsidiary of the Company which executes and delivers a Subsidiary Guaranty pursuant to
     Section 7.14.

          "Subsidiary Guaranty" means the Subsidiary Guaranty, in substantially the form of Exhibit G attached hereto, executed and delivered by the Subsidiary Guarantors from time to time pursuant to Section 7.14, as amended, supplemented or otherwise modified from time to time.

          "Surety Instruments" means all letters of credit (including standby and commercial), banker's acceptances, bank guaranties, shipside bonds, surety bonds and similar instruments.

          "Swap Contract" means any agreement, whether or not in writing, relating to any transaction that is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap or option, bond, note or bill option, interest rate option, forward foreign exchange transaction, cap, collar or floor transaction, currency swap, cross-currency rate swap, swaption, currency option or any other, similar transaction (including any option to enter into any of the foregoing) or any combination of the foregoing, and, unless the context otherwise clearly requires, any master agreement relating to or governing any or all of the foregoing.

          "Swap Termination Value" means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and
     (b) for any date prior to the date referenced in clause (a) the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined by the Company based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include any Lender).

          "Swing Line Lender" means Bank of America, or any Person serving as a successor Agent hereunder, in its capacity as Swing Line Lender hereunder.

          "Swing Line Loan Commitment" means the commitment of the Swing Line Lender to make Swing Line Loans to the Company pursuant to subsection 2.01(d).

          "Swing Line Loan" means a Loan made by the Swing Line Lender to the Company pursuant to subsection 2.01(d).

          "Swing Line Note" means any promissory note of the Company issued pursuant to subsection 2.02(b) to evidence the Swing Line Loans of the Swing Line Lender, substantially in the form of Exhibit E annexed hereto, as it may be amended, supplemented or otherwise modified from time to time.

          "Target" shall have the meaning given in the definition of Permitted Acquisition.

          "Taxes" means any and all present or future taxes, levies, assessments, imposts, duties, deductions, fees, withholdings or similar charges, and all liabilities with respect thereto, excluding, in the case of each Lender and the Agent, respectively, taxes imposed on or measured by its net income by the jurisdiction (or any political subdivision thereof) under the laws of which such Lender or the Agent, as the case may be, is organized or maintains a lending office.

          "Term Loan" means a Loan made by a Lender to the Company pursuant to subsections 2.01(a) or (b).

          "Term Loan Commitment" means the commitment of a Lender to make Term Loans to the Company pursuant to subsections 2.01(a) and (b), and "Term Loan Commitments" means such commitments of all Lenders in the aggregate.

          "Term Loan Exposure" means, with respect to any Lender as of any date of determination (i) prior to the funding of any Term Loan, that Lender's Term Loan Commitment, (ii) after the funding of any Term Loan or Term Loans, but prior to the Draw Period Termination Date, the outstanding principal amount of the Term Loans of that Lender plus that Lender's remaining Term Loan Commitment, if any, and (iii) after the Draw Period Termination Date, the outstanding principal amount of the Term Loans of that Lender.

          "Term Notes" means (i) the promissory notes of Company issued pursuant to subsection 2.02(b) on the Closing Date and (ii) any promissory notes issued by the Company pursuant to subsection 11.08(c) in connection with assignments of the Term Loan Commitments or Term Loans of any Lenders, in each case substantially in the form of Exhibit D annexed hereto, as they may be amended, supplemented or otherwise modified from time to time.

          "Total Consideration" means, with respect to any Acquisition, (without duplication) the sum of (a) the total amount of cash paid in connection with such Acquisition, (b) all Indebtedness incurred in connection with such Acquisition, (c) the amount of direct and contingent liabilities assumed in connection with such Acquisition (excluding normal trade payables, accruals and indemnities), (d) the amount of Indebtedness payable to the seller in connection with such Acquisition, (e) the value of payments that the Company or a Subsidiary is obligated to make in the future under any covenant not to compete, consulting agreements, "earn-up" or "earn-out" agreements and other deferred payment obligations incurred in connection with any Acquisition accrued in accordance with GAAP, and (f) the actual amounts paid under "earn-out" and "earn-up" agreements and similar contingent payment agreements in connection with such Acquisition.

          "Type" has the meaning specified in the definition of "Loan."

          "Unfunded Pension Liability" means the excess of a Plan's benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Plan's assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

          "United States" and "U.S." each means the United States of America.

          "Wholly-Owned Subsidiary" means any corporation in which (other than directors' qualifying shares required by law) 100% of the capital stock of each class having ordinary voting power, and 100% of the capital stock of every other class, in each case, at the time as of which any determination is being made, is owned, beneficially and of record, by the Company, or by one or more of the other Wholly-Owned Subsidiaries, or both.

     1.02 Other Interpretive Provisions.

          (a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

          (b) The words "hereof", "herein", "hereunder" and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement; and subsection, Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

          (c) (i) The term "documents" includes any and all instruments, documents, agreements, certificates, indentures, notices and other writings, however evidenced.

               (ii) The term "including" is not limiting and means "including without limitation."

               (iii) In the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including"; the words "to" and "until" each mean "to but excluding", and the word "through" means "to and including."

               (iv) The term "property" includes any kind of property or asset, real, personal or mixed, tangible or intangible.

          (d) Unless otherwise expressly provided herein, (i) references to agreements (including this Agreement) and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited by the terms of any Loan Document, and (ii) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting the statute or regulation.

          (e) The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

          (f) This Agreement and other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and shall each be performed in accordance with their terms. Unless otherwise expressly provided, any reference to any action of the Agent or the Lenders by way of consent, approval or waiver shall be deemed modified by the phrase "in its/their sole discretion."

          (g) This Agreement and the other Loan Documents are the result of negotiations among and have been reviewed by counsel to the Agent, the Company and the other parties, and are the products of all parties. Accordingly, they shall not be construed against the Lenders or the Agent merely because of the Agent's or Lenders' involvement in their preparation.

     1.03 Accounting Principles.

          (a) Unless the context otherwise clearly requires, all accounting terms not expressly defined herein shall be construed, and all financial computations required under this Agreement shall be made, in accordance with GAAP, consistently applied.

          (b) References herein to "fiscal year" and "fiscal quarter" refer to such fiscal periods of the Company. For purposes of interpreting the provisions of this Agreement, if a date is stated herein or in any of the other Loan Documents as being on or about February 28, May 30, August 31, or November 30, as it relates to any fiscal period, it shall be deemed to refer to a date (which may not exactly be February 28, May 30, August 31 or November 30) which is the end of the applicable fiscal period of the Company ending on or about such date. As an example, since the first fiscal quarter of the Company for fiscal year 1999 ends on August 28, 1999, all references in this Agreement and the other Loan Documents to a date relating to a fiscal period which is on or about August 31, 1999 shall be deemed to refer to August 28, 1999.

                                   ARTICLE II

                                   THE CREDITS

     2.01 Amounts and Terms of Commitments.

          (a) Closing Date Term Loans. Subject to the terms and conditions of this Agreement, each Lender severally agrees to lend to the Company at the time of Closing on the Closing Date an amount not exceeding its Pro Rata Share of $5,000,000 to be used for the purpose of repaying in full all of the outstanding amounts under the Existing Credit Agreement and for working capital and general corporate purposes of Company and its Subsidiaries. The amount of each Lender's Term Loan Commitment (a) for the period commencing on the Closing Date and ending on the date immediately preceding the Effective Date is set forth opposite its name on Schedule 2.01(a) annexed hereto and the aggregate amount of the Term Loan Commitments for such period is $10,500,000, and (b) for the Effective Date and thereafter is set forth opposite its name on Schedule 2.01(b) annexed hereto and the aggregate amount of the Term Loan Commitments on and after the Effective Date is $15,000,000; provided, in each case, that the Term Loan Commitments of the Lenders shall be adjusted to give effect to any assignments of the Term Loan Commitments pursuant to subsection 11.08. Amounts borrowed under this subsection 2.01(a) and subsequently repaid or prepaid may not be reborrowed.

          (b) Delayed Draw Term Loans. Subject to the terms and conditions of this Agreement, each Lender severally agrees to lend to the Company from time to time during the period from and excluding the Closing Date to and including the Draw Period Termination Date an amount not exceeding its Pro Rata Share of the aggregate amount of the Term Loan Commitments less (i) the aggregate amount of Closing Date Term Loans made pursuant to subsection 2.01(a), and (ii) the aggregate amount of Delayed Draw Term Loans previously made pursuant to this subsection, to be used for the purpose of paying a portion of the cost of Non-Financed Capital Expenditures. Amounts borrowed under this subsection 2.01(b) shall be for the purpose of paying or refinancing the cost of Non-Financed Capital Expenditures incurred during the period commencing on June 1, 1999 and ending on the last day of the fiscal quarter ending on or about November 30, 2000 (including repaying the Revolving Loans borrowed to finance such Non-Financed Capital Expenditures), itemized by the Company in the Delayed Draw Certificate, as required under Section 5.02(a). Amounts borrowed under this subsection 2.01(b) and subsequently repaid or prepaid may not be reborrowed.

          (c) Revolving Loans. Subject to the terms and conditions of this Agreement, each Lender severally agrees, subject to the limitations set forth below with respect to the maximum amount of Revolving Loans permitted to be outstanding from time to time, to lend to the Company from time to time during the period from the time of Closing on the Closing Date to but excluding the Revolving Termination Date an aggregate amount not exceeding its Pro Rata Share of the aggregate amount of the Revolving Loan Commitments to be used for the purposes identified in subsection 7.12. The original amount of each Lender's Revolving Loan Commitment (a) for the period commencing on the Closing Date and ending on the date immediately preceding the Effective Date is set forth opposite its name on Schedule 2.01(a) annexed hereto and the aggregate original amount of the Revolving Loan Commitments is $53,000,000, and (b) for the Effective Date and thereafter is set forth opposite its name on Schedule 2.01(b) annexed hereto and the aggregate amount of the Revolving Loan Commitments on and after the Effective Date is $63,000,000; provided, in each case, that the Revolving Loan Commitments of the Lenders shall be adjusted to give effect to any assignments of the Revolving Loan Commitments pursuant to subsection 11.08; and provided, further that the amount of the Revolving Loan Commitments shall be reduced from time to time by the amount of any reductions thereto made pursuant to Section 2.05. Each Lender's Revolving Loan Commitment shall expire on the Revolving Termination Date and all Revolving Loans and all other amounts owed hereunder with respect to the Revolving Loans and the Revolving Loan Commitments shall be paid in full no later than that date; provided that, after giving effect to any Borrowing of Revolving Loans, the Effective Amount of all outstanding Revolving Loans and Swing Line Loans and the Effective Amount of all L/C Obligations, shall not at any time exceed the combined Revolving Loan Commitments; and provided further, that the Effective Amount of the Revolving Loans of any Lender plus the participation of such Lender in the Effective Amount of all L/C Obligations and Swing Line Loans shall not at any time exceed such Lender's Revolving Loan Commitment. Amounts borrowed under this subsection 2.01(c) may be repaid and reborrowed to but excluding the Revolving Termination Date.

          (d)  Swing Line Loans.

               (i) Subject to the terms and conditions of this Agreement, the Swing Line Lender hereby agrees, subject to the limitations set forth below with respect to the maximum amount of Swing Line Loans permitted to be outstanding from time to time, to make a portion of the Revolving Loan Commitments available to the Company from time to time during the period from the Closing Date to but excluding the Revolving Termination Date by making Swing Line Loans to the Company in an aggregate amount not exceeding the amount of the Swing Line Loan Commitment to be used for the purposes identified in Section 7.12, notwithstanding the fact that such Swing Line Loans, when aggregated with the Effective Amount of the Swing Line Lender's Revolving Loans and L/C Obligations then in effect, may exceed the Swing Line Lender's Revolving Loan Commitment. The original amount of the Swing Line Loan Commitment is $3,000,000; provided that any reduction of the Revolving Loan Commitments made pursuant to Section 2.05 which -------- reduces the aggregate Revolving Loan Commitments to an amount less than the then current amount of the Swing Line Loan Commitment shall result in an automatic corresponding reduction of the Swing Line Loan Commitment to the amount of the Revolving Loan Commitments, as so reduced, without any further action on the part of the Company, the Agent or the Swing Line Lender. The Swing Line Loan Commitment shall expire on the Revolving Termination Date and all Swing Line Loans and all other amounts owed hereunder with respect to the Swing Line Loans shall be paid in full no later than that date. Amounts borrowed under this subsection 2.01(d) may be repaid and reborrowed to but excluding the Revolving Termination Date.

               (ii) Anything contained in this Agreement to the contrary notwithstanding, the Swing Line Loans and the Swing Line Loan Commitment shall be subject to the limitation that Effective Amount of all outstanding Revolving Loans, Swing Line Loans and L/C Obligations shall not at any time exceed the combined Revolving Loan Commitments after giving effect to any Borrowing of Swing Line Loans, then in effect.

               (iii) With respect to any Swing Line Loans which have not been prepaid by the Company pursuant to subsections 2.01(d)(i) or 2.06 or repaid by the Company pursuant to subsection 2.01(d)(vi), the Swing Line Lender may, at any time in its sole and absolute discretion, deliver to the Agent (with a copy to the Company), no later than 11:00 a.m. (San Francisco time) on the first Business Day in advance of the proposed funding date, a notice (which shall be deemed to be a Notice of Borrowing given by the Company) requesting the Lenders to make Revolving Loans that are Base Rate Loans on such funding date in an amount equal to the amount of such Swing Line

     Loans (the "Refunded Swing Line Loans") outstanding on the date such notice is given which the Swing Line Lender requests the Lenders to prepay. Anything contained in this Agreement to the contrary notwithstanding, (i) the proceeds of such Revolving Loans made by the Lenders other than the Swing Line Lender shall be immediately delivered by the Agent to the Swing Line Lender (and not to the Company) and applied to repay a corresponding portion of the Refunded Swing Line Loans and (ii) on the day such Revolving Loans are made, the Swing Line Lender's Pro Rata Share of the Refunded Swing Line Loans shall be deemed to be paid with the proceeds of a Revolving Loan made by the Swing Line Lender, and such portion of the Swing Line Loans deemed to be so paid shall no longer be outstanding as Swing Line Loans and shall no longer be due under the Swing Line Note, if any, of the Swing Line Lender but shall instead constitute part of the Swing Line Lender's outstanding Revolving Loans and shall be due under the Revolving Note, if any, of the Swing Line Lender. The Company hereby authorizes the Agent and the Swing Line Lender to charge the Company's accounts with the Agent and the Swing Line Lender (up to the amount available in each such account) in order to immediately pay the Swing Line Lender the amount of the Refunded Swing Line Loans to the extent the proceeds of such Revolving Loans made by the Lenders, including the Revolving Loan deemed to be made by the Swing Line Lender, are not sufficient to repay in full the Refunded Swing Line Loans. If any portion of any such amount paid (or deemed to be paid) to the Swing Line Lender should be recovered by or on behalf of Company from the Swing Line Lender in bankruptcy, by assignment for the benefit of creditors or otherwise, the loss of the amount so recovered shall be ratably shared among all Lenders in the manner contemplated by
     Section 2.14.

               (iv) If for any reason (a) Revolving Loans are not made upon the request of the Swing Line Lender as provided in the immediately preceding paragraph (iii) in an amount sufficient to repay any amounts owed to the Swing Line Lender in respect of any outstanding Swing Line Loans or (b) the Revolving Loan Commitments are terminated at a time when any Swing Line Loans are outstanding, each Lender shall be deemed to, and hereby agrees to, have purchased a participation in such outstanding Swing Line Loans in an amount equal to its Pro Rata Share (calculated, in the case of the foregoing clause (b), immediately prior to such termination of the Revolving Loan Commitments) of the unpaid amount of such Swing Line Loans together with accrued interest thereon. Upon one Business Day's notice from the Swing Line Lender, each Lender shall deliver to the Swing Line Lender an amount equal to its respective participation in same day funds at the Agent's Payment Office. In order to further evidence such participation (and without prejudice to the effectiveness of the participation provisions set forth above), each Lender agrees to enter into a separate participation agreement at the request of the Swing Line Lender in form and substance reasonably satisfactory to Swing Line Lender. In the event any Lender fails to make available to the Swing Line Lender the amount of such Lender's participation as provided in this paragraph, the Swing Line Lender shall be entitled to recover such amount on demand from such Lender together with interest thereon at the rate customarily used by the Swing Line Lender for the correction of errors among banks for three Business Days and thereafter at the Base Rate. In the event the Swing Line Lender receives a payment of any amount in which other Lenders have purchased participations as provided in this paragraph, the Swing Line Lender shall promptly distribute to each such other Lender its Pro Rata Share of such payment.

               (v) Anything contained herein to the contrary notwithstanding, each Lender's obligation to make Revolving Loans for the purpose of repaying any Refunded Swing Line Loans pursuant to paragraph (iii) above and each Lender's obligation to purchase a participation in any unpaid Swing Line Loans pursuant to the immediately preceding paragraph (iv) shall be absolute and unconditional and shall not be affected by any circumstance, including without limitation (a) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, the Company or any other Person for any reason whatsoever; (b) the occurrence or continuation of an Event of Default or a Default; (c) any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of the Company or any of its Subsidiaries; (d) any breach of this Agreement or any other Loan Document by any party thereto; or (e) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing; provided that such obligations of each Lender are subject to the condition that (x) the Swing Line Lender believed in good faith that all conditions under
     Section 5 to the making of the applicable Refunded Swing Line Loans or other unpaid Swing Line Loans, as the case may be, were satisfied at the time such Refunded Swing Line Loans or unpaid Swing Line Loans were made or
     (y) the satisfaction of any such condition not satisfied had been waived in accordance with subsection 11.01 prior to or at the time such Refunded Swing Line Loans or other unpaid Swing Line Loans were made.

               (vi) The Swing Line Loans shall be payable on the earliest of (i) the seventh Business Day after it is made, the (ii) Revolving Termination Date and (iii) upon demand made by the Swing Line Lender.

     2.02  Register; Notes.

          (a)  The Register.

               (i) The Agent shall maintain, at its address referred to in
     Section 11.02, a register for the recordation of the names and addresses of Lenders and the Commitments and Loans of each Lender from time to time (the "Register"). The Register shall be available for inspection by the Company or any Lender at any reasonable time and from time to time upon reasonable prior notice.

               (ii) The Agent shall record in the Register the Term Loan Commitment, Revolving Loan Commitment and Swing Line Loan Commitment and the Term Loan, Revolving Loans and Swing Line Loans from time to time of each Lender, and each repayment or prepayment in respect of the principal amount of the Term Loans, Revolving Loans or Swing Line Loans of each Lender. Any such recordation shall be conclusive and binding on the Company and each Lender, absent gross negligence or manifest error; provided that failure to make any such recordation, or any error in such recordation, shall not affect any Lender's Commitments or the Company's obligations in respect of any applicable Loans.

               (iii) Each Lender shall record on its internal records (including, without limitation, the Notes held by such Lender) the amount of each Term Loan, each Revolving Loan, if such Lender is the Swing Line Lender, the Swing Line Loans made by it and each payment in respect thereof. Any such recordation shall be conclusive and binding on the Company, absent gross negligence or manifest error; provided that failure to make any such recordation, or any error in such recordation, shall not affect any Lender's Commitments or the Company's obligations in respect of any applicable Loans; and provided, further that in the event of any inconsistency between the Register and any Lender's records, the recordations in the Register shall govern.

               (iv) The Company, Agent and the Lenders shall deem and treat the Persons listed as Lenders in the Register as the holders and owners of the corresponding Commitments and Loans listed therein for all purposes hereof, and no assignment or transfer of any such Commitment or Loan shall be effective, in each case unless and until an Assignment Agreement effecting the assignment or transfer thereof shall have been accepted by Agent and recorded in the Register as provided in subsection 11.08(b). Prior to such recordation, all amounts owed with respect to the applicable Commitment or Loan shall be owed to the Lender listed in the Register as the owner thereof, and any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Commitments or Loans.

          (b) Notes. The Company shall execute and deliver on the Closing Date
(i) to each Lender (or to the Agent for that Lender) a Term Note substantially in the form of Exhibit D annexed hereto to evidence that Lender's Term Loans, in the principal amount of that Lender's Term Loan Commitment and with other appropriate insertions, (ii) to each Lender (or to the Agent for that Lender) a Revolving Note substantially in the form of Exhibit F annexed hereto to evidence that Lender's Revolving Loan Commitment and with other appropriate insertions, and (iii) to the Swing Line Lender a Swing Line Note in the form of Exhibit E annexed hereto.

          The Agent may deem and treat the payee of any Note as the owner thereof for all purposes hereof unless and until an Assignment and Acceptance effecting the assignment or transfer thereof shall have been accepted by Agent as provided in subsection 11.08. Any request, authority or consent of any person or entity who, at the time of making such request or giving such authority or consent, is the holder of any Note shall be conclusive and binding on any subsequent holder, assignee or transferee of that Note or of any Note or Notes issued in exchange therefor.

     2.03 Procedure for Borrowing.

          (a) Each Borrowing (other than a Borrowing made at the request of the Swing Line Lender pursuant to subsection 2.01(d)(iii) for the purpose of repaying any Refunded Swing Line Loans) shall be made upon the Company's irrevocable written notice delivered to the Agent in the form of a Notice of Borrowing (which notice must be received by the Agent prior to 9:00 a.m. (San Francisco time) (i) three Business Days prior to the requested Borrowing Date, in the case of LIBOR Rate Loans; and (ii) one Business Day prior to the requested Borrowing Date, in the case of Base Rate Loans, provided that such notice shall be given prior to 11:00 a.m. San Francisco time on the day of the proposed Borrowing if such Borrowing consists of a Swing Line Loan, specifying:

               (A) the amount of the Borrowing, which shall be in an aggregate minimum amount of $1,500,000 and multiples of $1,000,000 in excess thereof; provided that the Swing Line Loans shall be in a minimum amount of $500,000 or any multiple of $100,000 in excess thereof;

               (B) the requested Borrowing Date, which shall be a Business Day;

               (C) the Type of Loans comprising the Borrowing (which shall be Base Rate Loans if the Borrowing consists of a Swing Line Loan); and

               (D) the duration of the Interest Period applicable to LIBOR Rate Loans included in such notice.

          (b) The Agent will promptly notify each Lender of its receipt of any Notice of Borrowing and of the amount of such Lender's Pro Rata Share of that Borrowing.

          (c) Each Lender will make the amount of its Pro Rata Share of each Borrowing available to the Agent for the account of the Company at the Agent's Payment Office by 11:00 a.m. (San Francisco time) and the Swing Line Lender will make the amount of each Borrowing consisting of a Swing Line Loan available to the Agent for the account of the Company at the Agent's Payment Office by 1:00 p.m. (San Francisco time) on the Borrowing Date requested by the Company in funds immediately available to the Agent. The proceeds of all such Loans will then be made available to the Company by the Agent at such office by arranging to credit the account of the Company on the books of Bank of America with the aggregate of the amounts made available to the Agent by the Lenders and in like funds as received by the Agent.

          (d) After giving effect to any Borrowing, unless the Agent shall otherwise consent, there may not be more than 6 different Interest Periods in effect.

     2.04 Conversion and Continuation Elections.

          (a) The Company may, upon irrevocable written notice to the Agent in accordance with subsection 2.04(b):

               (i) elect, as of any Business Day, in the case of Base Rate

     Loans, or as of the last day of the applicable Interest Period, in the case of LIBOR Rate Loans, to convert any such Loans (or any part thereof in an amount not less than $1,500,000, or, that is in an integral multiple of $1,000,000 in excess thereof) into Loans of any other Type; or

               (ii) elect, as of the last day of the applicable Interest Period, to continue any Loans having Interest Periods expiring on such day (or any part thereof in an amount not less than $1,500,000, or that is in an integral multiple of $1,000,000 in excess thereof);

     provided, that if at any time the aggregate amount of LIBOR Rate Loans in respect of any Borrowing is reduced, by payment, prepayment, or conversion of part thereof to be less than $1,500,000, such LIBOR Rate Loans shall automatically convert into Base Rate Loans at the end of the applicable Interest Period, and on and after such date the right of the Company to continue such Loans of less than $1,500,000 as, and convert such Loans of less than $1,500,000 into, LIBOR Rate Loans shall terminate.

          (b) The Company shall deliver a Notice of Conversion/Continuation to be received by the Agent not later than 9:00 a.m. (San Francisco time) at least (i) three Business Days in advance of the Conversion/Continuation Date, if the Loans are to be converted into or continued as LIBOR Rate Loans; and (ii) one Business Day in advance of the Conversion/Continuation Date, if the Loans are to be converted into Base Rate Loans, specifying:

               (A) the proposed Conversion/Continuation Date;

               (B) the aggregate amount of Loans to be converted or continued;

               (C) the Type of Loans resulting from the proposed conversion or continuation; and

               (D) other than in the case of conversions into Base Rate Loans, the duration of the requested Interest Period.

          (c) If upon the expiration of any Interest Period applicable to LIBOR Rate Loans, the Company has failed to select timely a new Interest Period to be applicable to such LIBOR Rate Loans, the Company shall be deemed to have elected an Interest Period of one month for such LIBOR Rate Loans effective as of the expiration date of such Interest Period.

          (d) The Agent will promptly notify each Lender of its receipt of a Notice of Conversion/Continuation, or, if no timely notice is provided by the Company, the Agent will promptly notify each Lender of the details of any automatic conversion. All conversions and continuations shall be made ratably according to the respective outstanding principal amounts of the Loans with respect to which the notice was given held by each Lender.

          (e) Unless the Majority Lenders otherwise consent, during the existence of a Default or Event of Default, the Company may not elect to have a Revolving Loan or Term Loan converted into or continued as a LIBOR Rate Loan.

          (f) After giving effect to any conversion or continuation of Loans, unless the Agent shall otherwise consent, there may not be more than 6 different Interest Periods in effect.

     2.05 Voluntary Termination or Reduction of Commitments. The Company may, upon not less than three Business Days' prior notice to the Agent, (a) terminate all (and not less than all) of the Commitments prior to the Closing Date, and
(b) from time to time terminate the Term Loan Commitments, the Revolving Loan Commitments or the Swing Line Loan Commitment, or permanently reduce the Term Loan Commitments, the Revolving Loan Commitments or the Swing Line Loan Commitment by an aggregate minimum amount of $5,000,000 (or $1,000,000 in the case of the Swing Line Loan Commitment) or any multiple of $1,000,000 in excess thereof; unless, after giving effect thereto and to any prepayments of Revolving Loans and Swing Line Loans made on the effective date thereof, (a) the Effective Amount of all Revolving Loans, Swing Line Loans and L/C Obligations together would exceed the amount of the Revolving Loan Commitments then in effect, or (b) the Effective Amount of all L/C Obligations then outstanding would exceed the L/C Commitment then in effect, or (c) the Effective Amount of the Swing Line Loans would exceed the Swing Line Loan Commitment then in effect. Once terminated or reduced in accordance with this Section, the Commitments may not be increased. Any termination or reduction of the Commitments shall be applied to each Lender according to its Pro Rata Share. All accrued commitment fees to, but not including the effective date of any reduction or termination of Commitments, shall be paid on the effective date of such reduction or termination.

     2.06 Optional Prepayments. Subject to Section 4.04, the Company may, at any time or from time to time, upon not less than three Business Days' irrevocable notice (in the case of LIBOR Rate Loans) or one Business Day's irrevocable notice (in the case of Base Rate Loans) to the Agent, ratably prepay Revolving Loans in whole or in part, in minimum amounts of $1,500,000 (in the case of LIBOR Rate Loans) or $1,500,000 (in the case of Base Rate Loans) or in each case any multiple of $1,000,000 in excess thereof and ratably prepay Term Loans in whole or in part, in minimum amounts of $1,500,000 or any multiple of $1,000,000 in excess thereof, provided that the Company may not prepay any Term Loans under this Section 2.06 unless after giving effect to such prepayment the Company would be able to obtain Revolving Loans in the amount of at least $5,000,000 and no Default or Event of Default then exists or would occur as a result of such prepayment. Such notice of prepayment shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid. The Agent will promptly notify each Lender of its receipt of any such notice, and of such Lender's Pro Rata Share of such prepayment. If such notice is given by the Company, the Company shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to each such date on the amount prepaid and any amounts required pursuant to Section 4.04. Optional prepayments of Term Loans shall be applied to reduce the installments of principal set forth in Section 2.07 (as such installments may have been previously reduced) in inverse order of maturity. The Company may at any time or from time to time prepay the Swing Line Loans in minimum amounts of $500,000 or any multiple of $100,000 in excess thereof upon notice to the Agent given no later than 11:00 a.m. San Francisco time on the date of such prepayment.

     2.07 Repayment.

          (a) Scheduled Payments of Term Loans. The Company shall make principal payments on the aggregate amount of the Term Loans that is outstanding on the Draw Period Termination Date, in fourteen equal quarterly installments on each February 28 (or, in the case of leap years, February 29), May 31, August 31 and November 30 commencing on (and including) February 28, 2001 and ending on (and including) May 31, 2004, the amount of each such installment being equal to one-fourteenth of the aggregate amount of the Term Loans outstanding on the Draw Period Termination Date; provided that the scheduled installments of principal of the Term Loans determined as set forth above shall be reduced in connection with any voluntary prepayments of the Term Loans in accordance with Section 2.06 (it being understood that if any voluntary prepayment of the Term Loans in accordance with Section 2.06 is made prior to the Draw Period Termination Date, then the scheduled installments of principal of the Term Loans described above shall be determined as if such prepayment had not been made and after such determination of such scheduled installments, the amount of such prepayment shall be deducted from such scheduled installments in the inverse order of maturity); and provided, further that the Term Loans and all other amounts owed hereunder with respect to the Term Loans shall be paid in full no later than May 31, 2004, and the final installment payable by the Company in respect of the Term Loans on such date shall be in an amount, if such amount is different from that specified above, sufficient to repay all amounts owing by the Company under this Agreement with respect to the Term Loans.

          (b) The Revolving Loans and Swing Line Loans. The Company shall repay to the Lenders on the Revolving Termination Date the aggregate principal amount of Revolving Loans and Swing Line Loans outstanding on such date.

     2.08 Interest.

          (a) Subject to subsection 2.08(e), the Term Loans shall bear interest on the outstanding principal amount thereof from the applicable Borrowing Date at a rate per annum equal to the LIBOR Rate plus the applicable LIBOR Rate Margin or the Base Rate plus the applicable Base Rate Margin, as the case may be (and subject to the Company's right to convert to another Type of Loan under Section 2.04).

          (b) Subject to subsection 2.08(e), each Revolving Loan shall bear interest on the outstanding principal amount thereof from the applicable Borrowing Date at a rate per annum equal to the LIBOR Rate plus the applicable LIBOR Rate Margin or the Base Rate plus the applicable Base Rate Margin, as the case may be (and subject to the Company's right to convert to other Types of Loans under Section 2.04).

          (c) Subject to subsection 2.08(e), each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable Borrowing Date at a rate per annum equal to the Base Rate plus the applicable Base Rate Margin.

          (d) Interest on each Loan shall be paid in arrears on each Interest Payment Date. Interest shall also be paid on the date of any prepayment of Loans under Section 2.06 for the portion of the LIBOR Rate Loans so prepaid and upon payment (including prepayment) in full thereof and, during the existence of any Event of Default, interest shall be paid on demand of the Agent at the request or with the consent of the Majority Lenders.

          (e) Notwithstanding subsections (a) through (c) of this Section,
Section 2.04 and Section 3.08, after acceleration or, at the election of the Majority Lenders, while any Event of Default exists, the Company shall pay interest (after as well as before entry of judgment thereon to the extent permitted by law) on the principal amount of all outstanding Obligations (including fees payable under Section 3.08), at a rate per annum which is determined by adding 2% per annum to the applicable LIBOR Rate Margin, the applicable Base Rate Margin or Standby L/C Fee Rate, as applicable, then in effect for such Loans and fees and, in the case of Obligations not subject to the applicable LIBOR Rate Margin, the applicable Base Rate Margin or Standby L/C Fee Rate, at a rate per annum equal to the rate per annum otherwise applicable thereto plus 2%; provided, however, that, on and after the expiration of any Interest Period applicable to any Term Loan or Revolving Loan that is a LIBOR Rate Loan outstanding on the date of occurrence of such Event of Default or acceleration, the principal amount of such Loan shall, during the continuation of such Event of Default or after acceleration, bear interest at a rate per annum equal to the Base Rate plus the applicable Base Rate Margin plus 2%.

          (f) Anything herein to the contrary notwithstanding, the obligations of the Company to any Lender hereunder shall be subject to the limitation that payments of interest shall not be required for any period for which interest is computed hereunder, to the extent (but only to the extent) that contracting for or receiving such payment by such Lender would be contrary to the provisions of any law applicable to such Lender limiting the highest rate of interest that may be lawfully contracted for, charged or received by such Lender, and in such event the Company shall pay such Lender interest at the lesser of the otherwise applicable rate and the highest rate permitted by applicable law.

     2.09 Fees.

          (a) Upfront and Other Fees. The Company shall pay an upfront fee to the Agent for distribution to each Lender (including Bank of America), and shall pay other fees to the Agent for the Agent's own account, as required by the letter agreement ("Fee Letter") between the Company and the Arranger and the Agent dated May 17, 1999.

          (b) Commitment Fees.

               (i) Revolving Loan Commitments. The Company shall pay to the Agent for the account of each Lender having a Revolving Loan Commitment a commitment fee calculated at a rate per annum equal to the applicable Commitment Fee Rate on the actual daily unused portion of such Lender's Revolving Loan Commitment, computed on a quarterly basis in arrears on the last Business Day of each calendar quarter based upon the daily utilization for that quarter as calculated by the Agent. For purposes of calculating utilization under this subsection, the Revolving Loan Commitments shall be deemed used to the extent of the Effective Amount of Revolving Loans then outstanding (but not the Effective Amount of the Swing Line Loans then outstanding or the Effective Amount of Commercial Letters of Credit then outstanding). Such commitment fee shall accrue from the Closing Date to the Revolving Termination Date and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December commencing on September 30, 1999 through the Revolving Termination Date, with the final payment to be made on the Revolving Termination Date; provided that, in connection with any reduction or termination -------- of Commitments under Section 2.05, the accrued commitment fee calculated for the period ending on such date shall also be paid on the date of such reduction or termination, with the following quarterly payment being calculated on the basis of the period from such reduction or termination date to such quarterly payment date. The commitment fees provided in this subsection shall accrue at all times after the above-mentioned commencement date, including at any time during which one or more conditions in Article V are not met.

               (ii) Term Loan Commitments. The Company shall pay to the Agent for the account of each Lender having a Term Loan Commitment a commitment fee calculated at a rate per annum equal to the applicable Commitment Fee Rate on the actual daily unused portion of such Lender's Term Loan Commitment, computed on a quarterly basis in arrears on the last Business Day of each calendar quarter based upon the daily utilization for that quarter as calculated by the Agent. Each Lender's Term Loan Commitment shall be deemed to be used at the time a Term Loan is made by such Lender, and such Term Loan Commitment shall not be reinstated upon prepayment, whether optional or mandatory, of such Term Loan. Such commitment fee shall accrue from the Closing Date to the Draw Period Termination Date and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December commencing on September 30, 1999 through the Draw Period Termination Date, with the final payment to be made on the Draw Period Termination Date; provided that, in connection with any reduction or termination of Commitments under Section 2.05, the accrued commitment fee calculated for the period ending on such date shall also be paid on the date of such reduction or termination, with the following quarterly payment being calculated on the basis of the period from such reduction or termination date to such quarterly payment date. The commitment fees provided in this subsection shall accrue at all times after the above-mentioned commencement date, including at any time during which one or more conditions in Article V are not met.

     2.10 Computation of Fees and Interest.

          (a) All computations of fees and computations of interest based on the LIBOR Rate and Base Rate and Standby L/C Fee Rate shall be made on the basis of a 360-day year and actual days elapsed (which results in more interest being paid than if computed on the basis of a 365-day year). Interest and fees shall accrue during each period during which interest or such fees are computed from the first day thereof to the last day thereof.

          (b) Each determination of an interest rate by the Agent shall be conclusive and binding on the Company and the Lenders in the absence of gross negligence or manifest error.

          (c) The Reference Lender shall use its best efforts to furnish quotations of rates to the Agent as contemplated hereby.

     2.11 Payments by the Company.

          (a) All payments to be made by the Company shall be made without set-off, recoupment or counterclaim. Except as otherwise expressly provided herein, all payments by the Company shall be made to the Agent for the account of the Lenders at the Agent's Payment Office, and shall be made in dollars and in immediately available funds, no later than 9:00 a.m. (San Francisco time) on the date specified herein. The Agent will promptly distribute to each Lender its Pro Rata Share (or other applicable share as expressly provided herein) of such payment in like funds as received. Any payment received by the Agent later than 11:00 a.m. (San Francisco time) shall be deemed to have been received on the following Business Day and any applicable interest or fee shall continue to accrue.

          (b) Subject to the provisions set forth in the definition of "Interest Period" herein, whenever any payment is due on a day other than a Business Day, such payment shall be made on the following Business Day, and such extension of time shall in such case be included in the computation of interest or fees, as the case may be.

          (c) Unless the Agent receives notice from the Company prior to the date on which any payment is due to the Lenders that the Company will not make such payment in full as and when required, the Agent may assume that the Company has made such payment in full to the Agent on such date in immediately available funds and the Agent may (but shall not be so required), in reliance upon such assumption, distribute to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent the Company has not made such payment in full to the Agent, each Lender shall repay to the Agent on demand such amount distributed to such Lender, together with interest thereon at the Federal Funds Rate for each day from the date such amount is distributed to such Lender until the date repaid.

          (d) The Company authorizes the Agent to collect all principal, interest and fees due under this Agreement by charging the Company's account number 14561-50417 with the Agent for the full amount thereof. Should there be insufficient funds in such account to pay all such sums when due, the full amount of such deficiency shall be immediately due and payable by the Company.

     2.12 Payments by the Lenders to the Agent.

          (a) Unless the Agent receives notice from a Lender on or prior to the Closing Date or, with respect to any Borrowing after the Closing Date, at least one Business Day prior to the date of such Borrowing, that such Lender will not make available as and when required hereunder to the Agent for the account of the Company the amount of that Lender's Pro Rata Share of the Borrowing, the Agent may assume that each Lender has made such amount available to the Agent in immediately available funds on the Borrowing Date and the Agent may (but shall not be so required), in reliance upon such assumption, make available to the Company on such date a corresponding amount. If and to the extent any Lender shall not have made its full amount available to the Agent in immediately available funds and the Agent in such circumstances has made available to the Company such amount, that Lender shall on the Business Day following such Borrowing Date make such amount available to the Agent, together with interest at the Federal Funds Rate for each day during such period. A notice of the Agent submitted to any Lender with respect to amounts owing under this subsection (a) shall be conclusive, absent manifest error. If such amount is so made available, such payment to the Agent shall constitute such Lender's Loan on the date of Borrowing for all purposes of this Agreement. If such amount is not made available to the Agent on the Business Day following the Borrowing Date, the Agent will notify the Company of such failure to fund and, on the Business Day after demand by the Agent, the Company shall pay such amount to the Agent for the Agent's account, together with interest thereon for each day elapsed since the date of such Borrowing, at a rate per annum equal to the interest rate applicable at the time to the Loans comprising such Borrowing.

          (b) The failure of any Lender to make any Loan on any Borrowing Date shall not relieve any other Lender of any obligation hereunder to make a Loan on such Borrowing Date, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on any Borrowing Date.

     2.13 Sharing of Payments, Etc. If, other than as expressly provided elsewhere herein, any Lender shall obtain on account of the Obligations in its favor any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) in excess of its ratable share (or other share contemplated hereunder), such Lender shall immediately (a) notify the Agent of such fact, and (b) purchase from the other Lenders such participations in the Loans made by them as shall be necessary to cause such purchasing Lender to share the excess payment pro rata with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender, such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender's ratable share (according to the proportion of (i) the amount of such paying Lender's required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Company agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off, but subject to Section 11.10) with respect to such participation as fully as if such Lender were the direct creditor of the Company in the amount of such participation. The Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section and will in each case notify the Lenders following any such purchases or repayments.

     2.14 Subsidiary Guaranty. All obligations of the Company under the Loan Documents shall be unconditionally guarantied by the Subsidiary Guarantors pursuant to the Subsidiary Guaranty.

                                  ARTICLE III

                              THE LETTERS OF CREDIT

     3.01 The Letter of Credit Subfacility

          (a) The Company may request from time to time on any Business Day during the period from the Closing Date to the Revolving Termination Date that one of the Issuing Lenders issue Letters of Credit for the account of the Company. Subject to the terms and conditions set forth herein, (i) each Issuing Lender agrees, subject to the terms and conditions set forth herein and in that certain letter dated July 8, 1999 addressed to Bank of America and signed by BNP to (A) issue Letters of Credit for the account of the Company, and amend or renew Letters of Credit previously issued by such Issuing Lender, in accordance with subsection 3.02(c), and (B) to honor drafts under the Letters of Credit; and (ii) the Lenders severally agree to participate in Letters of Credit Issued for the account of the Company; provided, that no Issuing Lender shall be obligated to Issue, and no Lender shall be obligated to participate in, any Letter of Credit if as of the date of Issuance of such Letter of Credit (the "Issuance Date") (1) the Effective Amount of all L/C Obligations plus the Effective Amount of all Swing Line Loans plus the Effective Amount of all Revolving Loans exceeds the Revolving Loan Commitments, (2) the participation of any Lender in the Effective Amount of all L/C Obligations plus the Effective Amount of the Revolving Loans of such Lender exceeds such Lender's Revolving Loan Commitment, (3) the Effective Amount of L/C Obligations exceeds the L/C Commitment, or (4) the Effective Amount of L/C Obligations with respect to all Standby Letters of Credit (I) on or prior to December 31, 1999 exceeds (or would on or prior to December 31, 1999 exceed) $30,000,000 or (II) after December 31, 1999 exceeds (or would after December 31, 1999 exceed) $5,000,000. Within the foregoing limits, and subject to the other terms and conditions hereof, the Company's ability to obtain Letters of Credit shall be fully revolving, and, accordingly, the Company may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit which have expired or which have been drawn upon and reimbursed.

          (b) No Issuing Lender is under any obligation to Issue:

               (i) any Letter of Credit if any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Lender from Issuing such Letter of Credit, or any Requirement of Law applicable to such Issuing Lender or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Lender shall prohibit, or request that such Issuing Lender refrain from, the Issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuing Lender with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such Issuing Lender is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such Issuing Lender any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which such Issuing Lender in good faith deems material to it;

               (ii) any Letter of Credit if such Issuing Lender has received written notice from any Lender, the Agent or the Company, on or prior to the Business Day prior to the requested date of Issuance of such Letter of Credit, that one or more of the applicable conditions contained in Article V is not then satisfied;

               (iii) any Commercial Letter of Credit if the expiry date of any requested Letter of Credit is (A) more than 180 days after the date of Issuance, unless the Required Revolving Lenders have approved such expiry date in writing, or (B) later than 30 days prior to the Revolving Termination Date, unless all of the Lenders with a Revolving Loan Commitment have approved such expiry date in writing;

               (iv) any Letter of Credit if the expiry date of any requested Letter of Credit is prior to the maturity date of any financial obligation to be supported by the requested Letter of Credit;

               (v) any Letter of Credit if any requested Letter of Credit does not provide for drafts, or is not otherwise in form and substance reasonably acceptable to such Issuing Lender, or the Issuance of a Letter of Credit shall violate any applicable policies of such Issuing Lender;

               (vi) any Standby Letter of Credit if the expiry date of any requested Standby Letter of Credit is (A) more than 365 days after the date of Issuance, unless the Required Revolving Lenders have approved such expiry date in writing, or (B) later than 30 days prior to the Revolving Termination Date unless all of the Lenders with a Revolving Loan Commitment have approved such expiry date in writing;

               (vii) any Standby Letter of Credit if it is for the purpose of supporting the issuance of any letter of credit by any other Person; or

               (viii) any Letter of Credit if such Letter of Credit is to be issued to support workers' compensation obligations, the aggregate amount of all Letters of Credit supporting workers compensation obligations will not exceed $500,000.

     3.02 Issuance, Amendment and Renewal of Letters of Credit.

          (a) Each Letter of Credit shall be issued upon the irrevocable written (including electronic) request of the Company received by the applicable Issuing Lender (with a copy sent by the Company to the Agent) at least two Business Days (or such shorter time as the applicable Issuing Lender may agree in a particular instance in its sole discretion) prior to the proposed date of issuance. Each such request for issuance of a Letter of Credit shall be by facsimile or by electronic means designated by the applicable Issuing Lender, confirmed, in the case of facsimiles, immediately in an original writing, in the form of an L/C Application, and shall specify in form and detail satisfactory to the applicable Issuing Lender: (i) the Issuing Lender requested to issue the Letter of Credit;
(ii) the proposed date of issuance of the Letter of Credit (which shall be a Business Day); (iii) in the case of Bank of America, whether the Letter of Credit is to be a Standby Letter of Credit or a Commercial Letter of Credit;
(iv) the face amount of the Letter of Credit; (v) the expiry date of the Letter of Credit; (vi) the name and address of the beneficiary thereof; (vii) the documents to be presented by the beneficiary of the Letter of Credit in case of any drawing thereunder; (viii) the full text of any certificate to be presented by the beneficiary in case of any drawing thereunder; and (ix) such other matters as the applicable Issuing Lender may reasonably require.

          (b) At least one Business Day prior to the Issuance of any Letter of Credit, the applicable Issuing Lender will confirm with the Agent (by telephone or in writing, including by electronic means) that the Agent has received a copy of the L/C Application or L/C Amendment Application from the Company and, if not, the applicable Issuing Lender will provide the Agent with a copy thereof. Unless the applicable Issuing Lender has received notice on or before the Business Day immediately preceding the date the applicable Issuing Lender is to issue a requested Letter of Credit from the Agent (A) directing such Issuing Lender not to issue such Letter of Credit because such issuance is not then permitted under subsection 3.01(a) as a result of the limitations set forth in clauses (1) through (4) thereof or subsection 3.01(b)(ii); or (B) that one or more conditions specified in Article V are not then satisfied; then, subject to the terms and conditions hereof, such Issuing Lender shall, on the requested date, issue a Letter of Credit for the account of the Company in accordance with such Issuing Lender's usual and customary business practices.

          (c) From time to time while a Letter of Credit is outstanding and prior to the Revolving Termination Date, the applicable Issuing Lender will, upon the written (including electronic) request of the Company received by such Issuing Lender (with a copy sent by the Company to the Agent) at least two Business Days (or such shorter time as such Issuing Lender may agree in a particular instance in its sole discretion) prior to the proposed date of amendment, amend any Letter of Credit issued by it. Each such request for amendment of a Letter of Credit shall be made by facsimile or by electronic means designated by the applicable Issuing Lender, confirmed, in the case of facsimiles, immediately in an original writing, made in the form of an L/C Amendment Application and shall specify in form and detail satisfactory to the applicable Issuing Lender: (i) the Letter of Credit to be amended; (ii) the proposed date of amendment of the Letter of Credit (which shall be a Business Day); (iii) the nature of the proposed amendment; and (iv) such other matters as such Issuing Lender may require. Such Issuing Lender shall be under no obligation to amend any Letter of Credit if: (A) such Issuing Lender would have no obligation at such time to issue such Letter of Credit in its amended form under the terms of this Agreement; or (B) the beneficiary of any such Letter of Credit does not accept the proposed amendment to the Letter of Credit. The Agent will promptly notify the Lenders of the receipt by it of any L/C Application or L/C Amendment Application.

          (d) The applicable Issuing Lender may, at its election (or as required by the Agent at the direction of the Required Revolving Lenders), deliver any notices of termination or other communications to any Letter of Credit beneficiary or transferee, and take any other action as necessary or appropriate, at any time and from time to time, in order to cause the expiry date of such Letter of Credit to be a date not later than the Revolving Termination Date.

          (e) This Agreement shall control in the event of any conflict with any L/C-Related Document (other than any Letter of Credit).

          (f) The applicable Issuing Lender will also deliver to the Agent, concurrently or promptly following its delivery of a Letter of Credit, or amendment to or renewal of a Letter of Credit, to an advising bank or a beneficiary, a true and complete copy of each such Letter of Credit or amendment to or renewal of a Letter of Credit.

     3.03 Risk Participations, Drawings and Reimbursements

          (a) Immediately upon the Issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the applicable Issuing Lender a participation in such Letter of Credit and each drawing thereunder in an amount equal to the product of (i) the Pro Rata Share of such Lender, times (ii) the maximum amount available to be drawn under such Letter of Credit and the amount of such drawing, respectively. For purposes of subsection 2.01(c), each Issuance of a Letter of Credit shall be deemed to utilize the Commitment of each Lender by an amount equal to the amount of such participation.

          (b) In the event of any request for a drawing under a Letter of Credit by the beneficiary or transferee thereof, the applicable Issuing Lender will promptly notify the Company and the Agent. The Company shall reimburse the applicable Issuing Lender prior to 10:00 a.m. (San Francisco time), on each date that any amount is paid by such Issuing Lender under any Letter of Credit (each such date, an "Honor Date"), in an amount equal to the amount so paid by such Issuing Lender. In the event the Company fails to reimburse such Issuing Lender for the full amount of any drawing under any Letter of Credit by 10:00 a.m. (San Francisco time) on the Honor Date, such Issuing Lender will promptly notify the Agent and the Agent will promptly notify each Lender thereof, and the Company shall be deemed to have requested that Base Rate Loans be made by the Lenders to be disbursed on the Honor Date under such Letter of Credit, subject to the amount of the unutilized portion of the

Revolving Loan Commitment and subject to the conditions set forth in Section
5.02. Any notice given by such Issuing Lender or the Agent pursuant to this subsection 3.03(b) may be oral if immediately confirmed in writing (including by facsimile); provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

          (c) Each Lender shall upon any notice pursuant to subsection 3.03(b) make available to the Agent for the account of the relevant Issuing Lender an amount in Dollars and in immediately available funds equal to its Pro Rata Share of the amount of the drawing, whereupon the participating Lenders shall (subject to subsection 3.03(d)) each be deemed to have made a Revolving Loan consisting of a Base Rate Loan to the Company in that amount. If any Lender so notified fails to make available to the Agent for the account of the applicable Issuing Lender the amount of such Lender's Pro Rata Share of the amount of the drawing by no later than 12:00 noon (San Francisco time) on the Honor Date, then interest shall accrue on such Lender's obligation to make such payment, from the Honor Date to the date such Lender makes such payment, at a rate per annum equal to the Federal Funds Rate in effect from time to time during such period. The Agent will promptly give notice of the occurrence of the Honor Date, but failure of the Agent to give any such notice on the Honor Date or in sufficient time to enable any Lender to effect such payment on such date shall not relieve such Lender from its obligations under this Section 3.03.

          (d) With respect to any unreimbursed drawing that is not converted into Revolving Loans consisting of Base Rate Loans to the Company in whole or in part, because of the Company's failure to satisfy the conditions set forth in
Section 5.02 or for any other reason, the Company shall be deemed to have incurred from the applicable Issuing Lender an L/C Borrowing in the amount of such drawing, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at a rate per annum equal to the Base Rate plus 2% per annum, and each Lender's payment to the applicable Issuing Lender pursuant to subsection 3.03(c) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 3.03.

          (e) Each Lender's obligation in accordance with this Agreement to make the Revolving Loans or L/C Advances, as contemplated by this Section 3.03, as a result of a drawing under a Letter of Credit, shall be absolute and unconditional and without recourse to the applicable Issuing Lender and shall not be affected by any circumstance, including (i) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against such Issuing Lender, the Company or any other Person for any reason whatsoever; (ii) the occurrence or continuance of a Default, an Event of Default or a Material Adverse Effect; or (iii) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing; provided, however, that each Lender's obligation to make Revolving Loans under this Section 3.03 is subject to the conditions set forth in Section 5.02.

     3.04 Repayment of Participations.

          (a) Upon (and only upon) receipt by the Agent for the account of the applicable Issuing Lender of immediately available funds from the Company (i) in reimbursement of any payment made by the applicable Issuing Lender under the Letter of Credit with respect to which any Lender has paid the Agent for the account of such Issuing Lender for such Lender's participation in the Letter of Credit pursuant to Section 3.03 or (ii) in payment of interest thereon, the Agent will pay to each Lender, in the same funds as those received by the Agent for the account of such Issuing Lender, the amount of such Lender's Pro Rata Share of such funds, and such Issuing Lender shall receive the amount of the Pro Rata Share of such funds of any Lender that did not so pay the Agent for the account of such Issuing Lender.

          (b) If the Agent or such Issuing Lender is required at any time to return to the Company, or to a trustee, receiver, liquidator, custodian, or any official in any Insolvency Proceeding, any portion of the payments made by the Company to the Agent for the account of such Issuing Lender pursuant to subsection 3.04(a) in reimbursement of a payment made under the Letter of Credit or interest or fee thereon, each Lender shall, on demand of the Agent, forthwith return to the Agent or such Issuing Lender the amount of its Pro Rata Share of any amounts so returned by the Agent or such Issuing Lender plus interest thereon from the date such demand is made to the date such amounts are returned by such Lender to the Agent or such Issuing Lender, at a rate per annum equal to the Federal Funds Rate in effect from time to time.

     3.05 Role of the Issuing Lender.

          (a) Each Lender and the Company agree that, in paying any drawing under a Letter of Credit, the applicable Issuing Lender shall not have any responsibility to obtain any document (other than any sight draft and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document.

          (b) No Agent-Related Person nor any of the respective correspondents, participants or assignees of the applicable Issuing Lender shall be liable to any Lender for: (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders (including the Majority Lenders, as applicable); (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any L/C-Related Document.

          (c) The Company hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Company's pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. No Agent-Related Person, nor any of the respective correspondents, participants or assignees of either Issuing Lender, shall be liable or responsible for any of the matters described in clauses (i) through (vii) of Section 3.06; provided, however, anything in such clauses to the contrary notwithstanding, that the Company may have a claim against such Issuing Lender, and such Issuing Lender may be liable to the Company, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Company which the Company proves were caused by such Issuing Lender's willful misconduct or gross negligence or such Issuing Lender's willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and document(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing: (i) such Issuing Lender may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary; and (ii) such Issuing Lender shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

     3.06 Obligations Absolute. The obligations of the Company under this Agreement and any L/C-Related Document to reimburse either Issuing Lender for a drawing under a Letter of Credit, and to repay any L/C Borrowing and any drawing under a Letter of Credit converted into Revolving Loans, shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement and each such other L/C-Related Document under all circumstances, including the following:

               (i) any lack of validity or enforceability of this Agreement or any L/C-Related Document;

               (ii) any change in the time, manner or place of payment of, or in any other term of, all or any of the obligations of the Company in respect of any Letter of Credit or any other amendment or waiver of or any consent to departure from all or any of the L/C-Related Documents;

               (iii) the existence of any claim, set-off, defense or other right that the Company may have at any time against any beneficiary or any transferee of any Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), either Issuing Lender or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by the L/C-Related Documents or any unrelated transaction;

               (iv) any draft, demand, certificate or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any Letter of Credit;

               (v) any payment by either Issuing Lender under any Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of any Letter of Credit; or any payment made by such Issuing Lender under any Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of any Letter of Credit, including any arising in connection with any Insolvency Proceeding;

               (vi) any exchange, release or non-perfection of any collateral, or any release or amendment or waiver of or consent to departure from any other guarantee, for all or any of the obligations of the Company in respect of any Letter of Credit; or

               (vii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Company or a guarantor;

provided, in each case, that payment by the applicable Issuing Lender under the applicable Letter of Credit shall not have constituted gross negligence or willful misconduct of such Issuing Lender under the circumstances in question (as determined by a final judgment of a court of competent jurisdiction).

     3.07 Cash Collateral Pledge. Upon (i) the request of the Agent, (A) if either Issuing Lender has honored any full or partial drawing request on any Letter of Credit and such drawing has resulted in an L/C Borrowing hereunder which has not been repaid, or (B) if, as of the Revolving Termination Date, any Letters of Credit may for any reason remain outstanding and partially or wholly undrawn, or (ii) the occurrence of the circumstances described in subsection
3.10 requiring the Company to Cash Collateralize Letters of Credit, then, the Company shall immediately Cash Collateralize the Obligations in an amount equal to the L/C Obligations.

     3.08 LETTER OF CREDIT FEES.

          (a) Standby Letters of Credit. The Company shall pay to (i) Bank of America, in its capacity as the Issuing Lender for its own account with respect to each Standby Letter of Credit a fronting fee as agreed to by Bank of America, in its capacity as the Issuing Lender and the Company pursuant to that certain side letter dated as of July 13, 1999; and (ii) the Agent for the ratable account of each of the Lenders with respect to each Standby Letter of Credit a letter of credit fee equal to the Standby L/C Fee Rate, subject to subsection 2.08(e) in each case on the average daily maximum amount available to be drawn under such Standby Letter of Credit, computed and payable on a quarterly basis in arrears on the last Business Day of each calendar quarter, commencing August 28, 1999, through the Revolving Termination Date (or such later date upon which the outstanding Standby Letters of Credit shall expire), with the final payment to be made on the Revolving Termination Date (or such later expiration date). The Company shall also pay to Bank of America, in its capacity as Issuing Lender for its own account, from time to time on demand, Bank of America's, in its capacity as the Issuing Lender, standard processing fees, costs and charges with respect to Standby Letters of Credit.

          (b) Commercial Letter of Credit. The Company shall pay to the applicable Issuing Lender for its own account from time to time on demand, with respect to Commercial

Letters of Credit, such Issuing Lender's issuance, negotiation, presentation, amendment and other processing fees, and other standard costs and charges, relating to Commercial Letters of Credit, in each case as previously agreed to by such Issuing Lender and the Company.

     3.09 Uniform Customs and Practice. The Uniform Customs and Practice for Documentary Credits as published by the International Chamber of Commerce most recently at the time of issuance of any Letter of Credit shall (unless otherwise expressly provided in the Letters of Credit) apply to the Letters of Credit.

     3.10 Mandatory Prepayments of L/C Obligations. If on any date the Effective Amount of L/C Obligations exceeds the L/C Commitment, the Company shall Cash Collateralize on such date the outstanding Letters of Credit in an amount equal to the excess of the maximum amount then available to be drawn under the Letters of Credit over the aggregate L/C Commitment. Subject to the other provisions of this Agreement and provided no Event of Default or Default then exists, any Cash Collateral shall be returned to the Company when the Effective Amount of the L/C Obligations no longer exceeds the aggregate L/C Commitment. Subject to Section 4.04, if on any date after giving effect to any Cash Collateralization made on such date pursuant to the preceding sentence, the Effective Amount of all Revolving Loans then outstanding plus the Effective Amount of all L/C Obligations exceeds the Revolving Loan Commitments, the Company shall immediately, and without notice or demand, prepay the outstanding principal amount of the Revolving Loans and L/C Advances by an amount equal to the applicable excess.


                                   ARTICLE IV

                     TAXES, YIELD PROTECTION AND ILLEGALITY

     4.01 Taxes.

          (a) Any and all payments by the Company to each Lender or the Agent under this Agreement and any other Loan Document shall be made free and clear of, and without deduction or withholding for, any Taxes. In addition, the Company shall pay all Other Taxes.

          (b) If the Company shall be required by law to deduct or withhold any Taxes, Other Taxes or Further Taxes from or in respect of any sum payable hereunder to any Lender or the Agent, then:

               (i) the sum payable shall be increased as necessary so that, after making all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section), such Lender or the Agent, as the case may be, receives and retains an amount equal to the sum it would have received and retained had no such deductions or withholdings been made;

               (ii) the Company shall make such deductions and withholdings;

               (iii) the Company shall pay the full amount deducted or withheld to the relevant taxing authority or other authority in accordance with applicable law; and

               (iv) the Company shall also pay to each Lender or the Agent for the account of such Lender, at the time interest is paid, Further Taxes in the amount that the respective Lender specifies as necessary to preserve the after-tax yield the Lender would have received if such Taxes, Other Taxes or Further Taxes had not been imposed.

          (c) The Company agrees to indemnify and hold harmless each Lender and the Agent for the full amount of i) Taxes, ii) Other Taxes, and iii) Further Taxes in the amount that the respective Lender specifies as necessary to preserve the after-tax yield the Lender would have received if such Taxes, Other Taxes or Further Taxes had not been imposed, and any liability (including penalties, interest, additions to tax and expenses) arising therefrom or with respect thereto, whether or not such Taxes, Other Taxes or Further Taxes were correctly or legally asserted. Payment under this indemnification shall be made within 30 days after the date the Lender or the Agent makes written demand therefor.

          (d) Within 30 days after the date of any payment by the Company of Taxes, Other Taxes or Further Taxes, the Company shall furnish to each Lender or the Agent the original or a certified copy of a receipt evidencing payment thereof, or other evidence of payment reasonably satisfactory to such Lender or the Agent.

          (e) If the Company is required to pay any amount to any Lender or the Agent pursuant to subsection (b) or (c) of this Section, then such Lender shall use reasonable efforts (consistent with legal and regulatory restrictions) to change the jurisdiction of its Lending Office so as to eliminate any such additional payment by the Company which may thereafter accrue, if such change in the sole judgment of such Lender is not otherwise disadvantageous to such Lender.

     4.02 Illegality.

          (a) If any Lender determines that the introduction of any Requirement of Law, or any change in any Requirement of Law, or in the interpretation or administration of any Requirement of Law, has made it unlawful, or that any central bank or other Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make LIBOR Rate Loans, then, on notice thereof by the Lender to the Company through the Agent, any obligation of that Lender to make LIBOR Rate Loans shall be suspended until the Lender notifies the Agent and the Company that the circumstances giving rise to such determination no longer exist.

          (b) If a Lender determines that it is unlawful to maintain any LIBOR Rate Loan, the Company shall, upon its receipt of notice of such fact and demand from such Lender (with a copy to the Agent), prepay in full such LIBOR Rate Loans of that Lender then outstanding, together with interest accrued thereon and amounts required under
Section 4.04, either on the last day of the Interest Period thereof, if the Lender may lawfully continue to maintain such LIBOR Rate Loans to such day, or immediately, if the Lender may not lawfully continue to maintain such LIBOR Rate Loan. If the Company is required to so prepay any LIBOR Rate Loan, then concurrently with such prepayment, the Company shall borrow from the affected Lender, in the amount of such repayment, a Base Rate Loan.

          (c) If the obligation of any Lender to make or maintain LIBOR Rate Loans has been so terminated or suspended, the Company may elect, by giving notice to the Lender through the Agent that all Loans which would otherwise be made by the Lender as LIBOR Rate Loans shall be instead Base Rate Loans.

          (d) Before giving any notice to the Agent under this Section, the affected Lender shall designate a different Lending Office with respect to its LIBOR Rate Loans if such designation will avoid the need for giving such notice or making such demand and will not, in the judgment of the Lender, be illegal or otherwise disadvantageous to the Lender.

     4.03 Increased Costs and Reduction of Return.

          (a) If any Lender determines that, due to either (i) the introduction of or any change (other than any change by way of imposition of or increase in reserve requirements included in the calculation of the LIBOR Rate or in respect of the assessment rate payable by any Lender to the FDIC for insuring U.S. deposits) in or in the interpretation of any law or regulation or (ii) the compliance by that Lender with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining any LIBOR Rate Loans or participating in Letters of Credit, or, in the case of either Issuing Lender, any increase in the cost to such Issuing Lender of agreeing to issue, issuing or maintaining any Letter of Credit or of agreeing to make or making, funding or maintaining any unpaid drawing under any Letter of Credit, then the Company shall be liable for, and shall from time to time, upon demand (with a copy of such demand to be sent to the Agent), pay to the Agent for the account of such Lender, additional amounts as are sufficient to compensate such Lender for such increased costs.

          (b) If any Lender shall have determined that (i) the introduction of any Capital Adequacy Regulation, (ii) any change in any Capital Adequacy Regulation, (iii) any change in the interpretation or administration of any Capital Adequacy Regulation by any central bank or other Governmental Authority charged with the interpretation or administration thereof, or (iv) compliance by the Lender (or its Lending Office) or any corporation controlling the Lender with any Capital Adequacy Regulation, affects or would affect the amount of capital required or expected to be maintained by the Lender or any corporation controlling the Lender and (taking into consideration such Lender's or such corporation's policies with respect to capital adequacy and such Lender's desired return on capital) determines that the amount of such capital is increased as a consequence of its Commitments, loans, credits or obligations under this Agreement, then, upon demand of such Lender to the

Company through the Agent, the Company shall pay to the Lender, from time to time as specified by the Lender, additional amounts sufficient to compensate the Lender for such increase.

     4.04 Funding Losses. The Company shall reimburse each Lender and hold each Lender harmless from any loss or expense which the Lender may sustain or incur as a consequence of:

          (a) the failure of the Company to make on a timely basis any payment of principal of any LIBOR Rate Loan;

          (b) the failure of the Company to borrow, continue or convert a Loan after the Company has given (or is deemed to have given) a Notice of Borrowing or a Notice of Conversion/ Continuation;

          (c) the failure of the Company to make any prepayment in accordance with any notice delivered under Section 2.06;

          (d) the prepayment (including pursuant to Section 2.06) or other payment (including after acceleration thereof) of a LIBOR Rate Loan on a day that is not the last day of the relevant Interest Period; or

          (e) the automatic conversion under Section 2.04 of any LIBOR Rate Loan to a Base Rate Loan on a day that is not the last day of the relevant Interest Period;

including any such loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain its LIBOR Rate Loans or from fees payable to terminate the deposits from which such funds were obtained. For purposes of calculating amounts payable by the Company to the Lenders under this Section and under subsection 4.03(a), each LIBOR Rate Loan made by a Lender (and each related reserve, special deposit or similar requirement) shall be conclusively deemed to have been funded at the LIBOR used in determining the LIBOR Rate for such LIBOR Rate Loan by a matching deposit or other borrowing in the interbank eurodollar market for a comparable amount and for a comparable period, whether or not such LIBOR Rate Loan is in fact so funded.

     4.05 Inability to Determine Rates. If the Reference Lender determines that for any reason adequate and reasonable means do not exist for determining the LIBOR Rate for any requested Interest Period with respect to a proposed LIBOR Rate Loan, the Agent will promptly so notify the Company and each Lender. Thereafter, the obligation of the Lenders to make or maintain LIBOR Rate Loans hereunder shall be suspended until the Agent upon the instruction of the Majority Lenders revokes such notice in writing. Upon receipt of such notice, the Company may revoke any Notice of Borrowing or Notice of Conversion/Continuation then submitted by it. If the Company does not revoke such Notice, the Lenders shall make, convert or continue the Loans, as proposed by the Company, in the amount specified in the applicable notice submitted by the Company, but such Loans shall be made, converted or continued as Base Rate Loans instead of LIBOR Rate Loans.

     4.06 Certificates of Lenders. Any Lender claiming reimbursement or compensation under this Article IV shall deliver to the Company (with a copy to the Agent) a certificate setting forth in reasonable detail the amount payable to the Lender hereunder and such certificate shall be conclusive and binding on the Company in the absence of gross negligence or manifest error.

     4.07 Substitution of Lenders. Upon the receipt by the Company from any Lender (an "Affected Lender") of a claim for compensation under Section 4.03, the Company may: (i) request the Affected Lender to use its best efforts to obtain a replacement bank or financial institution satisfactory to the Company to acquire and assume all or a ratable part of all of such Affected Lender's Loans and Commitments (a "Replacement Lender"); (ii) request one more of the other Lenders to acquire and assume all or part of such Affected Lender's Loans and Commitments; or (iii) designate a Replacement Lender. Any such designation of a Replacement Lender under clause (i) or (iii) shall be subject to the prior written consent of the Agent (which consent shall not be unreasonably withheld). No such designation of a Replacement Lender shall release or discharge any obligation of the Company to the Affected Lender.

     4.08 Survival. The agreements and obligations of the Company in this
Article IV shall survive the payment of all other Obligations.

                                   ARTICLE V

                              CONDITIONS PRECEDENT

     5.01 Conditions of Initial Credit Extensions. The obligation of each Lender to make its initial Credit Extension hereunder is subject to the condition that the Agent shall have received on or before the Closing Date all of the following, in form and substance satisfactory to the Agent and each Lender, and in sufficient copies for each Lender:

          (a) Credit Agreement and Notes. This Agreement and the Notes (in the forms of Exhibits D, E and F) executed by each party thereto;

          (b) Resolutions; Incumbency.

               (i) Copies of the resolutions of the board of directors of the Company authorizing the Loan Documents to which it is a party and the transactions contemplated hereby and thereby, certified as of the Closing Date by the Secretary or an Assistant Secretary of the Company; and

               (ii) A certificate of the Secretary or Assistant Secretary of the Company, certifying the names and true signatures of the officers of the Company authorized to execute, deliver and perform, as applicable, this Agreement, and all other Loan Documents to be delivered by it hereunder;

          (c) Organization Documents; Good Standing. Each of the following documents:

               (i) the articles or certificate of incorporation and the bylaws of the Company as in effect on the Closing Date, certified by the Secretary or Assistant Secretary of the Company as of the Closing Date; and

               (ii) a good standing and, to the extent generally available, tax good standing certificate for the Company from the Secretary of State (or similar, applicable Governmental Authority) of California and Delaware.

          (d) Legal Opinions. An opinion of Craig Gosselin, Esq., General Counsel to the Company, and addressed to the Agent and the Lenders, substantially in the form of Exhibit I;

          (e) Payment of Fees. Evidence of payment by the Company of all accrued and unpaid fees, costs and expenses to the extent then due and payable on the Closing Date, together with Attorney Costs of Bank of America to the extent invoiced prior to or on the Closing Date, plus such additional amounts of Attorney Costs as shall constitute Bank of America's reasonable estimate of Attorney Costs incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude final settling of accounts between the Company and Bank of America); including any such costs, fees and expenses arising under or referenced in Sections 2.09 and 11.04;

          (f) Lien Search. Written advice relating to such Lien and judgment searches as the Agent shall have requested, and such termination statements, amendments to financing statements or other documents as may be necessary to confirm that the assets of the Company and its Subsidiaries are subject to no other Liens (other than Permitted Liens);

          (g) Evidence of Insurance. Instruments or documents evidencing insurance coverage in accordance with Section 7.06;

          (h) Environmental Questionnaire. A completed environmental questionnaire completed by the Company with respect to its real property (the "Batavia Property") located at 2095 N. Batavia Street, Orange, California 92665, dated as of a recent date prior to the Closing Date and the Agent and the Majority Lenders shall have been satisfied as to the Company's response thereto;

          (i) Certificate. A certificate signed by a Responsible Officer, dated as of the Closing Date, stating that:

               (i) the representations and warranties contained in Article VI are true and correct on and as of such date, as though made on and as of such date;

               (ii) no Default or Event of Default exists or would result from the Credit Extension; and

               (iii) there has occurred since May 31, 1998, no event or circumstance that has resulted or could reasonably be expected to result in a Material Adverse Effect;

          (j) Repayment of Indebtedness under Existing Credit Agreement. A termination letter in form and substance satisfactory to the Agent and the Majority Lenders executed by the Company and the Bank of the West, as agent for lenders under the Existing Credit Agreement;

          (k) Year 2000 Computer Issues. The Company shall have completed and returned to the Agent the Agent's assessment review regarding the Company's and its Subsidiaries' programs for dealing with year 2000 computer issues, and the Agent and the Majority Lenders shall have been satisfied as to the Company's responses therein;

          (l) Compliance Certificate. A Compliance Certificate demonstrating in reasonable detail the Consolidated Funded Debt to Consolidated EBITDA Ratio as of the Closing Date (after giving effect to any Loans made as of the Closing
Date) for the four fiscal quarter period ending on February 28, 1999;

          (m) Funding Loss Indemnity Letter. Four Business Days prior to the Closing Date, a funding loss indemnity letter in form and substance satisfactory to the Agent and executed by the Company; and

          (n) Other Documents. Such other approvals, opinions, documents or materials as the Agent or any Lender may reasonably request.

     5.02 Conditions to All Credit Extensions. The obligation of each Lender to make any Loan to be made by it (including its initial Loan) or to continue or convert any Loan under Section 2.04 and the obligation of either Issuing Lender to Issue any Letter of Credit (including the initial Letter of Credit) is subject to the satisfaction of the following conditions precedent on the relevant Borrowing Date, Conversion/Continuation Date or Issuance Date:

          (a) Notice, Application. The Agent shall have received (with, in the case of the initial Loans only, a copy for each Lender) (i) a Notice of Borrowing or a Notice of Conversion/Continuation, as applicable, or (ii) in the case of any Issuance of any Letter of Credit, either Issuing Lender and the Agent shall have received an L/C Application or L/C Amendment Application, as required under Section 3.02 or (iii) in the case of any Delayed Draw Term Loan,
(A) a Notice of Borrowing, (B) a Delayed Draw Certificate, certifying that after giving effect to the making of the proposed Delayed Draw Term Loans, the aggregate amount of Delayed Draw Term Loans made since the Closing Date does not exceed the aggregate amount of Non-Financed Capital Expenditures incurred by the Company and its Subsidiaries since June 1, 1999 until the last day of the fiscal quarter covered by the Company's most recent Form 10-K or Form 10-Q, as applicable, and certifying as to the other matters set forth therein, and (C) a copy of the Company's most recent Forms 10-K and 10-Q.

          (b) Continuation of Representations and Warranties. The representations and warranties in Article VI shall be true and correct on and as of such Borrowing Date or

Conversion/Continuation Date or Issuance Date with the same effect as if made on and as of such Borrowing Date or Conversion/Continuation Date or Issuance Date (except to the extent such representations and warranties expressly refer to an earlier date, in which case they shall be true and correct as of such earlier date); and

          (c) No Existing Default. No Default or Event of Default shall exist or shall result from such Borrowing or continuation or conversion or Issuance.

Each Notice of Borrowing, Notice of Conversion/Continuation and L/C Application or L/C Amendment Application submitted by the Company hereunder shall constitute a representation and warranty by the Company hereunder, as of the date of each such notice and as of each Borrowing Date, Conversion/Continuation Date, or Issuance Date, as applicable, that the conditions in this Section 5.02 are satisfied.

     5.03 Conditions to Effective Date. The conditions to the occurrence of the Effective Date are set forth in the Amendment Agreement.

                                   ARTICLE VI

                         REPRESENTATIONS AND WARRANTIES


The Company represents and warrants to the Agent and each Lender that:

     6.01 Corporate Existence and Power. The Company and each of its
Subsidiaries:

          (a) is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation;

          (b) (i) has the organizational power and authority and all governmental licenses, authorizations, consents and approvals to own its assets and to carry on its business and (ii) has the organizational power and authority to execute, deliver, and perform its obligations under the Loan Documents;

          (c) is duly qualified as a foreign corporation or other legal entity and is licensed and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification or license (including, without limitation, the State of California with respect to the Company) and, with respect to the Company, Company's failure to be duly qualified and in good standing as a foreign corporation in any (and all) jurisdictions where such qualification and good standing is required by its ownership, lease or operation of property or the conduct of its business would not have a Material Adverse Effect; and

          (d) is in compliance with all Requirements of Law;

except, in each case referred to in clause (c) or clause (d), to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect. As of the Closing Date, there were no Material Domestic Subsidiaries and, as of the Effective Date, there are no Material Domestic Subsidiaries.

     6.02 Corporate Authorization; No Contravention. The execution, delivery and performance by each Loan Party of this Agreement and each other Loan Document to which such Person is party, have been duly authorized by all necessary corporate action, and do not and will not:

          (a) contravene the terms of any of that Person's Organization
Documents;

          (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, any document evidencing any Contractual Obligation to which such Person is a party or any order, injunction, writ or decree of any Governmental Authority to which such Person or its property is subject; or

          (c) violate any Requirement of Law.

     6.03 Governmental Authorization. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority is necessary or required in connection with the execution, delivery or performance by, or enforcement against, the Company or any other Loan Party of the Agreement or any other Loan Document.

     6.04 Binding Effect. This Agreement and each other Loan Document to which the Company or any other Loan Party is a party constitute the legal, valid and binding obligations of the Company and any other Loan Party to the extent it is a party thereto, enforceable against such Person in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors' rights generally or by equitable principles relating to enforceability.

     6.05 Litigation. Except as specifically disclosed in Schedule 6.05, there are no actions, suits, proceedings, claims or disputes pending, or to the knowledge of the Company, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, against the Company, or its Subsidiaries or any of their respective properties which:

          (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby or thereby; or

          (b) if determined adversely to the Company or its Subsidiaries, would reasonably be expected to have a Material Adverse Effect. To the Company's knowledge, no injunction, writ, temporary restraining order or any order of any nature has been issued by any court or other Governmental Authority purporting to enjoin or restrain the execution, delivery or performance of this Agreement or any other Loan Document, or directing that the transactions provided for herein or therein not be consummated as herein or therein provided.

     6.06 No Default. No Default or Event of Default exists or would result from the incurring of any Obligations by the Loan Parties. As of the Closing Date, neither the

Company nor any Subsidiary was, and as of the Effective Date, neither the Company nor any Subsidiary is, in default under or with respect to any Contractual Obligation in any respect which, individually or together with all such defaults, could reasonably be expected to have a Material Adverse Effect, or that would, if such default had occurred after the Closing Date or the Effective Date, as the case may be, create an Event of Default under subsection 9.01(e).

     6.07 ERISA Compliance.

          (a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state law. Each Plan which is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS and to the knowledge of the Company, nothing has occurred which would cause the loss of such qualification. The Company and each ERISA Affiliate has made all required contributions to any Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

          (b) There are no pending or, to the knowledge of Company, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect.

          (c) (i) No ERISA Event has occurred or, to the Company's knowledge, is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) neither the Company nor any ERISA Affiliate has incurred, or, to the Company's knowledge, reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither the Company nor any ERISA Affiliate has incurred, or, to the Company's knowledge, reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under
Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither the Company nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

          (d) Neither the Company nor any of its ERISA Affiliates has any Pension Plan.

     6.08 Use of Proceeds; Margin Regulations. The proceeds of the Loans are to be used solely for the purposes set forth in and permitted by Section 7.12 and
Section 8.07. Neither the Company nor any Subsidiary is generally engaged in the business of purchasing or selling Margin Stock or extending credit for the purpose of purchasing or carrying Margin Stock.

     6.09 Title to Properties. The Company and each Subsidiary have good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of their respective businesses, except for such defects in title as could not, individually or in the aggregate, have a Material Adverse Effect. As of the Closing Date and as of the Effective Date, the property of the Company and its Subsidiaries was (or is, as applicable) subject to no Liens, other than Permitted Liens.

     6.10 Taxes. The Company and its Subsidiaries have filed all Federal and other material tax returns and reports required to be filed, and have paid all Federal and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against the Company or any Subsidiary that would, if made, have a Material Adverse Effect.

     6.11 Financial Condition. (a) The audited and unaudited consolidated financial statements of the Company and its Subsidiaries dated May 31, 1998, and February 27, 1999, respectively, and the related consolidated statements of income or operations, shareholders' equity and cash flows for the fiscal year and the three fiscal quarter period ended on that date:

               (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, subject to ordinary, good faith year end audit adjustments;

               (ii) present fairly the financial condition of the Company and its Subsidiaries as of the date thereof and results of operations for the period covered thereby; and

               (iii) show all material indebtedness and other liabilities, direct or contingent, of the Company and its consolidated Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Contingent Obligations.

          (b) Since May 31, 1998, there has been no Material Adverse Effect.

     6.12 Environmental Matters.

          (a) The on-going operations of the Company and each of its Subsidiaries comply in all material respects with all Environmental Laws, except such non-compliance which would not (if enforced in accordance with applicable law), to the Company's knowledge, result in liability of the Company or any of its Subsidiaries in excess of $1,000,000 in the aggregate.

          (b) The Company and each of its Subsidiaries have obtained all licenses, permits, authorizations and registrations required under any Environmental Law ("Environmental Permits") and necessary for their respective ordinary course operations, all such Environmental Permits are in good standing, and the Company and each of its

Subsidiaries are in compliance with all material terms and conditions of such Environmental Permits.

          (c) None of the Company, any of its Subsidiaries or any of their respective present property or operations, is subject to any outstanding written order from or agreement with any Governmental Authority, nor subject to any judicial or docketed administrative proceeding, respecting any Environmental Law, Environmental Claim or Hazardous Material which, in any such case, could reasonably be expected to result in a liability of the Company and its Subsidiaries in excess of $1,000,000 in the aggregate.

          (d) There are no conditions or circumstances existing with respect to any property of the Company or any Subsidiary, or arising from operations prior to the Closing Date, of the Company, or any of its Subsidiaries that could reasonably be expected to give rise to Environmental Claims with a potential liability of the Company and its Subsidiaries in excess of $3,000,000 in the aggregate for any such condition, circumstance or property. In addition, (i) neither the Company nor any Subsidiary has any underground storage tanks on property (x) that are not properly registered or permitted under applicable Environmental Laws, or (y) that are leaking or disposing of Hazardous Materials off-site, and (ii) the Company and its Subsidiaries have notified all of their employees of the existence, if any, of any health hazard arising from the conditions of their employment and have met all notification requirements under Title III of CERCLA and all other Environmental Laws.

          (e) There are no conditions or circumstances existing with respect to any property of the Company or any Subsidiary owned, leased or operated by the Company or any of its Subsidiaries on or after June 1, 1994, or arising from operations prior to the Closing Date and after June 1, 1994, of the Company, or any of its Subsidiaries that could reasonably be expected to give rise to Environmental Claims with a potential liability of the Company and its Subsidiaries in excess of $1,000,000 in the aggregate for any such condition, circumstance or property.

     6.13 Regulated Entities. None of the Company, any Person controlling the Company, or any Subsidiary, is an "Investment Company" within the meaning of the Investment Company Act of 1940. The Company is not subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act, any state public utilities code, or any other Federal or state statute or regulation limiting its ability to incur Indebtedness.

     6.14 No Burdensome Restrictions. Neither the Company nor any Subsidiary is a party to or bound by any Contractual Obligation, or subject to any restriction in any Organization Document, or any Requirement of Law, which, to the Company's knowledge, could reasonably be expected to have a Material Adverse Effect.

     6.15 Copyrights, Patents, Trademarks and Licenses, etc. The Company or its Subsidiaries own or are licensed or otherwise have the right to use all of the patents, trademarks, service marks, trade names, copyrights, contractual franchises, authorizations and other rights that are reasonably necessary for the operation of their respective businesses, without, to the Company's knowledge, conflict with the rights of any other Person. To the knowledge of the Company, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by the Company or any Subsidiary infringes upon any rights held by any other Person. Except as specifically disclosed in Schedule 6.05, no claim or litigation regarding any of the foregoing is pending or, to the Company's knowledge, threatened, and no patent, invention, device, application, principle or any statute, law, rule, regulation, standard or code is pending or, to the knowledge of the Company, proposed, which, in either case, could reasonably be expected to have a Material Adverse Effect.

     6.16 Subsidiaries. As of the Closing Date and as of the Effective Date, the Company had (or has, as applicable) no Subsidiaries other than those specifically disclosed in part (a) of Schedule 6.16 hereto and, as of the Effective Date, High Cascade Snowboard Camp, Inc., and had (or has, as applicable) no equity investments in any other corporation or entity other than those specifically disclosed in part (b) of Schedule 6.16 and, as of the Effective Date, C.C.R.L. LLC.

     6.17 Insurance. The properties of the Company and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Company, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Company or such Subsidiary operates.

     6.18 Solvency. The Company and each of its Subsidiaries are Solvent.

     6.19 Full Disclosure. None of the representations or warranties made by the Company or any Subsidiary in the Loan Documents as of the date such representations and warranties are made or deemed made, and none of the statements contained in any exhibit, report, statement or certificate furnished by or on behalf of the Company or any Subsidiary in connection with the Loan Documents (including the offering and disclosure materials delivered by or on behalf of the Company to the Lenders prior to the Closing Date), contains any untrue statement of a material fact or omits any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, not misleading as of the time when made or delivered. There are no facts known to the Company that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect and that have not been disclosed herein or in other documents, certificates and statements furnished to the Lenders for use in connection with the transactions contemplated hereby.

     6.20 Year 2000 Compliance. The Company has conducted a comprehensive review and assessment of its systems and equipment applications and made inquiry of the Company's key suppliers, vendors and customers and each of its Subsidiaries' key suppliers and vendors with respect to the "year 2000 problem" (that is, the inability of computers, as well as embedded microchips in non-computing devices, to properly perform date-sensitive functions with respect to certain dates prior to and after December 31, 1999). Based solely on that review and inquiry, the Company does not believe the year 2000 problem, including costs of remediation, will result in a Material Adverse Effect or materially affect its ability to repay the Obligations. The Company is developing, and will have developed no later than November 30, 1999, and, to the extent the Company in its reasonable judgment believes contingency plans are required to ensure continuous business operations without interruptions which may have a Material Adverse Effect on any Material Domestic Subsidiary or the Company, each such Material Domestic Subsidiary is developing and will have developed no later than November 30, 1999, adequate contingency plans to ensure uninterrupted and unimpaired business operation in the event of a failure of its own or a third party's systems or equipment due to the year 2000 problem, including those of vendors, customers, and suppliers, as well as a general failure of or interruption in its communications and delivery infrastructure.

     6.21 Certain Obligations. The Financing Agreement (as amended from time to time, the "Ssangyong Financing Agreement) dated as of March 29, 1996 between Ssangyong (U.S.A.), Inc. ("Ssangyong") and the Company has been terminated and is no longer in full force and effect. The aggregate amount of obligations of the Company and its Subsidiaries to Ssangyong and its affiliates under the Ssangyong Financing Agreement and any related documents does not exceed (and will not exceed at any time) $300,000.

                                  ARTICLE VII

                              AFFIRMATIVE COVENANTS

     So long as any Lender shall have any Commitment hereunder, or any Loan or other Obligation shall remain unpaid or unsatisfied, unless the Majority Lenders waive compliance in writing:

     7.01 Financial Statements. The Company shall deliver to the Agent, in form and detail satisfactory to the Agent, with sufficient copies for each Lender:

          (a) as soon as available, but not later than 120 days after the end of each fiscal year (commencing with the fiscal year ending on or about May 31, 1999), a copy of the audited consolidated and consolidating balance sheet of the Company and its Subsidiaries as at the end of such year and the related consolidated and consolidating statements of income or operations, stockholders' equity and cash flows for such year, setting forth in each case in comparative form the figures for the previous fiscal year, and accompanied by the opinion of a "Big Five" accounting firm or another nationally-recognized independent public accounting firm selected by the Company and reasonably satisfactory to the Agent ("Independent Auditor") which report shall state that such consolidated and consolidating financial statements present fairly in all material respects, the financial position for the periods indicated in conformity with GAAP applied on a basis consistent with prior years. Such opinion shall not contain a "going concern" or like qualification or exception and shall not be qualified or limited because of a restricted or limited examination by the Independent Auditor of any material portion of the Company's or any Subsidiary's records;


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

          (b) as soon as available, but not later than 50 days (or, in the case of any fiscal quarter ending on or about May 31 of any year, 60 days) after the end of each fiscal quarter of each fiscal year (commencing with the fiscal quarter ending on or about August 31, 1999), a copy of the unaudited consolidated and consolidating balance sheet of the Company and its Subsidiaries as of the end of such quarter and the related consolidated and consolidating statements of income for the period commencing on the first day and ending on the last day of such quarter and for the portion of the fiscal year ended on the last day of such quarter, certified on behalf of the Company by a Responsible Officer as fairly presenting in all material respects in accordance with GAAP (subject to ordinary, good faith year-end audit adjustments), the financial position and the results of operations of the Company and its consolidated Subsidiaries;

     7.02 Certificates; Other Information. The Company shall furnish to the Agent, with sufficient copies for each Lender:

          (a) concurrently with the delivery of the financial statements referred to in subsection 7.01(a), a certificate of a Responsible Officer stating that no knowledge was obtained of any Default or Event of Default relating to financial matters, except as specified in such certificate;

          (b) concurrently with the delivery of the financial statements referred to in subsections 7.01(a) and (b), a Compliance Certificate executed on behalf of the Company by a Responsible Officer;

          (c) to the extent not previously provided pursuant to subsection 7.01(a) or (b) above, promptly, and in any event within 15 days of filing with the SEC, copies of all financial statements and reports that the Company sends to its stockholders generally, and copies of all financial statements and regular, periodical or special reports, if any, (including Forms 10-K, 10-Q and 8-K) that the Company or any Subsidiary may make to, or file with, the SEC; provided, that the Company shall also deliver its Forms 10-K and 10-Q concurrently with the delivery of the corresponding financial statements referred to in subsections 7.01 (a) and (b);

          (d) concurrently with the filing of the Company's Form 10-K (commencing with the filing of the Company's Form 10-K for the fiscal year ending on or about May 31, 2000), projections, in form and detail reasonably satisfactory to the Agent and the Majority Lenders containing projected financial information on a quarterly basis for such fiscal year and projected financial information on an annual basis through the fiscal year ending on or about May 31, 2004;

          (e) promptly, and in any event within one year of the Closing Date, a copy of a file stamped UCC termination statement, terminating all UCC financing statements on file with the Company or any of its Subsidiaries as debtor and Ssangyong or any of its affiliates as secured party; and


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

          (f) promptly, such additional information regarding the business, financial or corporate affairs of the Company or any Subsidiary as the Agent, at the request of any Lender, may from time to time reasonably request.

     7.03 Notices. The Company shall promptly notify the Agent and the Agent shall promptly notify the Lenders after receipt of notification from the
Company:

          (a) of the occurrence of any Default or Event of Default, and of the occurrence or existence of any event or circumstance that is reasonably foreseeable to become a Default or Event of Default;

          (b) of (i) any breach or non-performance by any Loan Party of, or any default under, any Contractual Obligation of the Company or any of its Subsidiaries which could reasonably be expected to result in a Material Adverse Effect; and (ii) any dispute, litigation, investigation, proceeding or suspension which may exist at any time between the Company or any of its Subsidiaries and any Governmental Authority (other than routine disputes or inquiries which should not, if adversely determined, result in a Material Adverse Effect);

          (c) of the commencement of (and any material development in), any litigation or proceeding affecting Company or any Subsidiary (i) in which the amount of damages claimed is $1,000,000 (or its equivalent in another currency or currencies) or more and not covered by insurance, (ii) in which injunctive or similar relief is sought and which, if adversely determined, would reasonably be expected to have a Material Adverse Effect, or (iii) in which the relief sought is an injunction or other stay of the performance of this Agreement or any Loan Document;

          (d) upon, but in no event later than 10 days after, becoming aware of
(i) any and all enforcement, cleanup, removal or other governmental or regulatory actions instituted, completed or threatened against the Company or any Subsidiary or any of their respective properties pursuant to any applicable Environmental Laws, (ii) all other Environmental Claims asserted against the Company or any Subsidiary, and (iii) any environmental or similar condition on any real property adjoining or in the vicinity of the property of the Company or any Subsidiary that could reasonably be anticipated to cause such property of the Company or any Subsidiary or any part thereof to be subject to any restrictions on the ownership, occupancy, transferability or use of such property under any Environmental Laws;

          (e) of any other litigation or proceeding affecting the Company or any of its Subsidiaries which the Company is required to report to the SEC pursuant to the Exchange Act, within ten days after reporting the same to the SEC;

          (f) of the occurrence of any of the following events affecting the Company or any ERISA Affiliate (but in no event more than 10 days after such event), and deliver to the Agent and each Lender a copy of any notice with respect to such event that is filed with a Governmental Authority and any notice delivered by a Governmental Authority to the Company or any ERISA Affiliate with respect to such event:


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

               (i) an ERISA Event;

               (ii) a material increase in the Unfunded Pension Liability of any Pension Plan;

               (iii) the adoption of, or the commencement of contributions to, any Plan subject to Section 412 of the Code by the Company or any ERISA Affiliate; or

               (iv) the adoption of any amendment to a Plan subject to Section 412 of the Code, if such amendment results in a material increase in contributions or Unfunded Pension Liability;

          (g) of the formation or Acquisition of any Material Domestic Subsidiary or of any existing Domestic Subsidiary becoming a Material Domestic Subsidiary;

          (h) of any material change in accounting policies or financial reporting practices by the Company or any of its consolidated Subsidiaries; or

          (i) of any event or condition which could reasonably be expected to result in a Material Adverse Effect.

     Each notice under this Section shall be accompanied by a written statement executed on behalf of the Company by a Responsible Officer setting forth details of the occurrence referred to therein, and stating what action the Company or any affected Subsidiary proposes to take with respect thereto and at what time.

     7.04 Preservation of Corporate Existence, Etc. The Company shall, and shall cause each Subsidiary to:

          (a) except as permitted under Section 8.03, preserve and maintain in full force and effect its corporate existence and good standing under the laws of its state or jurisdiction of incorporation;

          (b) preserve and maintain in full force and effect all governmental rights, privileges, qualifications, permits, licenses and franchises necessary in the normal conduct of its business except in connection with transactions permitted by Section 8.03 and sales of assets permitted by Section 8.02;

          (c) use commercially reasonable efforts, in the ordinary course of business, to preserve its business organization and goodwill; and

          (d) use commercially reasonable efforts to preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

     7.05 Maintenance of Non-Inventory Property. The Company shall maintain, and shall cause each Subsidiary to maintain, and preserve all its non-inventory property which is


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

used or useful in its business in good working order and condition, ordinary wear and tear excepted, and make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect, except as permitted by Section 8.02. The Company and each Subsidiary shall use the standard of care typical in the industry in the operation and maintenance of its facilities.

     7.06 Insurance. The Company shall maintain, and shall cause each of its Subsidiaries to maintain, with financially sound and reputable independent insurers, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons; including workers' compensation insurance, public liability and property and casualty insurance, in amounts and coverages not less than those in effect on the date hereof. The Company shall furnish the Agent, with sufficient copies for each Lender, annually within 30 days of each anniversary of the Closing Date, a certificate of the Company executed by a Responsible Officer of the Company (and, if requested by the Agent, any insurance broker of the Company) setting forth the nature and extent of all insurance maintained by the Company and its Subsidiaries in accordance with this Section (and which, in the case of a certificate of a broker, were placed through such broker).

     7.07 Payment of Obligations. The Company shall, and shall cause each Subsidiary to, pay and discharge as the same shall become due and payable:

          (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings and adequate reserves in accordance with GAAP are being maintained by the Company or such Subsidiary;

          (b) all lawful claims which, if unpaid, would by law become a Lien upon its property in violation of Section 8.01; and

          (c) all indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such indebtedness.

     7.08 Compliance with Laws. The Company shall comply, and shall cause each Subsidiary to comply, in all material respects with all Requirements of Law of any Governmental Authority having jurisdiction over it or its business (including the Federal Fair Labor Standards Act), except such as may be contested in good faith or as to which a bona fide dispute may exist or as could not reasonably be expected to have a Material Adverse Effect.

     7.09 Compliance with ERISA. The Company shall, and shall cause each of its ERISA Affiliates to: (a) maintain each Plan in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state law; (b) cause each Plan which is qualified under Section 401(a) of the Code to maintain such qualification; and (c) make all required contributions to any Plan subject to Section 412 of the Code.



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

     7.10 Inspection of Property and Books and Records. The Company shall maintain and shall cause each Subsidiary to maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Company and such Subsidiary. The Company shall permit, and shall cause each Subsidiary to permit, representatives and independent contractors of the Agent or any Lender to visit and inspect any of their respective properties, to examine their respective corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss their respective affairs, finances and accounts with their respective directors, officers, and independent public accountants, all at the expense of the Lenders and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Company; provided, that when an Event of Default exists the Agent or any Lender may do any of the foregoing at the expense of the Company at any time during normal business hours and without advance notice.

     7.11 Environmental Laws.

          (a) The Company shall, and shall cause each Subsidiary to, conduct its operations and keep and maintain its property in compliance with all Environmental Laws.

          (b) Upon the written request of the Agent or any Lender, the Company shall submit and cause each of its Subsidiaries to submit, to the Agent with sufficient copies for each Lender, at the Company's sole cost and expense, at reasonable intervals, a report providing an update of the status of any environmental, health or safety compliance, hazard or liability issue identified in any notice or report required pursuant to subsection 7.03(d), that could, individually or in the aggregate, reasonably be expected to result in liability of any Loan Party in excess of $1,000,000.

     7.12 Use of Proceeds. The Company shall use the proceeds of (i) the Closing Date Term Loans to repay the outstanding Indebtedness under the Existing Credit Agreement on the Closing Date, (ii) the Delayed Draw Term Loans to finance Non-Financed Capital Expenditures incurred by the Company and its Subsidiaries during the period commencing on June 1, 1999 and ending on the last day of the fiscal quarter ending on or about November 30, 2000, and (iii) the Revolving Loans and the Swing Line Loans for working capital and for other general corporate purposes (including stock repurchases) in each case not in contravention of any Requirement of Law or of any Loan Document, including, without limitation, Section 8.11(a).

     7.13 Further Assurances. The Company shall ensure that all written information, exhibits and reports furnished by any Loan Party to the Agent or the Lenders taken as a whole do not and will not contain any untrue statement of a material fact and do not and will not omit to state any material fact or any fact necessary to make the statements contained therein not misleading in light of the circumstances in which made, and will promptly disclose to the Agent and the Lenders and correct any defect or error that may be discovered therein or in any Loan Document or in the execution, acknowledgement or recordation thereof.


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

     7.14 Additional Subsidiary Guarantors. Within thirty days following the formation or Acquisition (provided that nothing in this paragraph shall be deemed to authorize the Acquisition of any entity) of any Material Domestic Subsidiary or within thirty Business Days following the date any existing Domestic Subsidiary becomes a Material Domestic Subsidiary, the Company shall cause such Material Domestic Subsidiary to deliver to the Agent a Subsidiary Guaranty or a supplement to the Subsidiary Guaranty, together with the following documents with respect to such Material Domestic Subsidiary, all in form and substance reasonably satisfactory to the Agent:

               (i) certified copies of resolutions of the board of directors of such Material Domestic Subsidiary approving the Subsidiary Guaranty;

               (ii) incumbency certificates for such Material Domestic Subsidiary certifying as to its officers who are authorized to execute and deliver the documents required hereunder; and

               (iii) a favorable opinion of counsel with respect to (a) the due organization, good standing and corporate power and authority of such Material Domestic Subsidiary, (b) the due authorization, execution, delivery, validity, binding effect and enforceability as to such Material Domestic Subsidiary of all documents required to be delivered by them hereunder, (c) the execution and delivery of the documents required to be delivered by such Material Domestic Subsidiary hereunder not conflicting with or creating a Lien under any other agreement of such Material Domestic Subsidiary, not violating any law or regulation, not requiring any consent or authorization of any Person which has not been obtained; and (e) such other matters as the Agent or the Majority Lenders may reasonably require.

                                  ARTICLE VIII

                               NEGATIVE COVENANTS

     So long as any Lender shall have any Commitment hereunder, or any Loan or other Obligation shall remain unpaid or unsatisfied, unless the Majority Lenders waive compliance in writing:

     8.01 Liens and Related Matters.

     A. Limitation on Liens. The Company shall not, and shall not suffer or permit any Subsidiary to, directly or indirectly, make, create, incur, assume or suffer to exist any Lien upon or with respect to any part of its property, whether now owned or hereafter acquired, other than the following ("Permitted Liens"):

          (a) any Lien existing on property of the Company or any Subsidiary on the Closing Date and set forth in Schedule 8.01 securing Indebtedness outstanding on such date (after giving effect to the repayment of Indebtedness on the Closing Date);

          (b) Liens for taxes, fees, assessments or other governmental charges which are not delinquent or remain payable without penalty, or to the extent that non-payment thereof is permitted by Section 7.07, provided that no notice of lien has been filed or recorded under the Code ("Statutory Liens");

          (c) carriers', warehousemen's, mechanics', landlords', materialmen's, repairmen's or other similar Liens arising in the ordinary course of business which are not more than 30 days delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;

          (d) Liens (other than any Lien imposed by ERISA) consisting of pledges or deposits required in the ordinary course of business in connection with workers' compensation, unemployment insurance and other social security legislation;

          (e) Liens on the property of the Company or its Subsidiary securing
(i) the non-delinquent performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, (ii) contingent obligations on surety and appeal bonds, and (iii) other non-delinquent obligations of a like nature; in each case, incurred in the ordinary course of business, provided all such Liens in the aggregate would not (even if enforced) cause a Material Adverse Effect;

          (f) Liens consisting of judgment or judicial attachment liens, provided that the enforcement of such Liens is effectively stayed and such Liens do not create an Event of Default;

          (g) easements, rights-of-way, restrictions and other similar encumbrances which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the businesses of the Company and its Subsidiaries;

          (h) purchase money security interests on any property acquired or held by the Company or its Subsidiaries in the ordinary course of business, securing Indebtedness incurred or assumed for the purpose of financing all or any part of the cost of acquiring or improving such property; provided that (i) any such Lien attaches to such property concurrently with or within 20 days after the acquisition or improvement thereof, (ii) such Lien attaches solely to the property so acquired in such transaction and the proceeds thereof, (iii) the principal amount of the debt secured thereby does not exceed 100% of the cost of such property, and (iv) the aggregate principal amount of the Indebtedness secured by any and all such purchase money security interests shall not at any time exceed the amount permitted by subsection 8.05(d);

          (i) Liens securing obligations in respect of capital leases (and any financing lease having substantially the same economic effect of a conditional sale, title retention agreement or capital lease) on assets subject to such leases, provided that such leases are otherwise permitted hereunder and the amount of Indebtedness secured by such Liens shall not exceed the amount permitted by subsection 8.05(d);

          (j) Liens arising solely by virtue of any statutory or common law provision relating to banker's liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; provided that (i) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Company in excess of those set forth by regulations promulgated by the FRB, and (ii) such deposit account is not intended by the Company or any Subsidiary to provide collateral to the depository institution; and

          (k) Liens on (and limited to) the real property located at 2095 N. Batavia Street, Orange, California, securing the non-recourse Indebtedness of the Company permitted under subsection 8.05(i).

     B. Equitable Lien in Favor of the Lenders. If the Company or any of its Subsidiaries shall create or assume any Lien upon any of its properties or assets, whether now owned or hereafter acquired, other than Liens excepted by the provisions of subsection 8.01A, it shall make or cause to be made effective provision whereby the Obligations will be secured by such Lien equally and ratably with any and all other Indebtedness secured thereby as long as any such Indebtedness shall be so secured; provided that, notwithstanding the foregoing, this covenant shall not be construed as a consent by the Majority Lenders to the creation or assumption of any such Lien not permitted by the provisions of subsection 8.01A.

     C. No Further Negative Pledges. Except with respect to specific property encumbered to secure payment of particular Indebtedness, neither the Company nor any of its Subsidiaries shall enter into any agreement (other than the agreement pursuant to which the Company borrows the Indebtedness described in subsection 8.05(f)), prohibiting the creation or assumption of any Lien upon any of its properties or assets, whether now owned or hereafter acquired.

     8.02 Disposition of Assets. The Company shall not, and shall not suffer or permit any Subsidiary to, directly or indirectly, sell, assign, lease, convey, transfer or otherwise dispose of (whether in one or a series of transactions) any property (including accounts and notes receivable, with or without recourse) or enter into any agreement to do any of the foregoing, except:

          (a) dispositions of inventory, or used, worn-out or surplus tangible personal property, all in the ordinary course of business;

          (b) the sale of equipment to the extent that such equipment is exchanged for credit against the purchase price of similar replacement equipment, or the proceeds of such sale are applied within 180 days of such sale to the purchase price of such replacement equipment;

          (c) Dispositions not otherwise permitted hereunder which are made for fair market value; provided, that (i) at the time of any Disposition, no Event of Default or Default shall exist or shall result from such Disposition, (ii) the aggregate sales price from such disposition shall be paid in cash, and (iii) the aggregate value of all assets so sold by the Company and its Subsidiaries in any fiscal year shall not exceed $1,000,000;

          (d) (i) sale of inventory by the Company or any of its Subsidiaries to the Company or any of its other Subsidiaries in the ordinary course of business for fair market value and pursuant to terms that otherwise meet the requirements of subsection 8.06; (ii) other transfers of property from the Company to one or more Wholly-Owned Subsidiary Guarantors, the aggregate value of which property does not exceed $500,000 for all such transfers; and (iii) transfers of property from a Subsidiary to the Company or to a Wholly-Owned Subsidiary Guarantor;

          (e) sell without recourse in the ordinary course of business any of the Company's or its Subsidiaries' past due accounts receivable which resulted from sale and delivery of inventory to the applicable account debtor ; and

          (f) the sale of the Batavia Property at fair market value for cash and/or a note payable secured by the Batavia Property.

     8.03 Consolidations and Mergers. The Company shall not, and shall not suffer or permit any Subsidiary to, merge, consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except:

          (a) any Subsidiary may merge with the Company, provided that the Company shall be the continuing or surviving corporation, or with any one or more Subsidiaries, provided that if any transaction shall be between a Subsidiary and a Wholly-Owned Subsidiary, the Wholly-Owned Subsidiary shall be the continuing or surviving corporation and if any transaction shall be between a Subsidiary Guarantor and another Subsidiary, the Subsidiary Guarantor shall be the surviving corporation; and

          (b) any Subsidiary may sell all or substantially all of its assets (upon voluntary liquidation or otherwise), to the Company or another Wholly-Owned Subsidiary; provided that any Subsidiary Guarantor may sell all or substantially all of its assets only to the Company or another Subsidiary Guarantor.

     8.04 Loans, Investments and Acquisitions. The Company shall not purchase or acquire, or suffer or permit any Subsidiary to purchase or acquire, or make any commitment therefor, any capital stock, equity interest, or any obligations or other securities of, or any interest in, any Person (including a Joint Venture), or make or commit to make any Acquisitions, or make or commit to make any advance, loan, extension of credit or capital contribution to or any other investment in, any Person including any Affiliate of the Company (together, "Investments"), except for:

          (a) Investments held by the Company or Subsidiary in the form of cash equivalents or short term marketable securities (including such cash equivalents or such securities satisfying the investment objectives and investment criteria set forth in the Company's Investment Policy attached hereto as Exhibit K);

          (b) extensions of credit in the nature of accounts receivable or notes receivable arising from the sale or lease of goods or services in the ordinary course of business;

          (c) extensions of credit by the Company to its Wholly-Owned Subsidiaries which are Subsidiary Guarantors;

          (d) Permitted Acquisitions and the formation or acquisition of Subsidiaries in connection with one or more Permitted Acquisitions;

          (e) the acquisition by the Company of Global Accessories Limited and Switch Manufacturing; provided that the consideration for such acquisitions is solely in shares of the Company's capital stock.

          (f) Investments constituting Permitted Equity Investments; and

          (g) advances to employees in the ordinary course of business and loans to employees in an aggregate principal amount not exceeding $500,000 at any time outstanding.

     8.05 Limitation on Indebtedness. The Company shall not, and shall not suffer or permit any Subsidiary to, create, incur, assume, suffer to exist, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, except:

          (a) Indebtedness incurred pursuant to this Agreement;

          (b) Indebtedness consisting of Contingent Obligations permitted pursuant to Section 8.08;

          (c) Indebtedness existing on the Closing Date and set forth in
Schedule 8.05;

          (d) Indebtedness secured by Liens permitted by subsections 8.01(h) and
(i) in an aggregate amount outstanding not to exceed at any time $9,000,000; provided that no more than $3,000,000 of such Indebtedness may be incurred or assumed in any fiscal year of the Company (it being understood that unused amounts in one fiscal year will not be eligible to be carried forward to any future periods);

          (e) Indebtedness of Wholly-Owned Subsidiary Guarantors owing to the Company;

          (f) Senior unsecured Indebtedness provided by institutional lenders, all of the proceeds of which are applied to repay the Term Loans if (i) the terms thereof (including covenants and events of default) are no more restrictive than those of the Loan Documents and (ii) such institutional lenders shall have entered into an intercreditor agreement with the Agent and the Lenders which is in form and substance satisfactory to the Lenders;


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

          (g) Indebtedness of any Foreign Subsidiary to shareholders of such Foreign Subsidiary (other than the Company and its Subsidiaries) so long as (i) such Indebtedness is non-recourse to (i.e. no course may be had against) the Company or any of its Subsidiaries (other than such Foreign Subsidiary) with respect to such Indebtedness and (ii) such Indebtedness is not a Contingent Obligation of the Company or any of its Subsidiaries (other than such Foreign Subsidiary);

          (h) other unsecured Indebtedness not exceeding an aggregate principal amount of $1,000,000 at any time outstanding; and

          (i) Company may become and remain liable with respect to Indebtedness non-recourse to Company or any of its Subsidiaries which is secured solely by, and enforcement with respect to which is limited to foreclosure or other actions with respect to, the real property located at the Batavia Property, provided that the aggregate principal amount of all such Indebtedness does not exceed the appraised value of the Batavia Property as of the date of the incurrence of such non-recourse Indebtedness.

     8.06 Transactions with Affiliates. The Company shall not, and shall not suffer or permit any Subsidiary to, enter into any transaction with any Affiliate of the Company (other than a Subsidiary Guarantor), except upon fair and reasonable terms no less favorable to the Company or such Subsidiary than would obtain in a comparable arm's-length transaction with a Person not an Affiliate of the Company or such Subsidiary; provided that the foregoing restriction shall not apply to any transaction with any Affiliates of the Company so long as the aggregate amount of payments with respect to such transaction (together with any other related transaction or series of transactions) do not exceed in the aggregate $100,000.

     8.07 Use of Proceeds.

          (a) The Company shall not, and shall not suffer or permit any Subsidiary to, use any portion of the Loan proceeds, directly or indirectly, (i) to purchase or carry Margin Stock, (ii) to repay or otherwise refinance indebtedness of the Company or others incurred to purchase or carry Margin Stock, (iii) to extend credit for the purpose of purchasing or carrying any Margin Stock, or (iv) to acquire any security in any transaction that is subject to Section 13 or 14 of the Exchange Act;

          (b) The Company shall not, directly or indirectly, use any portion of the Loan proceeds (i) knowingly to purchase Ineligible Securities from the Arranger during any period in which the Arranger makes a market in such Ineligible Securities, (ii) knowingly to purchase during the underwriting or placement period Ineligible Securities being underwritten or privately placed by the Arranger, or (iii) to make payments of principal or interest on Ineligible Securities underwritten or privately placed by the Arranger and issued by or for the benefit of the Company or any Affiliate of the Company. The Arranger is a registered broker-dealer and permitted to underwrite and deal in certain Ineligible Securities; and "Ineligible Securities" means securities which may not be underwritten or dealt in by member banks of the Federal Reserve System under Section 16 of the Banking Act of 1933 (12 U.S.C. ss. 24, Seventh), as amended.

     8.08 Contingent Obligations. The Company shall not, and shall not suffer or permit any Subsidiary to, create, incur, assume or suffer to exist any Contingent Obligations except:

          (a) endorsements for collection or deposit in the ordinary course of business;

          (b) the Subsidiary Guaranty;

          (c) Contingent Obligations of the Company and its Subsidiaries existing as of the Closing Date (including the Existing Letters of Credit listed in Schedule 8.08 (but not any extensions or renewals thereof) and listed in
Schedule 8.08;

          (d) customary indemnities for suppliers, customers, licensees and other third parties in the ordinary course of business (consistent with the Company's prior practices) and in connection with Permitted Acquisitions and Dispositions permitted by Section 8.02;

          (e) Contingent Obligations with respect to Letters of Credit issued hereunder;

          (f) guarantees by the Company of the obligations of Wholly-Owned Subsidiary Guarantors;

          (g) Contingent Obligations of Van Pac, LLC or VASH, LLC with respect to any commercial letter of credit issued for the account of Van Pac, LLC or VASH, LLC so long as such letter of credit is at all times backed for the full face amount and for all other obligations thereunder by letters of credit issued by financial institutions meeting the criteria set forth in clause (a) or clause
(b) of the definition of "Eligible Assignee" for the account of Pacific Sunwear of California, Inc. or Sunglass Hut International, Inc., respectively; and

          (h) the Company may become and remain liable with respect to Permitted Swap Obligations under (i) any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or similar agreement or arrangement or
(ii) any foreign exchange contract, currency swap agreement, or other similar agreement or arrangement; provided that the aggregate notional amount relative to all such Permitted Swap Obligations shall not exceed $30,000,000 at any time; provided further that each such agreement or contract shall expire or terminate on or prior to the Revolving Termination Date.

     8.09 Sale and Leaseback Transactions. The Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, become or remain liable as lessee or as a guarantor or other surety with respect to any lease, whether an operating lease or a capital lease, of any property (whether real, personal or mixed), whether now owned or hereafter acquired, (i) which the Company or any of its Subsidiaries has sold or transferred or is to sell or transfer to any other Person (other than the Company or any of its Subsidiaries) or (ii) which the Company or any of its Subsidiaries intends to use for substantially the same purpose as any other property which has been or is to be sold or transferred by the Company or any of its subsidiaries to any Person (other than the Company or any of its Subsidiaries) in connection with such lease.

     8.10 No Restrictions on Subsidiary Distributions. Except as provided herein the Company will not, and will not permit any of its Subsidiaries to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any such Subsidiary to
(i) pay dividends or make any other distributions on any of such Subsidiary's capital stock owned by the Company or any other Subsidiary of the Company, (ii) repay or prepay any Indebtedness owed by such Subsidiary to the Company or any other Subsidiary of the Company, (iii) make loans or advances to the Company or any other Subsidiary of the Company, or (iv) transfer any of its property or assets to the Company or any other Subsidiary of the Company.

     8.11 Restricted Payments. The Company shall not, and shall not suffer or permit any Subsidiary to, declare or make any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any shares of any class of its capital stock, or make any prepayment of principal with respect to any subordinated indebtedness or purchase, redeem or otherwise acquire for value any shares of its capital stock or any warrants, rights or options to acquire such shares, now or hereafter outstanding or any such subordinated indebtedness; except that the Company and any Wholly-Owned Subsidiary may:

          (a) so long as no Event of Default or Default exists or would be caused thereby, the Company may, prior to the Revolving Termination Date, repurchase Company's stock in an aggregate amount not to exceed $10,000,000;

          (b) Subsidiaries may make distributions and pay dividends to the Company;

          (c) so long as no Event of Default or Default exists or would be caused thereby, Global Accessories Limited may, during any fiscal year, pay dividends to the Company and Global Accessories Limited's other shareholder(s) in an aggregate amount not exceeding the net income of Global Accessories Limited for the immediately preceding fiscal year (determined in accordance
GAAP); provided that such dividends shall be paid to the Company and the other shareholders of Global Accessories Limited ratably in accordance with their respective ownership percentages in Global Accessories Limited; provided, further, that the Company shall own at all times at least 70% of the outstanding capital stock of Global Accessories Limited;

          (d) So long as no Event of Default or Default exists or would be caused thereby, each of Vans LatinoAmericana (Mexico) and Vans Latin America, Inc. may make distributions and pay dividends to its respective shareholders (including the Company); provided that the aggregate amount of all distributions and dividends paid by Vans LatinoAmericana (Mexico) and Vans Latin America, Inc. after the Closing Date shall not exceed $1,000,000 in the aggregate; provided, further, that such dividends and distributions shall be paid to the Company and the other shareholders of each of Vans LatinoAmericana (Mexico) and Vans Latin America, Inc. ratably in accordance with their respective ownership percentages in each of Vans LatinoAmericana (Mexico) and Vans Latin America, Inc.;

provided further, that at the time of any such distribution or dividend, (i) Vans LatinoAmericana (Mexico) or Vans Latin America, Inc., as applicable, shall have no Consolidated Funded Debt and (ii) such distributions are made and such dividends are paid from cash generated by or available from the normal business operations of Vans LatinoAmericana (Mexico) or Vans Latin America, Inc., as applicable; and

          (e) So long as no Event of Default or Default exists or would be caused thereby, each of Van Pac, LLC and VASH, LLC may, on and after December 1, 1999, make distributions and pay dividends to its respective members (including the Company); provided that the aggregate amount of such distribution or dividend (together with all distributions and dividends paid by Van Pac, LLC or VASH, LLC, as the case may be, during the same fiscal quarter of the Company) does not exceed the net income (determined in accordance with GAAP) of Van Pac, LLC or VASH, LLC, as the case may be, for the immediately preceding fiscal quarter; provided, further, that such dividends and distributions shall be paid to the Company and the other members of Van Pac, LLC or VASH, LLC, as applicable, ratably in accordance with their respective ownership percentages in Van Pac, LLC or VASH, LLC, as applicable; provided further, that the Company shall own at all times at least 51% of the outstanding capital stock (or membership interest) of Van Pac, LLC and VASH, LLC.

     8.12 Financial Covenants.

          (a) Minimum Fixed Charge Coverage Ratio. The Company shall not permit as of the last day of any fiscal quarter the ratio of (i) Consolidated Adjusted Cash Flow to (ii) Consolidated Fixed Charges for each four-quarter fiscal period ending as of such last day (1) in the event such last day is on or about August 31, 1999 or November 30, 1999, to be less than 1.15 to 1.0, and (2) in the event such last day is on or about February 28, 2000 or thereafter, to be less than
1.25 to 1.0.

          (b) Maximum Consolidated Funded Debt to Consolidated Adjusted EBITDA Ratio. The Company shall not permit the Consolidated Funded Debt to Consolidated Adjusted EBITDA Ratio as of the last day of any fiscal quarter ending during any of the periods set forth below to exceed the correlative ratio indicated:


                                                                                           MAXIMUM CONSOLIDATED
                                                                                       FUNDED DEBT TO CONSOLIDATED
                               PERIOD                                                      ADJUSTED EBITDA RATIO
  -----------------------------------------------------------------------------        ----------------------------
  Closing Date through (and including) the last day of the
     fiscal quarter ending on or about November 30, 1999                                          3.00 to 1.0
  December 31, 1999 through (and including) the last day
     of the fiscal quarter ending on or about May 31, 2000                                        2.00 to 1.0
  June 30, 2000 through (and including) the last day of the
     fiscal quarter ending on or about August 31, 2000                                            3.00 to 1.0
  September 30, 2000 through (and including) the last day
     of the fiscal quarter ending on or about November 30,
     2000                                                                                         2.00 to 1.0

  December 31, 2000 through (and including) the last day
     of the fiscal quarter ending on or about February 28, 2001                                   3.00 to 1.0
  March 31, 2001 through (and including) the last day
     of the fiscal quarter ending on or about May 31, 2001                                        2.00 to 1.0
  June 30, 2001 through (and including) the last day of
     the fiscal quarter ending on or about August 31, 2001                                        3.00 to 1.0
  September 30, 2001 through (and including) the last day
     of the fiscal quarter ending on or about November 30,
     2001                                                                                         2.00 to 1.0
  December 31, 2001 through (and including) the last day
     of the fiscal quarter ending on or about February 28, 2002                                   3.00 to 1.0
  March 31, 2002 through (and including) the last day
     of the fiscal quarter ending on or about May 31, 2002                                        2.00 to 1.0
  June 30, 2002 through (and including) the last day of
     the fiscal quarter ending on or about August 31, 2002                                        2.50 to 1.0
  September 30, 2002 through (and including) the last day
     of the fiscal quarter ending on or about November 30, 2002                                   1.75 to 1.0
  December 31, 2002 through (and including) the last day
     of the fiscal quarter ending on or about February 28, 2003                                   2.50 to 1.0
  March 31, 2003 through (and including) the last day of
     the fiscal quarter ending on or about May 31, 2003                                           1.75 to 1.0
  June 30, 2003 through  (and including) the last day of the
     fiscal quarter ending on or about August 31, 2003                                            2.25 to 1.0
  September 30, 2003 through (and including) the last day
     of the fiscal quarter ending on or about November 30, 2003                                   1.75 to 1.0
  December 31, 2003  through and including the last day of
   the fiscal quarter ending on or about February 28, 2004                                        2.25 to 1.0
  March 31, 2004 through (and including) the last day of the
   fiscal quarter ending on or about May 31, 2004 and thereafter                                  1.75 to 1.0


          (c) Minimum Quick Ratio. The Company shall not permit the Quick Ratio
(i) as of the end of any fiscal quarter ending on or about any February 28 or August 31 of any fiscal year to be less than 0.75:1.0 and (ii) as of the end of any fiscal quarter ending on or about any May 31 or November 30 to be less than 1.00:1.0.

          (d) After Tax Losses. The Company shall not permit the after tax consolidated net income of the Company and its Subsidiaries (as determined in accordance with GAAP) to be less than zero for any two consecutive fiscal quarters.

     8.13 ERISA. The Company shall not, and shall not suffer or permit any of its ERISA Affiliates to: (a) engage in a prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan which has resulted or could reasonably expected to result in liability of the Company in an aggregate amount in excess of $500,000; or (b) engage in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

     8.14 Change in Business. The Company shall not, and shall not suffer or permit any Subsidiary to, engage in any material line of business substantially different from those lines of business carried on by the Company and its Subsidiaries on the date hereof.

     8.15 Accounting Changes. The Company shall not, and shall not suffer or permit any Subsidiary to, make any significant change in accounting treatment or reporting practices, except as required by GAAP, or change the fiscal year of the Company or of any Subsidiary.

                                   ARTICLE IX

                                EVENTS OF DEFAULT


     9.01 Event of Default. Any of the following shall constitute an "Event of Default":

          (a) Non-Payment. The Company fails to make, (i) when and as required to be made herein, payments of any amount of principal of any Loan or of any L/C Obligation, or (ii) within three Business Days after the same becomes due, payment of any interest, fee or any other amount payable hereunder or under any other Loan Document; or

          (b) Representation or Warranty. Any representation or warranty by the Company or any Subsidiary made or deemed made herein, in any other Loan Document, or which is contained in any certificate, document or financial or other written statement by the Company, any Subsidiary, or any Responsible Officer, furnished at any time under this Agreement, or in or under any other Loan Document is incorrect in any material respect on or as of the date made or deemed made; or

          (c) Specific Defaults. The Company fails to perform or observe any term, covenant or agreement contained in any of Section 7.03 or 7.09 or in
Article VIII or fails to perform or observe any term, covenant or agreement contained in Section 7.01 or 7.02 and such failure continues for a period of five days; or

          (d) Other Defaults. The Company or any other Loan Party thereto fails to perform or observe any other term or covenant contained in this Agreement or any other Loan Document, and such default shall continue unremedied for a period of 30 days after the earlier of (i) the date upon which a Responsible Officer knew or reasonably should have known of such failure or (ii) the date upon which written notice thereof is given to the Company by the Agent or any Lender; or

          (e) Cross-Default. The Company or any Subsidiary (A) fails to make any payment in respect of any Indebtedness or Contingent Obligation (other than in respect of Swap Contracts), having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $1,000,000 when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) and such failure continues after the applicable grace or notice period, if any, specified in the relevant document on the date of such failure; or (B) fails to perform or observe any other condition or covenant, or any other event shall occur or condition exist, under any agreement or instrument relating to any such Indebtedness or Contingent Obligation, and such failure continues after the applicable grace or notice period, if any, specified in the relevant document on the date of such failure if the effect of such failure, event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause such Indebtedness to be declared to be due and payable prior to its stated maturity, or such Contingent Obligation to become payable or cash collateral in respect thereof to be demanded.

          (f) Insolvency; Voluntary Proceedings. The Company or any Subsidiary
(i) ceases or fails to be solvent, or generally fails to pay, or admits in writing its inability to pay, its debts as they become due, subject to applicable grace periods, if any, whether at stated maturity or otherwise; (ii) voluntarily ceases to conduct its business in the ordinary course (except as permitted hereunder); (iii) commences any Insolvency Proceeding with respect to itself; or (iv) takes any action to effectuate or authorize any of the foregoing; or

          (g) Involuntary Proceedings. (i) Any involuntary Insolvency Proceeding is commenced or filed against the Company or any Subsidiary, or any writ, judgment, warrant of attachment, execution or similar process, is issued or levied against a substantial part of the Company's or any Subsidiary's properties, and any such proceeding or petition shall not be dismissed, or such writ, judgment, warrant of attachment, execution or similar process shall not be released, vacated or fully bonded within 60 days after commencement, filing or levy; (ii) the Company or any Subsidiary admits the material allegations of a petition against it in any Insolvency Proceeding, or an order for relief (or similar order under non-U.S. law) is ordered in any Insolvency Proceeding; or
(iii) the Company or any Subsidiary acquiesces in the appointment of a receiver, trustee, custodian, conservator, liquidator, mortgagee in possession (or agent therefor), or other similar Person for itself or a substantial portion of its property or business; or

          (h) ERISA. (i) An ERISA Event shall occur with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Company under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $1,000,000; or (ii) the aggregate amount of Unfunded Pension Liability among all Pension Plans at any time exceeds $1,000,000; or (iii) the Company or any ERISA Affiliate shall fail to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $1,000,000; or

          (i) Monetary Judgments. One or more non-interlocutory judgments, non-interlocutory orders, decrees or arbitration awards is entered against the Company or any Subsidiary involving in the aggregate a liability (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage) as to any single or related series of transactions, incidents or conditions, of $1,000,000 or more, and the same shall remain unsatisfied, unvacated and unstayed pending appeal for a period of 30 days after the entry thereof; or

          (j) Non-Monetary Judgments. Any non-monetary judgment, order or decree is entered against the Company or any Subsidiary which does or would reasonably be expected to have a Material Adverse Effect, and there shall be any period of 10 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

          (k) Change of Control. There occurs any Change of Control; or

          (l) Loss of Licenses. Any Governmental Authority revokes or fails to renew any material license, permit or franchise of the Company or any Subsidiary, or the Company or any Subsidiary for any reason loses any material license, permit or franchise, or the Company or any Subsidiary suffers the imposition of any restraining order, escrow, suspension or impound of funds in connection with any proceeding (judicial or administrative) with respect to any material license, permit or franchise, the effect of which could reasonably be expected to result in a Material Adverse Effect; or

          (m) Subsidiary Guarantor Defaults. Any Subsidiary Guarantor fails in any material respect to perform or observe any term, covenant or agreement in the Subsidiary Guaranty to which it is a party; or the Subsidiary Guaranty is for any reason partially (including with respect to future advances) or wholly revoked or invalidated, or otherwise ceases to be in full force and effect in accordance with its terms, or a Subsidiary Guarantor or any other Person contests in any manner the validity or enforceability thereof or denies that it has any further liability or obligation thereunder; or any event described at subsections (f) or (g) of this Section occurs with respect to a Subsidiary Guarantor; or

          (n) Invalidity of Subordination Provisions. The subordination provisions of any agreement or instrument governing any subordinated indebtedness is for any reason revoked or invalidated, or otherwise cease to be in full force and effect, or any Person contests in any manner the validity or enforceability thereof or denies that it has any further liability or obligation thereunder, or the Indebtedness hereunder is for any reason subordinated or does not have the priority contemplated by this Agreement or such subordination provisions.

     9.02 Remedies. If any Event of Default occurs, and the applicable cure period, if any, expires, the Agent shall, at the request of, or may, with the consent of, the Majority Lenders:

          (a) declare the commitment of each Lender to make Loans and any obligation of each Issuing Lender to Issue Letters of Credit to be terminated, whereupon such commitments and obligation shall be terminated;

          (b) declare an amount equal to the maximum aggregate amount that is or at any time thereafter may become available for drawing under any outstanding Letters of Credit (whether or not any beneficiary shall have presented, or shall be entitled at such time to present, the drafts or other documents required to draw under such Letters of Credit) to be immediately due and payable, and declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Company; and

          (c) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable law;

     provided, however, that upon the occurrence of any event specified in subsection (f) or (g) of Section 9.01 (in the case of clause (i) of subsection (g) upon the expiration of the 60-day period mentioned therein), the obligation of each Lender to make Loans and any obligation of each Issuing Lender to Issue Letters of Credit shall automatically terminate and the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable without further act of the Agent, either Issuing Lender or any Lender; provided further that the foregoing shall not affect in any way the obligations of the Lenders to purchase participations in unpaid Swing Line Loans as provided in subsection 2.1(d).

     9.03 Rights Not Exclusive. The rights provided for in this Agreement and the other Loan Documents are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by law or in equity, or under any other instrument, document or agreement now existing or hereafter arising.

                                   ARTICLE X

                                    THE AGENT

     10.01 Appointment and Authorization; "Agent".

          (a) Each Lender hereby irrevocably (subject to Section 10.09) appoints, designates and authorizes the Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, the Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Agent have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Agent. Without limiting the generality of the foregoing sentence, the use of the term "agent" in this Agreement with reference to the Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

          (b) Each Issuing Lender shall act on behalf of the Lenders with respect to any Letters of Credit Issued by it and the documents associated therewith until such time and except for so long as the Agent may agree at the request of the Required Revolving Lenders to act for such Issuing Lender with respect thereto; provided, however, that each Issuing Lender shall have all of the benefits and immunities (i) provided to the Agent in this Article X with respect to any acts taken or omissions suffered by such Issuing Lender in connection with Letters of Credit Issued by it or proposed to be Issued by it and the application and agreements for letters of credit pertaining to the Letters of Credit as fully as if the term "Agent," as used in this Article X, included such Issuing Lender with respect to such acts or omissions, and (ii) as additionally provided in this Agreement with respect to such Issuing Lender.

     10.02 Delegation of Duties. The Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects with reasonable care.

     10.03 Liability of Agent. None of the Agent-Related Persons shall (i) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or (ii) be responsible in any manner to any of the Lenders for any recital, statement, representation or warranty made by the Company or any Subsidiary or Affiliate of the Company, or any officer thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent under or in connection with, this Agreement or any other Loan Document, or for the value of or title to any Collateral, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of the Company or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of the Company or any of the Company's Subsidiaries or Affiliates.

     10.04 Reliance by Agent.

          (a) The Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to the Company), independent accountants and other experts selected by the Agent. The Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Majority Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the

Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Majority Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders.

          (b) For purposes of determining compliance with the conditions specified in Section 5.01, each Lender that becomes a party to this Agreement after the Closing Date shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter either sent by the Agent to such Lender for consent, approval, acceptance or satisfaction, or required thereunder to be consented to or approved by or acceptable or satisfactory to the Lender.

     10.05 Notice of Default. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Agent for the account of the Lenders, unless the Agent shall have received written notice from a Lender or the Company referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default". The Agent will notify the Lenders of its receipt of any such notice. The Agent shall take such action with respect to such Default or Event of Default as may be requested by the Majority Lenders in accordance with Article IX; provided, however, that unless and until the Agent has received any such request, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interest of the Lenders.

     10.06 Credit Decision. Each Lender acknowledges that none of the Agent-Related Persons has made any representation or warranty to it, and that no act by the Agent hereinafter taken, including any review of the affairs of the Company and its Subsidiaries, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender. Each Lender represents to the Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Company and its Subsidiaries, the value of and title to any Collateral, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Company hereunder. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Company. Except for notices, reports and other documents expressly herein required to be furnished to the Lenders by the Agent, the Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or


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creditworthiness of the Company which may come into the possession of any of the
Agent-Related Persons.

     10.07 Indemnification of Agent. Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand the Agent-Related Persons (to the extent not reimbursed by or on behalf of the Company and without limiting the obligation of the Company to do so), pro rata, from and against any and all Indemnified Liabilities; provided, however, that no Lender shall be liable for the payment to the Agent-Related Persons of any portion of such Indemnified Liabilities resulting solely from such Person's gross negligence or willful misconduct. Without limitation of the foregoing, each Lender shall reimburse the Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Agent is not reimbursed for such expenses by or on behalf of the Company. The undertaking in this Section shall survive the payment of all Obligations hereunder and the resignation or replacement of the Agent.

     10.08 Agent in Individual Capacity. Bank of America and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with the Company and its Subsidiaries and Affiliates as though Bank of America were not the Agent hereunder and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, Bank of America or its Affiliates may receive information regarding the Company or its Affiliates (including information that may be subject to confidentiality obligations in favor of the Company or such Subsidiary) and acknowledge that the Agent shall be under no obligation to provide such information to them. With respect to its Loans, Bank of America shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not the Agent, and the terms "Lender" and "Lenders" include Bank of America in its individual capacity.

     10.09 Successor Agent. The Agent may resign as Agent upon 30 days' notice to the Lenders and the Company. If the Agent resigns under this Agreement, the Majority Lenders shall appoint from among the Lenders a successor agent for the Lenders which successor agent shall be approved by the Company which approval shall not be unreasonably withheld. If no successor agent is appointed prior to the effective date of the resignation of the Agent, the Agent may appoint, after consulting with the Lenders and the Company, a successor agent from among the Lenders. Upon the acceptance of its appointment as successor agent hereunder, such successor agent shall succeed to all the rights, powers and duties of the retiring Agent and the term "Agent" shall mean such successor agent and the retiring Agent's appointment, powers and duties as Agent shall be terminated. After any retiring Agent's resignation hereunder as Agent, the provisions of this Article X and Sections 11.04 and 11.05 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement. If no successor agent has accepted appointment as Agent by the date


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which is 30 days following a retiring Agent's notice of resignation, the retiring Agent's resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Agent hereunder until such time, if any, as the Majority Lenders appoint a successor agent as provided for above.

     10.10 Withholding Tax.

          (a) If any Lender is a "foreign corporation, partnership or trust" within the meaning of the Code and such Lender claims exemption from, or a reduction of, U.S. withholding tax under Sections 1441 or 1442 of the Code, such Lender agrees with and in favor of the Agent and the Company, to deliver to the
Agent:

               (i) if such Lender claims an exemption from, or a reduction of, withholding tax under a United States tax treaty, two properly completed and executed copies of IRS Form 1001 before the payment of any interest in the first calendar year and before the payment of any interest in each third succeeding calendar year during which interest may be paid under this Agreement;

               (ii) if such Lender claims that interest paid under this Agreement is exempt from United States withholding tax because it is effectively connected with a United States trade or business of such Lender, two properly completed and executed copies of IRS Form 4224 before the payment of any interest is due in the first taxable year of such Lender and in each succeeding taxable year of such Lender during which interest may be paid under this Agreement; and

               (iii) such other form or forms as may be required under the Code or other laws of the United States as a condition to exemption from, or reduction of, United States withholding tax.

     Such Lender agrees to promptly notify the Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

          (b) If any Lender claims exemption from, or reduction of, withholding tax under a United States tax treaty by providing IRS Form 1001 and such Lender sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations of the Company to such Lender, such Lender agrees to notify the Agent of the percentage amount in which it is no longer the beneficial owner of Obligations of the Company to such Lender. To the extent of such percentage amount, the Agent will treat such Lender's IRS Form 1001 as no longer valid.

          (c) If any Lender claiming exemption from United States withholding tax by filing IRS Form 4224 with the Agent sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations of the Company to such Lender, such Lender agrees to undertake sole responsibility for complying with the withholding tax requirements imposed by Sections 1441 and 1442 of the Code.



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

          (d) If any Lender is entitled to a reduction in the applicable withholding tax, the Agent may withhold from any interest payment to such Lender an amount equivalent to the applicable withholding tax after taking into account such reduction. However, if the forms or other documentation required by subsection (a) of this Section are not delivered to the Agent, then the Agent may withhold from any interest payment to such Lender not providing such forms or other documentation an amount equivalent to the applicable withholding tax imposed by Sections 1441 and 1442 of the Code, without reduction.

          (e) If the IRS or any other Governmental Authority of the United States or other jurisdiction asserts a claim that the Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered or was not properly executed, or because such Lender failed to notify the Agent of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason) such Lender shall indemnify the Agent fully for all amounts paid, directly or indirectly, by the Agent as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable to the Agent under this Section, together with all costs and expenses (including Attorney Costs). The obligation of the Lenders under this subsection shall survive the payment of all Obligations and the resignation or replacement of the Agent.

     10.11 ARTICLE VII200010.12 Lead Arrangers; Book Managers. None of the Lenders identified on the facing page or signature pages of this Agreement as a "lead arranger" or "book manager" shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders so identified as a "lead arranger" or "book manager" shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

                                   ARTICLE XI

                                  MISCELLANEOUS

     11.01 Amendments and Waivers. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent with respect to any departure by the Company or any applicable Subsidiary therefrom, shall be effective unless the same shall be in writing and signed by the Majority Lenders (or by the Agent at the written request of the Majority Lenders) and the Company and acknowledged by the Agent, and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such waiver, amendment, or consent shall, unless in writing and signed by all the Lenders and the Company and acknowledged by the Agent, do any of the following:

          (a) increase or extend the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 9.02);


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

          (b) postpone or delay any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document;

          (c) reduce the principal of, or the rate of interest specified herein on any Loan, or (subject to clause (iii) below) any fees or other amounts payable hereunder or under any other Loan Document;

          (d) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans which is required for the Lenders or any of them to take any action hereunder;

          (e) amend this Section, or Section 2.13, or any provision herein providing for consent or other action by all Lenders; or

          (f) discharge any Guarantor;

     provided that this Section 11.01 does not apply to any Loan specific waivers, solely administrative in nature (i.e., waivers of Interest Period tenors, minimum borrowing amounts or integral multiples, pricing options, and notice periods for fundings or paydowns, other than as specified in this Agreement), for which approval may be given by Lenders having in excess of 50% of the Loan Exposure for said specific Loan, or the Swing Line Lender with respect to Swing Line Loans; and provided further, that
     (i) no amendment, waiver or consent shall, unless in writing and signed by the applicable Issuing Lender in addition to the Majority Lenders or all Lenders, as the case may be, affect the rights or duties of such Issuing Lender under this Agreement or any L/C-Related Document relating to any Letter of Credit Issued or to be Issued by it, (ii) no amendment, waiver or consent shall, unless in writing and signed by the Agent in addition to the Majority Lenders or all the Lenders, as the case may be, affect the rights or duties of the Agent under this Agreement or any other Loan Document, and
     (iii) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed by the parties thereto.

     11.02 Notices.

          (a) All notices, requests, consents, approvals, waivers and other communications shall be in writing (including, unless the context expressly otherwise provides, by facsimile transmission, provided that any matter transmitted by the Company by facsimile (i) shall be immediately confirmed by a telephone call to the recipient at the number specified on Schedule 11.02, and
(ii) shall be followed promptly by delivery of a hard copy original thereof) and mailed, faxed or delivered, to the address or facsimile number specified for notices on Schedule 11.02; or, as directed to the Company or the Agent, to such other address as shall be designated by such party in a written notice to the other parties, and as directed to any other party, at such other address as shall be designated by such party in a written notice to the Company and the Agent.


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          (b) All such notices, requests and communications shall, when transmitted by overnight delivery, or faxed, be effective when delivered for overnight (next-day) delivery, or transmitted in legible form by facsimile machine, respectively, or if mailed, upon the third Business Day after the date deposited into the U.S. mail, or if delivered, upon delivery; except that notices pursuant to Article II, III or X to the Agent shall not be effective until actually received by the Agent, and notices pursuant to Article III to the applicable Issuing Lender shall not be effective until actually received by such Issuing Lender at the address specified for such "Issuing Lender" on the applicable signature page hereof.

          (c) Any agreement of the Agent and the Lenders herein to receive certain notices by telephone or facsimile is solely for the convenience and at the request of the Company. The Agent and the Lenders shall be entitled to rely on the authority of any Person purporting to be a Person authorized by the Company to give such notice and the Agent and the Lenders shall not have any liability to the Company or other Person on account of any action taken or not taken by the Agent or the Lenders in reliance upon such telephonic or facsimile notice. The obligation of the Company to repay the Loans and L/C Obligations shall not be affected in any way or to any extent by any failure by the Agent and the Lenders to receive written confirmation of any telephonic or facsimile notice or the receipt by the Agent and the Lenders of a confirmation which is at variance with the terms understood by the Agent and the Lenders to be contained in the telephonic or facsimile notice.

     11.03 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Agent or any Lender, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

     11.04 Costs and Expenses. The Company shall:

          (a) whether or not the transactions contemplated hereby are consummated, pay or reimburse Bank of America (including in its capacity as Agent and as an Issuing Lender) within five Business Days after demand (subject to subsection 5.01(e)) for all reasonable costs and expenses incurred by Bank of America (including in its capacity as Agent and as an Issuing Lender) in connection with the development, preparation, delivery, administration and execution of, and any amendment, supplement, waiver or modification to (in each case, whether or not consummated), this Agreement, any Loan Document and any other documents prepared in connection herewith or therewith, and the consummation of the transactions contemplated hereby and thereby, including reasonable Attorney Costs incurred by Bank of America (including in its capacity as Agent and as an Issuing Lender) with respect thereto; and

          (b) pay or reimburse the Agent, the Arranger and each Lender (including each Issuing Lender in its capacity as an Issuing Lender) within five Business Days after demand (subject to subsection 5.01(e)) for all reasonable costs and expenses (including reasonable Attorney Costs) incurred by them in connection with the enforcement, attempted


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enforcement, or preservation of any rights or remedies under this Agreement or any other Loan Document during the existence of an Event of Default or after acceleration of the Loans (including in connection with any "workout" or restructuring regarding the Loans, and including in any Insolvency Proceeding or appellate proceeding).

     11.05 Company Indemnification.

          (a) Whether or not the transactions contemplated hereby are consummated, the Company shall indemnify, defend and hold the Agent-Related Persons, and each Lender and each of its respective officers, directors, employees, counsel, agents and attorneys-in-fact (each, an "Indemnified Person") harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, charges, expenses and disbursements (including reasonable Attorney Costs) of any kind or nature whatsoever which may at any time (including at any time following repayment of the Loans, the termination of the Letters of Credit and the termination, resignation or replacement of the Agent or replacement of any Lender) be imposed on, incurred by or asserted against any such Person in any way relating to or arising out of this Agreement or any document contemplated by or referred to herein, or the transactions contemplated hereby, or any action taken or omitted by any such Person under or in connection with any of the foregoing, including with respect to any investigation, litigation or proceeding (including any Insolvency Proceeding or appellate proceeding) related to or arising out of this Agreement or the Loans or Letters of Credit or the use of the proceeds thereof, whether or not any Indemnified Person is a party thereto (all the foregoing, collectively, the "Indemnified Liabilities"); provided, that the Company shall have no obligation hereunder to any Indemnified Person with respect to Indemnified Liabilities to the extent resulting from the gross negligence or willful misconduct of such Indemnified Person. The agreements in this Section shall survive payment of all other Obligations.

          (b) The Company shall indemnify, defend and hold harmless each Indemnified Person, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, charges, expenses or disbursements (including reasonable Attorney Costs and the reasonable allocated cost of internal environmental audit or review services), which may be incurred by or asserted against such Indemnified Person in connection with or arising out of any pending or threatened investigation, litigation or proceeding, or any action taken by any Person, with respect to any Environmental Claim. No action taken by legal counsel chosen by the Agent or any Lender in defending against any such investigation, litigation or proceeding or requested remedial, removal or response action shall vitiate or any way impair the Company's obligation and duty hereunder to indemnify and hold harmless the Agent and each Lender.

               (i) In no event shall any site visit, observation, or testing by the Agent or any Lender (or any contractee of the Agent or any Lender) be deemed a representation or warranty that Hazardous Materials are or are not present in, on, or under, the site, or that there has been or shall be compliance with any Environmental Law. Neither the Company nor any other Person is entitled to rely on any site visit, observation, or testing by the Agent or any Lender. Neither the Agent nor any Lender


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     owes any duty of care to protect the Company or any other Person against, or to inform the Company or any other party of, any Hazardous Materials or any other adverse condition affecting any site or property. Neither the Agent nor any Lender shall be obligated to disclose to the Company or any other Person any report or findings made as a result of, or in connection with, any site visit, observation, or testing by the Agent or any Lender.

          (c) Survival; Defense. The obligations in this Section shall survive payment of all other Obligations. At the election of any Indemnified Person, the Company shall defend such Indemnified Person using legal counsel reasonably satisfactory to such Indemnified Person in such Person's reasonable discretion, at the sole cost and expense of the Company. All amounts owing under this Section shall be paid within 30 days after demand.

     11.06 Payments Set Aside. To the extent that the Company makes a payment to the Agent or the Lenders, or the Agent or the Lenders exercise their right of set-off, and such payment or the proceeds of such set-off or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any Insolvency Proceeding or otherwise, then
(a) to the extent of such recovery the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, and (b) each Lender severally agrees to pay to the Agent upon demand its pro rata share of any amount so recovered from or repaid by the Agent.

     11.07 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Company may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the Agent and each Lender.

     11.08 Assignments, Participations, etc.

          (a) Any Lender may, with the written consent of the Company at all times other than during the existence of an Event of Default or a Default and of the Agent, which consents shall not be unreasonably withheld, at any time assign and delegate to one or more Eligible Assignees (provided that no written consent of the Company or the Agent shall be required in connection with any assignment and delegation by a Lender to an Eligible Assignee that is an Affiliate of such Lender or, to another Lender) (each an "Assignee") all, or any ratable part of
(x) its Term Loan Commitment and Term Loans, and (y) its Revolving Loan Commitment and Revolving Loans (including its interest in the L/C Obligations) (and in the case of the Swing Line Lender, all of its Swing Line Loan Commitment and Swing Line Loans, but only to a Person who has been appointed a successor Agent pursuant to subsection 10.09), in each case together with the other rights and obligations of such Lender hereunder with respect to the Commitments and Loans being so assigned and delegated, in a minimum amount of $5,000,000 or if less, all of such assignor Lender's rights and obligations with



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respect to the Term Loan Commitments, Term Loans, Revolving Loan Commitment and
Revolving Loans or Swing Line Loan Commitment and Swing Line Loans being assigned, as applicable; provided, however, that the Company and the Agent may continue to deal solely and directly with such Lender in connection with the interest so assigned to an Assignee until (A) written notice of such assignment, together with payment instructions, addresses and related information with respect to the Assignee, shall have been given to the Company and the Agent by such Lender and the Assignee; (B) such Lender and its Assignee shall have delivered to the Company and the Agent an Assignment and Acceptance in the form of Exhibit H ("Assignment and Acceptance") together with any Note or Notes subject to such assignment and (C) the assignor Lender or Assignee has paid to the Agent a processing fee in the amount of $3,500; provided that any such assignment in accordance with this subsection 11.08(a) shall effect a pro rata assignment (based on the respective principal amounts thereof then outstanding or in effect) of both the Term Loan Commitment or the Term Loan of the assigning Lender, on the one hand, and the Revolving Loan Commitment and the Revolving Loans of the assigning Lender, on the other hand.

          (b) From and after the date that the Agent notifies the assignor Lender that it has received (and provided its consent with respect to) an executed Assignment and Acceptance and payment of the above-referenced processing fee, (i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, shall have the rights and obligations of a Lender under the Loan Documents, and (ii) the assignor Lender shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under the Loan Documents. Agent will record the information contained in the Assignment and Acceptance in the Register.

          (c) Within five Business Days after its receipt of notice by the Agent that it has received an executed Assignment and Acceptance and payment of the processing fee, (and provided that it consents to such assignment if such consent is required in accordance with subsection 11.08(a)), at the request of the Agent the Company shall execute and deliver to the Agent, new Notes evidencing such Assignee's assigned Loans and Commitment and, if the assignor Lender has retained a portion of its Loans and its Commitment, replacement Notes in the principal amount of the Loans retained by the assignor Lender (such Notes to be in exchange for, but not in payment of, the Notes held by such Lender). Immediately upon each Assignee's making its processing fee payment under the Assignment and Acceptance, this Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee and the resulting adjustment of the Commitments arising therefrom. The Commitment allocated to each Assignee shall reduce such Commitments of the assigning Lender pro tanto.

          (d) Any Lender may at any time sell to one or more commercial banks or other Persons not Affiliates of the Company (a "Participant") participating interests in any Loans, the Commitment of that Lender and the other interests of that Lender (the "originating Lender") hereunder and under the other Loan Documents; provided, however, that (i) the


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originating Lender's obligations under this Agreement shall remain unchanged,
(ii) the originating Lender shall remain solely responsible for the performance of such obligations, (iii) the Company and the Agent shall continue to deal solely and directly with the originating Lender in connection with the originating Lender's rights and obligations under this Agreement and the other Loan Documents, and (iv) no Lender shall transfer or grant any participating interest under which the Participant has rights to approve any amendment to, or any consent or waiver with respect to, this Agreement or any other Loan Document, except to the extent such amendment, consent or waiver would require unanimous consent of the Lenders as described in the first proviso to Section
11.01. In the case of any such participation, the Participant shall be entitled to the benefit of Sections 4.01, 4.03 and 11.05 but only to the extent such amounts would be payable to the Lender selling such participation interest, and if amounts outstanding under this Agreement are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement.

          (e) Notwithstanding any other provision in this Agreement, any Lender may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement and the Note held by it in favor of any Federal Reserve Bank in accordance with Regulation A of the FRB or U.S. Treasury Regulation 31 CFR ss.203.14, and such Federal Reserve Bank may enforce such pledge or security interest in any manner permitted under applicable law.

          (f) Each Lender that becomes a Lender hereunder after the Closing Date shall be deemed to have approved the satisfaction (or waiver) of the conditions precedent set forth in Section 5.01.

     11.09 Confidentiality. Each Lender agrees to take and to cause its Affiliates to take normal and reasonable precautions and exercise due care to maintain the confidentiality of all information identified as "confidential" or "secret" by the Company and provided to it by the Company or any Subsidiary, or by the Agent on the Company's or such Subsidiary's behalf, under this Agreement or any other Loan Document, and neither it nor any of its Affiliates shall use any such information other than in connection with or in enforcement of this Agreement and the other Loan Documents or in connection with other business now or hereafter existing or contemplated with the Company or any Subsidiary; except to the extent such information (i) was or becomes generally available to the public other than as a result of disclosure by the Lender, or (ii) was or becomes available on a non-confidential basis from a source other than the Company, provided that such source is not bound by a confidentiality agreement with the Company known to the Lender; provided, however, that any Lender may disclose such information (A) at the request or pursuant to any requirement of any Governmental Authority to which the Lender is subject or in connection with an examination of such Lender by any such authority; (B) pursuant to subpoena or other court process; (C) when required to do so in accordance with the provisions of any applicable Requirement of Law; (D) to the extent reasonably required in connection with any litigation or proceeding to which the Agent,



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any Lender or their respective Affiliates may be party; (E) to the extent reasonably required in connection with the exercise of any remedy hereunder or under any other Loan Document; (F) to such Lender's independent auditors and other professional advisors; (G) to any Participant or Assignee, actual or potential, provided that such Person agrees in writing to keep such information confidential to the same extent required of the Lenders hereunder; (H) as to any Lender or its Affiliate, as expressly permitted under the terms of any other document or agreement regarding confidentiality to which the Company or any Subsidiary is party or is deemed party with such Lender or such Affiliate; and
(I) to its Affiliates.

     11.10 Set-off. In addition to any rights and remedies of the Lenders provided by law, if an Event of Default exists or the Loans have been accelerated, each Lender is authorized at any time and from time to time, without prior notice to the Company, any such notice being waived by the Company to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing by, such Lender to or for the credit or the account of the Company against any and all Obligations owing to such Lender, now or hereafter existing, irrespective of whether or not the Agent or such Lender shall have made demand under this Agreement or any Loan Document and although such Obligations may be contingent or unmatured. Each Lender agrees promptly to notify the Company and the Agent after any such set-off and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

     11.11 Automatic Debits of Fees. With respect to any interest, commitment fee, arrangement fee, letter of credit fee or other fee, or any other cost or expense (except Attorney Costs unless a Default or an Event of Default shall have occurred and is continuing) due and payable to the Agent, Bank of America, in its capacity as Issuing Lender, Bank of America or the Arranger under the Loan Documents, the Company hereby irrevocably authorizes Bank of America to debit any deposit account of the Company with Bank of America in an amount such that the aggregate amount debited from all such deposit accounts does not exceed such interest, fee or other cost or expense. If there are insufficient funds in such deposit accounts to cover the amount of the interest, fee or other cost or expense then due, such debits will be reversed (in whole or in part, in Bank of America's sole discretion) and such amount not debited shall be deemed to be unpaid. No such debit under this Section shall be deemed a set-off.

     11.12 Notification of Addresses, Lending Offices, Etc. Each Lender shall notify the Agent in writing of any changes in the address to which notices to the Lender should be directed, of addresses of any Lending Office, of payment instructions in respect of all payments to be made to it hereunder and of such other administrative information as the Agent shall reasonably request.

     11.13 Counterparts. This Agreement may be executed in any number of separate counterparts, each of which, when so executed, shall be deemed an original, and all of said counterparts taken together shall be deemed to constitute but one and the same instrument.

     11.14 Severability. The illegality or unenforceability of any provision of this Agreement or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or any instrument or agreement required hereunder.

     11.15 No Third Parties Benefited. This Agreement is made and entered into for the sole protection and legal benefit of the Company, the Lenders, the Agent and the Agent-Related Persons, and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents.

     11.16 Governing Law and Jurisdiction.

          (a) THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF CALIFORNIA; PROVIDED THAT THE AGENT AND THE LENDERS SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

          (b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF CALIFORNIA OR OF THE UNITED STATES FOR THE CENTRAL DISTRICT OF CALIFORNIA, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE COMPANY, THE AGENT AND THE LENDERS CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. EACH OF THE COMPANY, THE AGENT AND THE LENDERS IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF THIS AGREEMENT OR ANY DOCUMENT RELATED HERETO. THE COMPANY, THE AGENT AND THE LENDERS EACH WAIVE PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY CALIFORNIA LAW.

     11.17 Waiver of Jury Trial. THE COMPANY, THE LENDERS AND THE AGENT EACH WAIVE THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR ANY AGENT-RELATED PERSON, PARTICIPANT OR ASSIGNEE, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS, OR OTHERWISE. THE COMPANY, THE LENDERS AND THE AGENT EACH AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT

TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS OR ANY PROVISION HEREOF OR THEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

     11.18 Entire Agreement. This Agreement, together with the other Loan Documents, embodies the entire agreement and understanding among the Company, the Lenders and the Agent, and supersedes all prior or contemporaneous agreements and understandings of such Persons, verbal or written, relating to the subject matter hereof and thereof.

                                   SCHEDULE I
                                     LENDERS


BANK OF AMERICA, N.A.

CITY NATIONAL BANK, a National Banking Association

GREATER BAY CORPORATE FINANCE,
     a Division of Cupertino National Bank and Trust

BANQUE NATIONALE de PARIS

CALIFORNIA FEDERAL BANK, A Federal Savings Bank

                                  SCHEDULE 1.01


              Determination of LIBOR Rate Margin, Base Rate Margin,
                             and Commitment Fee Rate

     The LIBOR Rate Margin, the Base Rate Margin and Commitment Fee Rate shall be determined as of the applicable date based on the Consolidated Funded Debt to Consolidated Adjusted EBITDA Ratio for such date as follows:

A.   Revolving Loans, Revolving Loan Commitments and Swing Line Loans


Consolidated Funded Debt to
Consolidated                                     LIBOR Rate          Base Rate        Commitment
Adjusted EBITDA Ratio                            Margin              Margin           Fee Rate
---------------------------                      ----------          ----------       ----------
Greater than or equal to 2.50:1                     2.000%            0.500%           0.500%
Greater than or equal to 2.00:1 but less            1.750%            0.250%           0.375%
than 2.50:1
Greater than or equal to 1.50:1 but less            1.625%            0.000%           0.250%
than 2.00:1
Less than 1.50:1                                    1.500%            0.000%           0.125%


B.   Term Loans and Term Loan Commitments

Consolidated Funded Debt to
Consolidated                                     LIBOR Rate          Base Rate        Commitment
Adjusted EBITDA Ratio                            Margin              Margin           Fee Rate
---------------------------                      ----------          ----------       ----------
Greater than or equal to 2.50:1                     2.125%            0.500%           0.500%
Greater than or equal to 2.00:1 but less            1.875%            0.250%           0.375%
than 2.50:1
Greater than or equal to 1.50:1 but less            1.750%            0.000%           0.250%
than 2.00:1
Less than 1.50:1                                    1.625%            0.000%           0.125%


The applicable LIBOR Rate Margin, the applicable Base Rate Margin and the applicable Commitment Fee Rate shall be adjusted, to the extent applicable, two Business Days after delivery of the financial statements required by subsection 7.01(a) or 7.01(b), as applicable, and the related Compliance Certificate required by subsection 7.02(b) after the end of each fiscal quarter (the "Current Fiscal Quarter") based on the Consolidated Funded Debt to Consolidated Adjusted EBITDA Ratio, as of the last day of the Current Fiscal Quarter; it being understood that if the Company fails to deliver the financial statements required by subsection 7.01(a) or 7.01(b), as applicable, and the related Compliance Certificate required by subsection 7.02(b) by the 45th day after any fiscal quarter, the highest margins and fee rates set forth in the applicable table above shall apply until such financial statements and Compliance Certificate are delivered. The initial applicable LIBOR Rate Margin, the initial applicable Base Rate Margin and the initial applicable Commitment Fee Rate shall be based on the Compliance Certificate delivered by the Company pursuant to subsection 5.01(l).

                                  SCHEDULE 2.01
                                   COMMITMENTS
                               AND PRO RATA SHARES


Schedule 2.01(a)
----------------------------------------------------------------------------------------------------------
                                                               Commitment                 Pro Rata Share
----------------------------------------------------------------------------------------------------------
                                                                        Term Loan Commitment
----------------------------------------------------------------------------------------------------------
Bank of America, N.A.                                            $5,787,402                        55.12%
----------------------------------------------------------------------------------------------------------
Banque Nationale de Paris                                        $2,066,929                        19.69%
----------------------------------------------------------------------------------------------------------
City National Bank                                               $1,653,543                        15.75%
----------------------------------------------------------------------------------------------------------
Greater Bay Bank                                                   $992,126                         9.45%
----------------------------------------------------------------------------------------------------------
                                                                        Revolving Loan Commitment
----------------------------------------------------------------------------------------------------------
Bank of America, N.A.                                           $29,212,598                        55.12%
----------------------------------------------------------------------------------------------------------
Banque Nationale de Paris                                       $10,433,071                        19.69%
----------------------------------------------------------------------------------------------------------
City National Bank                                               $8,346,457                        15.75%
----------------------------------------------------------------------------------------------------------
Greater Bay Bank                                                 $5,007,874                         9.45%
----------------------------------------------------------------------------------------------------------
                                                                          Swing Line Loan Commitment
----------------------------------------------------------------------------------------------------------
Bank of America, N.A.                                            $3,000,000                          100%
----------------------------------------------------------------------------------------------------------


Schedule 2.01(b)
----------------------------------------------------------------------------------------------------------
                                                                  Commitment             Pro Rata Share
----------------------------------------------------------------------------------------------------------
                                                                        Term Loan Commitment
----------------------------------------------------------------------------------------------------------
Bank of America, N.A.                                            $6,615,384                 44.102560000%
----------------------------------------------------------------------------------------------------------
Banque Nationale de Paris                                        $3,000,000                 20.000000000%
----------------------------------------------------------------------------------------------------------
City National Bank                                               $1,923,077                 12.820513333%
----------------------------------------------------------------------------------------------------------
Greater Bay Bank                                                 $1,538,462                 10.256413333%
----------------------------------------------------------------------------------------------------------
California Federal Bank, A Federal Savings Bank                  $1,923,077                 12.820513333%
----------------------------------------------------------------------------------------------------------
                                                                       Revolving Loan Commitment
----------------------------------------------------------------------------------------------------------
Bank of America, N.A.                                           $27,784,616                 44.102565080%
----------------------------------------------------------------------------------------------------------
Banque Nationale de Paris                                       $12,600,000                 20.000000000%
----------------------------------------------------------------------------------------------------------
City National Bank                                               $8,076,923                 12.820512698%
----------------------------------------------------------------------------------------------------------
Greater Bay Bank                                                 $6,461,538                 10.256409523%
----------------------------------------------------------------------------------------------------------
California Federal Bank, A Federal Savings Bank                  $8,076,923                 12.820512698%
----------------------------------------------------------------------------------------------------------
                                                                      Swing Line Loan Commitment
----------------------------------------------------------------------------------------------------------
Bank of America, N.A.                                            $3,000,000                          100%
----------------------------------------------------------------------------------------------------------


                                  SCHEDULE 6.05
                                   LITIGATION




             Same as Schedule 6.05 of the Original Credit Agreement

                                  SCHEDULE 6.16
                       SUBSIDIARIES AND MINORITY INTERESTS



             Same as Schedule 6.16 of the Original Credit Agreement

                                  SCHEDULE 8.01
                                 PERMITTED LIENS



             Same as Schedule 8.01 of the Original Credit Agreement

                                  SCHEDULE 8.05
                             PERMITTED INDEBTEDNESS



             Same as Schedule 8.05 of the Original Credit Agreement

                                  SCHEDULE 8.08
                             CONTINGENT OBLIGATIONS



             Same as Schedule 8.08 of the Original Credit Agreement

                                 SCHEDULE 11.02
                     OFFSHORE AND DOMESTIC LENDING OFFICES,
                              ADDRESSES FOR NOTICES

BANK OF AMERICA, N.A.,
---------------------
  as Agent

Bank of America, N.A.
Agency Management Service (Mail Code:  WA1-102-16-20)
701 Fifth Avenue
Seattle, Washington  98104-7001
Attention:  Dora A. Brown, Vice President
Telephone:  (206) 358-0101
Facsimile:   (206) 358-0971

AGENT'S PAYMENT OFFICE:
----------------------

Bank of America, N.A.
Agency Administrative Services (Mail Code:  CA4-706-05-09)
1850 Gateway Boulevard
Concord, California 94520
Attention:  Clayton E. Choo
Telephone:  (925) 675-8368
Facsimile:   (925) 675-8500

Account No.:  12331-17060
ABA No. 1210-0035-8
Attention:  Agency Administrative Services
Re:  Vans, Inc.

BANK OF AMERICA, N.A.,
---------------------
  as a Lender

Domestic and Offshore Lending Office:
1850 Gateway Boulevard, Fourth Floor
Concord, California 94520
Notices (other than Borrowing notices and Notices of Conversion/Continuation):
Bank of America, N.A.
[Address]

BANK OF AMERICA, N.A.,
---------------------
  as Issuing Lender

Address for Notices:
International Trade
Banking Division #5655
333 S. Beaudry Ave., 19th Floor
Los Angeles, CA  90017

BANQUE NATIONAL de PARIS,
------------------------
  as a Lender and as an Issuing Lender

180 Montgomery Street
San Francisco, CA  94104

CITY NATIONAL BANK,
------------------
  as a Lender

Address for Notices:
400 North Roxbury Drive
Beverly Hills, CA  90210
Attention:  Fernando Buesal

GREATER BAY CORPORATE FINANCE, a Division of
--------------------------------------------
Cupertino National Bank and Trust,
---------------------------------
  as a Lender

1255 Treat Blvd., Suite 160
Walnut Creek, CA  94596

CALIFORNIA FEDERAL BANK, A Federal Savings Bank as a Lender

24221 Calle De La Louisa, Suite 204
Laguna Hills, CA 92653
Attention:  Julie R. Weis

                              EXHIBITS A THROUGH K



    Same as Exhibits A through K attached to the Original Credit Agreement.